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As filed with the Securities and Exchange Commission on August 9, 2004.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HERBST GAMING, INC.
(Exact name of registrant as specified in its charter)

NEVADA	7990	88-0446145
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3440 West Russell Road
Las Vegas, Nevada 89118
(702) 889-7695
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Edward J. Herbst
Chairman of the Board and Chief Executive Officer
3440 West Russell Road
Las Vegas, Nevada 89118
(702) 889-7695
(Name, address, including zip code, and
telephone number, including area code, of agent for service)

with a copy to:

John N. Brewer, Esq. Kummer Kaempfer Bonner & Renshaw 3800 Howard Hughes Parkway, 7th Floor Las Vegas, Nevada 89109 (702) 792-7000	Sean T. Higgins, Esq. Herbst Gaming, Inc. 3440 West Russell Road Las Vegas, Nevada 89118 (702) 889-7695

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

8 1/8% Series B Senior Subordinated Notes Due 2012	$160,000,000	100%	$160,000,000	$20,272

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), determines.

TABLE OF ADDITIONAL REGISTRANTS

        Each of the following subsidiaries of Herbst Gaming, Inc. and each other subsidiary that is or becomes a guarantor of the securities registered hereby, is hereby deemed to be a registrant.

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.	Address, including zip code, and telephone number, of principal executive offices
Cardivan Company	Nevada	7990	88-0093977	3440 W. Russell Road, Las Vegas, NV 89118 (702) 889-7695
Corral Coin, Inc.	Nevada	7990	88-0102410	3440 W. Russell Road, Las Vegas, NV 89118 (702) 889-7695
Corral Country Coin, Inc.	Nevada	7990	88-0269476	3440 W. Russell Road, Las Vegas, NV 89118 (702) 889-7695
E-T-T Enterprises L.L.C.	Nevada	7990	88-0380213	3440 W. Russell Road, Las Vegas, NV 89118 (702) 889-7695
E-T-T, Inc.	Nevada	7990	88-0314675	3440 W. Russell Road, Las Vegas, NV 89118 (702) 889-7695
Flamingo Paradise Gaming, LLC	Nevada	7990	88-0446131	3440 W. Russell Road, Las Vegas, NV 89118 (702) 889-7695
Market Gaming, Inc.	Nevada	7990	88-0314674	3440 W. Russell Road, Las Vegas, NV 89118 (702) 889-7695

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 9, 2004

PROSPECTUS

HERBST GAMING, INC.

$160,000,000
OFFER TO EXCHANGE
8 1/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2012
WHICH HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
FOR
ANY AND ALL OUTSTANDING
8 1/8% SERIES A SENIOR SUBORDINATED NOTES DUE 2012

THE EXCHANGE OFFER

        We are offering to exchange Herbst Gaming Inc.'s $160,000,000, aggregate principal amount 8 1/8% Series B Senior Subordinated Notes due 2012 for any and all outstanding $160,000,000, aggregate principal amount 8 1/8% Series A Senior Subordinated Notes due 2012 that are tendered in accordance with the procedures described in this prospectus and not withdrawn. You may withdraw tendered Series A notes at any time before the expiration of the exchange offer.

        The exchange offer is not conditioned upon a minimum aggregate principal amount of outstanding notes being tendered. The exchange offer, however, is subject to certain conditions including that it not violate applicable laws or any applicable interpretation of the staff of the Securities and Exchange Commission.

        Each broker-dealer that receives new securities pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities.

        If the broker-dealer acquired the old securities as a result of market-making or other trading activities, such broker-dealer may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of new securities.

        The exchange offer will expire at 5:00 p.m., New York City time, on            , 2004, unless extended.

        You should carefully consider the risk factors beginning on page 12 of this prospectus before participating in the exchange offer.

THE SERIES B NOTES

        The terms of the Series B notes to be issued in the exchange offer are identical to the outstanding Series A notes, except that we have registered the Series B notes with the Securities and Exchange Commission. In addition, the Series B notes will not be subject to the transfer restrictions applicable to the Series A notes. We will not apply for listing any of the Series B notes on any securities exchange or arrange for them to be quoted on any quotation system.

        Interest on the Series B notes will accrue from                        , 2004 or, if later, from the most recent date of payment of interest on the Series A notes, at the rate of 8 1/8% per year, payable semiannually on June 1 and December 1 of each year.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        None of the Nevada Gaming Commission, the Nevada Gaming Control Board or any other gaming authority has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus.

The date of this prospectus is                        , 2004

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting and other information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We file reports and other information with the SEC. Such reports and other information filed by us pursuant to the Exchange Act may be inspected and copied at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a site on the World Wide Web containing reports, proxy materials, information statements and other items. The address is www.sec.gov.

        We make available free of charge on or through our website, www.herbstgaming.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

        Information with respect to us also may be obtained from us at 3440 West Russell Road, Las Vegas, Nevada 89118, Attention: Mary E. Higgins, Chief Financial Officer, or by telephone at (702) 889-7695.

        TO OBTAIN TIMELY DELIVERY OF INFORMATION, WE MUST RECEIVE YOUR REQUEST NO LATER THAN FIVE (5) BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus that relate to matters that are not historical facts that we refer to as "forward-looking statements" regarding, among other things, our business strategy, our prospects and our financial position. These statements may be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "intends," "may," "will," "should" or "anticipates" or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. Forward-looking statements in this prospectus include, among other things, statements concerning:

  •
  projections of future results of operations or financial condition;

  •
  expectations for our route operations and our casino properties; and

  •
  expectations of the continued availability of capital resources.

        Any forward-looking statement made by us necessarily is based upon a number of estimates and assumptions that, while considered reasonable by us, is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, and are subject to change. Actual results of our operations may vary materially from any forward-looking statement made by or on our behalf. Forward-looking statements should not be regarded as a representation by us or any other person that the forward-looking statements will be achieved. Undue reliance should not be placed on any forward-looking statements. Some of the contingencies and uncertainties to which any forward-looking statement contained herein is subject include, but are not limited to, the following:

  •
  The success of our route operations is dependent on our ability to renew our contracts.

  •
  Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the indenture.

i

  •
  We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

  •
  Our indebtedness imposes restrictive covenants on us.

  •
  We may experience a loss of market share due to intense competition.

  •
  We face extensive regulation from gaming and other government authorities.

  •
  Changes to applicable tax laws could have a material adverse effect on our financial condition.

  •
  Our operations could be adversely affected due to the adoption of anti-smoking regulations.

  •
  We depend upon our key employees and certain members of our management.

  •
  Our executive officers and members of our board of directors own 100% of Herbst Gaming and could have interests that conflict with yours.

  •
  Our business relies heavily on certain markets and an economic downturn in these markets could have a material adverse effect on our results.

        All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

NON-GAAP FINANCIAL MEASURES

        Consolidated EBITDA and the related ratios presented in this prospectus are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles. Consolidated EBITDA is not a measurement of our financial performance under generally accepted accounting principles and should not be considered as alternative to net income, operating income or any other performance measures derived in accordance with generally accepted accounting principles, or as an alternative to cash flow from operating activities as a measure of our liquidity.

        Consolidated EBITDA consists of net income (loss) plus depreciation and amortization, interest expense, net of capitalized interest, pre-opening expenses and loss on early retirement of debt. Consolidated EBITDA is presented because it is used as a supplemental performance measure to analyze the performance of our business and because it is frequently used by securities analysts, investors and others in evaluation of companies in our industry, substantially all of which present EBITDA when reporting their results.

        We use Consolidated EBITDA, subject to certain adjustments, as a measure used in debt covenants in our debt agreements. Our senior credit facility also uses Consolidated EBITDA, subject to certain adjustments, to measure our compliance with debt covenants. We also use EBITDA to evaluate and price potential acquisition candidates. We believe EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

ii

        EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under generally accepted accounting principles. Some of these limitations are:

  •
  EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

  •
  EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

  •
  other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

        Because of these limitations, Consolidated EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our generally accepted accounting principles results and using Consolidated EBITDA only supplementally. See our consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

iii

PROSPECTUS SUMMARY

        This summary highlights some of the information in the prospectus. This summary, however, is not complete and may not contain all the information that may be important to you. You should read this entire prospectus and the documents we have referred you to carefully before you decide whether to participate in the exchange offer. In this prospectus, the term "notes" refers to both the Series A notes and the Series B notes. Unless the context otherwise indicates and except with respect to any description of the notes, reference to "we," "us" and "our" are to Herbst Gaming, Inc. and its subsidiaries, taken as a whole.

Herbst Gaming, Inc.

        We are a gaming company that currently owns and operates approximately 8,400 slot machines throughout the State of Nevada. We are one of the largest slot machine operators in Nevada. Our business is divided into two segments—slot route operations and casino operations. Our route operations involve the exclusive installation and operation of slot machines in certain strategic, high traffic, non-casino locations, such as grocery stores, drug stores, convenience stores, bars and restaurants. Our casino operations include the ownership and operation of Terrible's Hotel & Casino in Las Vegas, as well as four other small casinos in southern Nevada operated under the Terrible's name. Our business has grown, in part, through the acquisition of the assets of the slot route business of Anchor Coin in February 2003, which added approximately 1,100 slots to our slot route business.

Route Operations

        Our route operations involve the exclusive installation and operation of slot machines in chain store and street account locations. We define chain stores as grocery stores, drug stores, merchandise stores and convenience stores, with more than five locations. Our chain store contracts are primarily with large, national retailers, such as Albertsons, Vons, Safeway, SavOn, Smith's, Kmart and Rite Aid, as well as Terrible Herbst gas stations and convenience stores. Street accounts include local bars, restaurants and non-chain convenience stores. Nevada law limits slot route operations to certain types of non-casino locations including bars, taverns, saloons, convenience stores, grocery stores, drug stores and airports. Most locations are limited to offering no more than 15 slot machines.

        We generally enter into two types of route contracts—one is a space lease arrangement and the other is a revenue-sharing arrangement. Under space lease arrangements, which we principally enter into with chain stores, we pay a fixed monthly fee for each location in which we place slot machines. Under revenue-sharing arrangements, which we typically enter into with street accounts, we pay the location owner a percentage of the revenues generated by our slot machines located at that particular street account. In order to enter into a revenue-sharing arrangement, the location owner must hold a gaming license. Both space lease and revenue-sharing arrangements typically involve long-term contracts that provide us with the exclusive right to install our slot machines at particular locations. In the case of chain stores, our contracts give us the exclusive right to install slot machines at stores opened in the future.

        Through the acquisition of the slot route business of Anchor Coin in February 2003 and organic growth, we have grown route EBITDA and route operating income from $32.8 million and $23.3 million, respectively, in the year ended December 31, 2002 to $48.7 million and $30.8 million, respectively, for the year ended December 31, 2003. In addition, route EBITDA and route operating income have increased from $11.1 million and $7.5 million, respectively, in the three months ended March 31, 2003 to $14.3 million and $9.3 million, respectively, for the three months ended March 31, 2004.

Casino Operations

        Our casino operations consist of owning and operating casinos in Nevada that focus on local customers, with an emphasis on slot play. The following table summarizes our casinos:

		Number of
Property	Location	Slot Machines	Table Games	Hotel Rooms	Additional Amenities
Terrible's Hotel & Casino	Las Vegas	775	8	373	Race and sports book
Terrible's Town Casino	Pahrump	389	6	—	Race and sports book
Terrible's Lakeside Casino & RV Park	Pahrump	257	—	159 RV spaces	Seasonal sports book 232-seat bingo facility 7-acre lake
Terrible's Casino & Bowl	Henderson	99	—	—	16-lane bowling alley
Terrible's Searchlight Casino	Searchlight	75	—	—	—

Total		1,595	14

        We have grown casino EBITDA and operating income from $14.4 million and $8.5 million, respectively, in the year ended December 31, 2002 to $16.3 million and $10.3 million, respectively, for the year ended December 31, 2003. Additionally, casino EBITDA and operating income have increased from $4.8 million and $3.2 million, respectively, for the three months ended March 31, 2003 to $6.2 million and $4.7 million, respectively, for the three months ended March 31, 2004.

Business Strategy

        Our business strategy focuses on attracting and fostering repeat business from local gaming patrons in both our route and casino operations. Local patrons are typically sophisticated gaming customers who seek convenient locations, high payouts and a pleasant atmosphere. Because local gaming consumers represent high potential repeat business, generating customer satisfaction and loyalty is a critical component of our strategy.

Marketing

        Our marketing efforts seek to capitalize on the strong brand recognition and high level of quality and value associated with the Terrible Herbst trade name and its cowboy logo, which are used in 69 gasoline stations and convenience stores in southern Nevada and 10 gasoline stations and convenience stores in California and Arizona. The Terrible Herbst brand is prominently displayed in our route and casino operations. For this reason, in 2001, we licensed the Terrible Herbst trade name from Terrible Herbst, Inc., a related party, for a term of ten years. Subject to mutual consent, we may extend the term of the agreement for two successive 5-year periods.

        In addition, we have implemented a unique players club that rewards customers with points for playing at our route and casino locations as well as for purchases made at Terrible Herbst gas stations and convenience stores in the Las Vegas area. Points may be redeemed for cash as well as free or discounted rooms, food or other goods or services provided at any such location.

Route Operations

        We believe our route patrons choose to play slot machines near their homes. We attract these players by installing state-of-the-art slot machines with popular games, by offering a high level of customer service and providing an attractive, comfortable atmosphere at our route locations.

        We actively manage our route locations using the same techniques utilized by casino operators. For example, we extend patrons' slot play by offering free snacks and beverages at some of our route locations. We place our gaming machines in locations where they will receive maximum customer traffic, generally near a store's entrance. In addition, we utilize a game tracking system and other technology to monitor the play of our patrons. Upon reviewing and analyzing our customer play, we adjust the types of games available. By providing the most desirable mix of games at our locations, we have been able to increase the win per day at our route locations.

Casino Operations

        Our casino operations strategy is to offer high quality gaming, hotel and dining experiences at affordable prices. Our primary target market consists of value oriented local middle-market gaming patrons who gamble frequently. We believe that we attract our targeted customers and that they return to our casinos because of our convenient locations, great food, ample parking, friendly employees and high slot machine payout rates.

Market

        We target local customers and capitalize on Nevada's strong demographic trends. Nevada is, and has been for the last several years, one of the fastest growing states in the United States and has enjoyed a strong economy and demographics that include an increasing number of retirees and other active gaming patrons. During 2003, Clark County, Nevada was one the fastest growing counties in the country. We have benefited from Nevada's growth and locals' propensity to engage in gaming as a leisure activity.

Recent Events

        On July 20, 2004, we entered into a definitive agreement to purchase the riverboat casino assets of Grace Entertainment Inc. for a cash purchase price of approximately $287 million. These assets include the St. Jo Frontier Casino located in St. Joseph, Missouri, which contains 514 slot machines and 16 table games, the Mark Twain Casino, located in La Grange, Missouri, which contains 504 slot machines and 17 table games, and the Lakeside Casino Resort in Osceola, Iowa, which contains 921 slot machines, 33 table games and an adjacent 60 room all-suite hotel. Closing of the purchase of the riverboat casino assets is conditioned upon, among other things, our obtaining all applicable governmental approvals, including approvals from the Iowa Racing and Gaming Commission and the Missouri Gaming Commission. We anticipate that our applications for gaming licenses in Iowa and Missouri will be filed with the respective authorities before August 20, 2004 and considered by the respective authorities within nine months thereafter.

        We have received a financing commitment to fund the purchase price of the riverboat casino assets, subject to normal and customary closing conditions. The commitment expires, at the latest, on June 30, 2005. No assurance can be given that we will be successful in obtaining the necessary gaming licenses to operate the riverboat casinos from the Iowa Racing and Gaming Commission and the Missouri Gaming Commission, as applicable, or obtain the necessary financing prior to the commitment expiration.

        On June 11, 2004 we issued the Series A notes in the aggregate principal amount of $160.0 million. In addition, on June 10, 2004, we entered into a $150.0 million credit facility that was comprised of a $90.0 million revolving credit facility and a $60.0 million term loan. The aggregate of the net proceeds from the sale of the Series A notes, approximately $158.9 million, the $60.0 million term loan, $34.0 million of the revolving credit facility and $10.1 million cash were used to purchase $210.9 million in principal amount of the Company's outstanding 10 3/4% senior secured notes due 2008, pay a $15.0 million dividend to our stockholders and provide for the expenses of the Series A notes offering. Following the purchase of the 10 3/4% senior secured notes and the cancellation of the $2.0 million in principal amount of the senior secured notes purchased by us in 2003, approximately $4.1 million of the senior secured notes remained outstanding. During the second quarter of 2004, the

Company recorded a charge to earnings of $38.0 million in connection with the early retirement of the 10 3/4% senior secured notes purchased and cancelled by the Company.

        In connection with the tender for the outstanding 10 3/4% senior secured notes due 2008, the Company solicited and obtained the consent of the holders of the 10 3/4% senior secured notes due 2008 to amend the indenture governing the 10 3/4% senior secured notes due 2008 to eliminate substantially all of the restrictive covenants and certain of the events of default. The amendment to the indenture was approved by a sufficient number of the holders of the Company's senior secured notes and was effective as of June 11, 2004. The Company paid approximately $242.1 million in connection with the tender offer and consent solicitation.

        Our principal executive offices are located at 3440 West Russell Road, Las Vegas, NV 89118 and our telephone number is (702) 889-7695. Herbst Gaming's website is http://www.herbstgaming.com. Any Internet addresses provided in this prospectus are for information purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these Internet addresses is included herein.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

Background of the Series A Notes	On June 11, 2004, we issued $160.0 million aggregate principal amount of our 8 1/8% Senior Subordinated Notes due 2012 to Lehman Brothers Inc., Banc of America Securities LLC, Piper Jaffray & Co., Wells Fargo Securities, LLC and Comerica Securities, Inc. in a private placement. We refer to Lehman Brothers Inc., Banc of America Securities LLC, Piper Jaffray & Co., Wells Fargo Securities, LLC and Comerica Securities, Inc. as the "initial purchasers." The initial purchasers then sold the notes to qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act. Because they have been sold pursuant to exemptions from registration under the Securities Act, the Series A notes are subject to transfer restrictions. In connection with the issuance of the Series A notes, we entered into a registration rights agreement with the initial purchasers in which we agreed to file with the Commission a registration statement covering the Series B notes, use our best efforts to cause the registration statement to become effective under the Securities Act, and upon effectiveness of the registration statement or prior to the 30th business day after the registration statement has become effective, complete the exchange offer.
The Exchange Offer
We are offering to exchange up to $160,000,000 principal amount of Series B notes for an identical principal amount of Series A notes. Series A notes may be exchanged only in $1,000 increments. The terms of the Series B notes are identical in all material respect to the terms of the Series A notes except that the Series B notes have been registered under the Securities Act and will not bear legends restricting their transfer. The Series B notes will evidence the same debt as the Series A notes and will be issued under and entitled to the benefits of the same indenture that governs the Series A notes. Because we have registered the Series B notes, the Series B notes will not be subject to transfer restrictions and holders of Series B notes will have no registration rights.
Resale of Series B Notes
We believe you may offer for resale, resell or otherwise transfer the Series B notes you receive in the exchange offer without further compliance with the registration and prospectus delivery provisions of the Securities Act unless you:
• are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;
• are a broker-dealer who purchased Series A notes directly from us for resale under Rule 144A or Regulation S or any other exemption under the Securities Act;
• acquired the Series B notes other than in the ordinary course of your business; or

• have an arrangement with any person to engage in the distribution of Series B notes.

Each broker-dealer who is issued Series B notes in the exchange offer for its own account in exchange for Series A notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Series B notes issued in the exchange offer. A broker-dealer may use this prospectus for an offer to resell, a resale or any other transfer of the Series B notes issued to it in the exchange offer.
Expiration Date
5:00 p.m., New York City time, on , 2004, unless extended, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. See "The Exchange Offer—Expiration Date; Extensions; Amendments."
Withdrawal Rights
You may withdraw Series A notes you tendered by furnishing a notice of withdrawal to the exchange agent or by complying with DTC's Automated Tender Offer Program System (ATOP) withdrawal procedures at any time before 5:00 p.m. New York City time on the expiration date. See "The Exchange Offer—Withdrawal of Tenders."
Conditions to the Exchange Offer	The exchange offer is subject only to the following conditions:
• the compliance of the exchange offer with applicable securities laws;
• the proper tender of the Series A notes;
• our receipt of certain representations made by the holders of the Series A notes, as described below; and
• no judicial or administrative proceeding shall have been threatened that would limit us from proceeding with the exchange offer.
Representations	By participating in the exchange offer, you will represent to us that, among other things:
• you will acquire the Series B notes you receive in the exchange offer in the ordinary course of your business;
• you are not engaging in and do not intend to engage in a distribution of the Series B notes;
• you do not have an arrangement or understanding with any person to participate in the distribution of the Series B notes; and
• you are not an "affiliate," as defined under Rule 405 of the Securities Act, of ours.

Procedures for Tendering Series A Notes	To accept the exchange offer, you must send the exchange agent either:
• a properly completed and validly executed letter of transmittal; or
• a computer-generated agent's message transmitted pursuant to DTC's ATOP Program; and either
• tendered Series A notes held in certificated form; or
• a timely confirmation of book-entry, transfer of your Series A notes into the exchange agent's account at DTC.
Additional documents may be required if you tender pursuant to the guaranteed delivery procedures described below. For more information, see "The Exchange Offer—Procedures for Tendering."
Tenders by Beneficial Owners
If you are a beneficial owner whose Series A notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and wish to tender those Series A notes in the exchange offer, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. See "The Exchange Offer—Procedures for Tendering."
Guaranteed Delivery Procedures
If you are unable to comply with the procedures for tendering, you may tender your Series A notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer—Guaranteed Delivery Procedures."
Material United States Federal Tax Considerations	See "Material United States Federal Tax Considerations" for a discussion of U.S. federal income tax considerations you should consider before tendering Series A notes in the exchange offer.
Exchange Agent	U.S. Bank National Association is serving as exchange agent for the exchange offer. The address and telephone number for the exchange agent is listed under "The Exchange Offer—Exchange Agent."

SUMMARY OF THE TERMS OF THE SERIES B NOTES

        The terms of the Series B notes to be issued in the exchange offer are identical to the terms of the outstanding Series A notes except that we have registered the Series B notes under the Securities Act. The notes issued in the exchange offer will evidence the same debt as the Series A notes, and both the Series A notes and the Series B notes are governed by the same indenture. We define capitalized terms used in this summary in the "Description of Series B Notes—Certain Definitions" section of this prospectus.

Securities Offered	$160.0 million aggregate principal amount of 8 1/8% Series B Senior Subordinated Notes due 2012 issued under an indenture executed by Herbst Gaming on June 11, 2004. On that date, Herbst Gaming issued and sold $160.0 million of 8 1/8% Senior Subordinated Notes due 2012.
Issuer	Herbst Gaming, Inc.
Guarantees
Our obligations under the notes will be fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by all of our current and future restricted subsidiaries. As of the date of the indenture, all of our subsidiaries will be restricted subsidiaries.
Maturity Date	June 1, 2012
Interest Payment Dates	June 1 and December 1 of each year, with the next interest payment date being December 1, 2004.
Ranking	The notes and the guarantees will be our unsecured senior subordinated obligations. Accordingly, they will rank:

• subordinate in right of payment to all of our and our subsidiary guarantors' existing and future senior indebtedness, including our and our subsidiary guarantors' obligations under our new senior credit facility;
• equal in right of payment with our and our subsidiary guarantors' existing and future senior subordinated indebtedness;
• senior in right of payment to our and our subsidiary guarantors' future subordinated indebtedness; and
• effectively subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries.

As of March 31, 2004, after giving pro forma effect to the offering of Series A notes, the new credit facility, and the tender for our 10 3/4% senior secured notes as if each had occurred on that date, the notes and the subsidiary guarantees would have been subordinated to approximately $98 million of senior debt and we would have had approximately $52 million of available borrowings under our new credit facility. The amount of borrowings available under our new credit facility reflects a reserve of approximately $4 million for the redemption of the 10 3/4% senior secured notes still outstanding and any related interest and premium charges.

Optional Redemption	On or after June 1, 2008, we may redeem some or all of the notes at any time at the redemption prices listed in the section "Description of the Series B Notes—Optional Redemption."

Prior to June 1, 2007, we may redeem up to 35% of the notes with the net proceeds of certain equity offerings at the redemption price set forth under "Description of the Series B Notes—Optional Redemption."
Redemption based on Gaming Laws
The notes are subject to mandatory disposition and redemption requirements following certain determinations by any gaming authority. See "Description of Series B Notes—Mandatory Disposition Pursuant to Gaming Laws."
Mandatory Offers to Repurchase
If we experience specific kinds of changes of control or, under certain circumstances, if we sell assets, we will be required to offer to repurchase the notes at the prices set forth under "Description of Series B Notes—Repurchase at the Option of Holders—Change of Control," "—Asset Sales" and "—Events of Loss."
Certain Covenants	The indenture, among other things, restricts our ability and the ability of our restricted subsidiaries to:
• incur additional indebtedness;
• pay dividends on or purchase our stock;
• make investments;
• incur liens on our assets to secure debt;
• place restrictions on distributions and other payments from our subsidiaries;
• merge or consolidate with another company;
• transfer or sell our assets; and
• enter into transactions with affiliates.
These covenants are subject to exceptions, and certain of our subsidiaries may not be subject to the covenants in the indenture. See "Description of Series B Notes—Certain Covenants."
Use of Proceeds	We will not receive any proceeds upon completion of the exchange offer.
Absence of Established Market for Notes
The new notes are a new issue of securities, and currently there is no market for them. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The initial purchaser of the old notes has advised us that it intends to make a market for the new notes, but it is not obligated to do so. The initial purchaser of the old notes may discontinue any market-making in the new notes at any time in its sole discretion. Accordingly, we cannot assure you that a liquid market will develop for the new notes.

RISK FACTORS

        For a discussion of certain factors that you should consider in connection with your participation in the exchange offer, see "Risk Factors" beginning on page 12 of this prospectus.

Summary Historical Consolidated Financial Data
(in thousands, except ratios)

        We derived the following consolidated financial data as of and for each of the three years ended December 31, 2003 from our audited financial statements. In February 2003, we acquired the slot route assets of Anchor Coin. We derived the following consolidated financial data for the three month periods ended March 31, 2003 and 2004 from our unaudited consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of our results of operations for such periods. The results of operations for the three month periods ended March 31, 2003 and 2004 are not necessarily indicative of the results for the full year. The following table summarizes certain selected consolidated financial data, which you should read in conjunction with our consolidated financial statements and the related notes contained elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        We have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986. Under those provisions, the owners of our company pay income taxes on our taxable income. Accordingly, a provision for income taxes is not included in our financial data.

	Years Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
Statements of operations data:
Net revenues	$233,192	$249,651	$311,975	$71,293	$89,643
Income from operations	20,605	23,682	31,180	8,579	11,227
Interest expense	19,952	18,785	22,932	5,323	5,792
Net income (loss)(1)	(11,964)	5,233	8,209	3,336	5,486
Other financial data:
Route EBITDA	$29,215	$32,791	$48,705	$11,070	$14,309
Casino EBITDA	12,878	14,366	16,322	4,764	6,174
Other and corporate(2)	(6,883)	(7,398)	(9,237)	(1,958)	(2,571)

Consolidated EBITDA(3)	$35,210	$39,759	$55,790	$13,876	$17,912

Net cash provided by operating activities	$14,945	$19,323	$34,997	$5,151	$8,102
Net cash used in investing activities	(2,778)	(8,700)	(74,724)	(60,356)	(3,869)
Net cash provided by (used in) financing activities	3,010	(338)	38,722	45,700	(2,331)
Capital expenditures	3,226	8,442	15,117	2,942	3,567
Depreciation and amortization	14,198	15,741	24,382	5,217	6,634
	As of March 31, 2004
	Actual	As Adjusted(4)
Balance sheet data:
Cash and cash equivalents	$55,932	$45,807
Total assets	235,833	224,946
Total debt(5)	215,237	257,341
Stockholders' equity (deficiency)	4,790	(48,201)

(1)
Includes (a) a charge of $13.0 million in August of 2001 related to the write-off of unamortized financing fees and other costs due to repayment of $143.8 million of our long-term debt in conjunction with the issuance of $170.0 million senior secured notes and (b) a premium of

  $267,000 paid in conjunction with the repurchase of $2.0 million of our senior secured notes in 2003.

(2)
Represents non-gaming revenues and general and administrative expenses.

(3)
The following table provides a reconciliation of consolidated net income (loss) (computed in accordance with GAAP) to Consolidated EBITDA. See "Non-GAAP Financial Measures" for a discussion of certain limitations of EBITDA as a financial measure.

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	(in thousands)
Consolidated net income (loss)	$(11,964)	$5,233	$8,209	$3,336	$5,486
Add: depreciation and amortization	14,198	15,741	24,382	5,217	6,634
Add: interest expense, net of capitalized interest	19,952	18,785	22,932	5,323	5,792
Add: loss on early retirement of debt	13,024	—	267	—	—

Consolidated EBITDA	$35,210	$39,759	$55,790	$13,876	$17,912

(4)
The "As Adjusted" balance sheet data gives effect to (i) the issuance of the Series A notes, (ii) the borrowings on the new credit facility, (iii) the repurchase of our 10 3/4% senior secured notes that were tendered for payment, (iv) the funding of a distribution to our stockholders, (v) the reduction of indebtedness using $10.1 million of cash on hand, (vi) a loss on early retirement of debt consisting of a premium of $31.3 million and the write-off of $6.7 million in debt issuance costs and (vii) related fees and expenses of approximately $5.9 million.

(5)
Total debt consists of the current and long-term portions for all periods presented.

RISK FACTORS

        You should consider carefully each of the following risks and all other information contained in this prospectus before deciding to invest in the Series A notes.

Risks Relating to Our Company

The success of our route operations is dependent on our ability to renew our contracts.

        We conduct our route operations under contracts with third parties. Both contracts with chain and street customers are renewable at the option of the owner of the respective chain store or street account. As our route contracts expire, we are required to compete for renewals. All of the contracts will expire prior to maturity of the notes. Although we have historically been able to renew our contracts, if we are unable to renew a material portion of our route contracts because our competitors offer more favorable terms or for any other reason, our business, financial condition and results of operations would be adversely affected. We cannot assure you that our current chain or street contracts will be renewed. Our chain store contracts collectively account for more than approximately 45% of our revenues. If we are unable to renew any of these contracts, our business, financial condition and results of operations could be materially affected.

We may experience a loss of market share due to intense competition.

        The gaming industry is highly competitive. If other route operations or casinos operate more successfully, if existing route operations or properties are enhanced or expanded, or if additional route operations or hotels and casinos are established in and around the locations in which we conduct business, we may lose market share. In particular, the expansion of route operations or casino gaming in or near any geographic area from which we attract or expect to attract a significant number of our customers could have a material adverse effect on our business, financial condition and results of operations.

We can provide no assurances that our proposed purchase of the riverboat casino assets of Grace Entertainment Inc. will be consummated. In addition, if our purchase is completed, the failure to achieve the anticipated benefits of such transaction could adversely impact our business.

        On July 20, 2004, we entered into definitive purchase agreements pursuant to which we will purchase substantially all of the riverboat casino assets of Grace Entertainment. The acquisition of substantially all of the riverboat casino assets of Grace Entertainment Inc., if completed, will be the largest acquisition we have completed and the complex process of integrating the acquired assets will require significant resources. Failure to achieve the anticipated benefits of the purchase or to successfully integrate the operations could harm our business and results of operations.

        We will incur significant costs and commit significant management time in integrating operations, information, communications and other systems, among other items. The integration of these businesses will cause us to incur cash outflows in completing the integration process, such as fees and expenses of professionals and consultants involved in completing the integration process, integrating technology, and other transaction costs associated with the purchase, including financial advisor, attorney, accountant and other fees.

        We expect the transaction to be completed in six to nine months. However, because the sale is subject to obtaining gaming and other approvals and customary closing conditions, the transaction may not close in such time period, or at all.

If we are unable to finance our acquisition of the riverboat casino assets of Grace Entertainment Inc. as well as other capital expenditures through cash flow, borrowings under our credit facility and additional financings, our expansion efforts will be jeopardized.

        We have received a financing commitment to fund the purchase price of the riverboat casino assets. The commitment expires, at the latest, on June 30, 2005. No assurance can be given that we will be successful in obtaining the necessary financing prior to the commitment expiration. Financing may not be available on acceptable terms, in a timely manner or at all. In addition, our existing indebtedness contains certain restrictions on our ability to incur additional indebtedness. If we are unable to secure additional financing, we could be forced to limit or suspend our acquisition, which may adversely affect our business, financial condition or results of operations.

The completion of our acquisition of the riverboat casino assets of Grace Entertainment Inc. is subject to the review process of government entities that could delay or prevent completion of the transaction, or result in the imposition of conditions that could have an adverse effect on our operations.

        The completion of our acquisition of the riverboat casino assets of Grace Entertainment Inc. is conditioned upon the expiration and termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the approval of state gaming authorities. A failure to obtain satisfactory approvals or the imposition of unfavorable terms or conditions by government entities could delay or prevent completion of the acquisition or have an adverse effect on our business or financial condition or results of operations.

Changes to applicable tax laws could have a material adverse effect on our financial condition.

        We pay substantial taxes and fees in connection with our operations as a gaming company. From time to time, federal, Nevada state and local legislators and other government officials have proposed and adopted changes in tax laws, or in the administration of those laws affecting the gaming industry. It is not possible to determine the likelihood of changes in tax laws or in the administration of those laws. Changes to applicable tax laws, if adopted, could have a material adverse effect on our business, financial condition and results of operations. For example, during the 2003 Nevada state legislative session, there was an increase in the payroll taxes to 0.7% of payroll, an increase of the gross casino gaming taxes from 6.25% to 6.75%, as well as a 33% increase in fees imposed on the operation of slot machines located in a restricted location (15 machines or less).

Our operations could be adversely affected due to the adoption of anti-smoking regulations.

        There is currently an initiative petition circulating in the State of Nevada which would prohibit smoking in indoor places of employment including, but not limited to, grocery stores and restaurants. In order to get this initiative on the ballot in 2006, the proponents of this petition must collect a sufficient number of signatures for verification by the Nevada Secretary of State in November 2004 and obtain legislative approval of the ballot question in 2005. New anti-smoking laws, if adopted, could have a material adverse effect on our business, financial condition and results of operation.

We face extensive regulation from gaming and other government authorities.

        As owners and operators of gaming facilities, we are subject to extensive Nevada state and local regulation. Nevada state and local government authorities require us and our subsidiaries to obtain gaming licenses and require our officers and key employees to demonstrate suitability to hold gaming licenses. The Nevada state and local government authorities may limit, condition, suspend or revoke a license for any cause deemed reasonable by the respective licensing agency. They may also levy substantial fines against us or our subsidiaries or the individuals involved in violating any gaming laws or regulations. Furthermore, the Nevada Gaming Commission could request that a state court appoint a supervisor to operate any non-restricted gaming establishment operated by us if the licenses held by us are revoked, suspended or otherwise lapse. In such extraordinary circumstances, earnings generated by gaming operations during a supervisor's appointment (except for reasonable rental value) could be forfeited to the State of Nevada. The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

        Any future public offering of debt or equity securities by Herbst Gaming will require review of and prior approval by the Nevada Gaming Commission, including the exchange offer contemplated by the registration rights agreement.

        We are subject to a variety of other rules and regulations, including zoning, environmental, construction and land-use laws and regulations governing the serving of alcoholic beverages. Any changes to these laws could have a material adverse effect on our business, financial condition and results of operations.

        From time to time, legislators and special interest groups have proposed legislation that would expand, restrict or prevent gaming operations in the jurisdictions in which we operate. Any such change to the regulatory environment or the adoption of new federal, state or local government legislation could have a material adverse effect on our business.

We depend upon our key employees and certain members of our management.

        Our success is substantially dependent upon the efforts and skills of Edward J. Herbst, our chairman of the board, chief executive officer and president, and Mary E. Higgins, our chief financial officer. We have entered into employment agreements with Mr. Herbst and Ms. Higgins through 2006. If we were to lose the services rendered by either of them, our operations could be adversely affected. In addition, we compete with other potential employers for employees, and we may not succeed in hiring and retaining the executives and other employees that we need. An inability to hire quality employees could have a material adverse effect on our business, financial condition and results of operations.

Our executive officers and members of our board of directors own 100% of the company and could have interests that conflict with yours.

        Edward, Timothy and Troy Herbst own all of the outstanding stock of Herbst Gaming. This concentration of ownership gives them the power to control the outcome of all matters requiring stockholder approval, including the election of all directors, and will give them the power to hinder or delay a change of control of Herbst Gaming. In addition, Edward, Timothy and Troy Herbst are all officers and directors of Terrible Herbst, Inc., a company owned by parties related to us. We currently engage in transactions with Terrible Herbst, Inc. and plan to continue to do so in the future. These related-party transactions could lead to potential conflicts of interest. See "Certain Relationships and Related Transactions."

Our business relies heavily on certain markets and an economic downturn in these markets could have a material adverse effect on our results.

        Our business depends on our customers living principally in southern Nevada, an area that has recently experienced significant population growth. We cannot be certain that this growth will continue. Our business is dependent on Nevada's economy particularly the economy of southern Nevada. An economic downturn in southern Nevada could have a material adverse effect on our operating results. In addition, there can be no assurance that the economy in southern Nevada will continue to grow.

        Our properties use significant amounts of electricity, natural gas and other forms of energy. While no shortages of energy have been experienced, the substantial increases in the cost of electricity, natural gas and gasoline in the United States in general, and in southern Nevada may negatively affect our operating results. In addition, further energy price increases in southern Nevada could result in a decline in disposable income of potential customers and a corresponding decrease in visitation and spending at our route and casino operations, which could negatively impact revenues.

        Gaming industry revenues are sensitive to general economic conditions and are influenced by consumer confidence in the economy and other factors. The terrorist attacks of September 11, 2001, ongoing terrorist and war activities in the United States and elsewhere generally have had a negative impact on leisure expenditures, including gaming. An extended period of reduced discretionary spending could significantly harm our operations and we may not be able to lower our costs rapidly enough, or at all, to offset a decrease in revenues.

We may be unable to obtain slot machines or related technology from our third party supplier on a timely, cost-effective basis.

        We currently primarily rely on International Game Technology for our supply of slot machines and related technology, which are only available from a limited number of suppliers. We cannot assure you that we can obtain slot machines or related technology on a cost-effective basis. As a result, we may be forced to incur significant unanticipated costs to secure alternative third party suppliers or adjust our operations.

Risks Relating to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the indenture.

        After completion of (i) the Series A notes offering, (ii) the borrowings under our new credit facility, (iii) the repurchase of our 10 3/4% senior secured notes that were tendered for payment, (iv) the funding of a distribution to our stockholders, (v) the reduction of indebtedness using $10.1 million of cash on hand, (vi) an estimated loss on early retirement of debt and (vii) related fees and expenses as of the dates or for the periods specified below, we have a significant amount of indebtedness. The following chart shows certain important statistics and is presented on an as adjusted basis.

	As Adjusted as of and for the
	Year ended December 31, 2003	Three Months ended March 31, 2004
	(dollars in thousands)
Long-term debt, including current portion	$215,269	$257,341
Stockholders' deficiency	1,554	(48,201)
Ratio of earnings to fixed charges	1.3x	2.6x

        Our substantial indebtedness could have important consequences. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the indenture governing the notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, competitive pressures and changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

        Furthermore, all of our indebtedness under our senior credit facility will bear interest at variable rates. If these rates were to increase significantly, our ability to borrow additional funds may be reduced and the risks related to our substantial indebtedness would intensify. See "Description of Other Indebtedness."

If interest rates rise the amount of interest paid by us under our credit facility will increase.

        Simultaneously with the closing of the Series A notes offering, we entered into a $150.0 million credit facility. The interest paid by us under this credit facility is based on a floating or variable rate. We cannot predict the interest rate environment or guarantee that interest rates will not rise in the near future. Based upon the amount of current borrowings, a 1.0% increase in interest rates would result in an approximate $940,000 annual increase in interest expense. Should interest rates rise significantly, our ability to satisfy our obligations under the indenture will be adversely affected.

Despite our significant indebtedness, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks described above.

        We will have the right to incur substantial additional indebtedness in the future. The terms of our credit facility and the indenture governing our indebtedness restrict, but do not prohibit us from doing so. Subject to satisfying the conditions for borrowing under our credit facility, we could borrow up to the committed amount in full. All existing and future borrowings under our credit facility will be senior to the notes and the subsidiary guarantees. Under the instruments governing our debt, we are permitted to incur substantial additional debt that ranks senior to the notes. If new debt is added to our current debt levels, the related risks that we now face could intensify.

We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, and to fund our operations will depend upon our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. In addition, if we consummate significant acquisitions in the future, our cash requirements may increase significantly. If we are unable to generate sufficient cash flow and are unable to refinance or extend outstanding borrowings, we may have to:

  •
  reduce or delay planned expansion and capital expenditures;

  •
  sell assets;

  •
  restructure debt; or

  •
  raise additional capital.

        Furthermore, we may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

Your right to receive payments on notes or under the subsidiary guarantees will be junior to our senior debt, including our credit facility.

        The notes and subsidiary guarantees are unsecured and will be junior in right of payment to all of our and our subsidiary guarantors' existing and future senior debt, including any amounts we borrow under our credit facility. In the event of a bankruptcy, liquidation or reorganization or similar proceeding involving us, or our subsidiaries, our assets and those of our subsidiaries will be available to satisfy the obligations under any secured debt, as well as any senior debt, before any payments are made on the notes.

        On a pro forma basis for the transactions set forth under "Use of Proceeds" as if each had occurred on March 31, 2004, we would have had approximately $98 million of senior debt outstanding. In addition, approximately $52 million would have been available to borrow under our credit facility. The amount of borrowings available under our new credit facility reflects a reserve of approximately $4 million for the redemption of the 10 3/4% senior secured notes still outstanding and any related interest and premium charges.

In addition to being junior to our credit facility and our other senior debt, the notes will not be secured by any of our assets and your right to enforce remedies will be limited by the rights of holders of secured debt.

        In addition to being subordinated to all of our existing and future debt, other than trade payables and any debt that expressly provides that it ranks equal with or junior in right of payment of the notes, the notes will not be secured by any of our assets. Our obligations under our credit facility are secured by liens on substantially all of our assets. If we become insolvent or are liquidated, or if payment under our credit facility is accelerated, the lenders under our credit facility will be entitled to exercise the remedies available to a secured lender under applicable law and the credit facility. Accordingly, such lenders will have a prior claim with respect to such assets and there may not be sufficient assets remaining to pay amounts due on the notes then outstanding.

Our indebtedness imposes restrictive covenants on us.

        Our credit facility and the indenture governing the notes impose operational and financial restrictions on us and our subsidiaries. The restrictions imposed under these debt instruments will include, among other obligations, limitation on our and our subsidiaries' ability to:

  •
  incur additional debt;

  •
  make payments on subordinated obligations;

  •
  make dividends or distribution and repurchase stock;

  •
  make investments;

  •
  grant liens on our property to secure debt;

  •
  enter into certain transactions with affiliates;

  •
  sell assets or enter into mergers or consolidations;

  •
  sell equity interests in our subsidiaries;

  •
  create dividend and other payment restrictions affecting subsidiaries;

  •
  change the nature of our lines of business;

  •
  make capital expenditures; and

  •
  designate restrictions and unrestricted subsidiaries.

        Our credit facility imposes various customary affirmative covenants on us and our subsidiaries, including among others, reporting covenants, covenants to maintain insurance, comply with laws, maintain properties and other covenants customary in senior credit financings of this type. In addition, our new credit facility will require us to comply with various restrictive financial covenants, including interest coverage ratio and debt to operating cash flow ratio, and capital spending limits.

        Our ability to comply with these provisions may be affected by general economic conditions, industry conditions, and other events beyond your control. As a result, we cannot assure you that we will be able to comply with these covenants. Our failure to comply with the covenants contained in the instruments governing our indebtedness, including our credit facility and the indenture governing the notes, including failure as a result of events beyond our control, could result in an event of default, which could materially and adversely affect our operation results and our financial condition.

        If there were an event of default under one of our debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable, subject to applicable grace periods. This could trigger cross-defaults under our other debt instruments, including the notes. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments, including the notes, if accelerated upon an event of default, or that we would be able to repay, refinance or restructure the payments on any of those debt instruments, including the notes. See "Description of Other Indebtedness" and "Description of Series B Notes."

We may not have the ability to raise the funds necessary to finance a change of control offer required by the indenture and other debt agreements.

        Upon the occurrence of certain change of control events, we will be required to offer to purchase all outstanding notes and certain other outstanding debt. If a change of control were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price for all the notes tendered by the holders or such other indebtedness. Moreover, under the indenture governing the notes, certain important corporate events, such as leverage recapitalizations that would increase the level of our indebtedness, would not constitute a "change of control" and thus would not give rise to any repurchase rights.

        Our credit facility contains, and any future agreements relating to indebtedness to which we become a party may contain provisions restricting our ability to purchase notes or providing that an occurrence of a change of control constitutes an event of default, or otherwise requiring payment of amounts borrowed under those agreements. If a change of control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our then existing lenders and other creditors to the purchase of the notes or could attempt to refinance the indebtedness that contains the prohibition. If we do not obtain such a consent or repay such indebtedness, we would remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

        Thus, there can be no assurance that in the event of a change of control we will have sufficient funds, or that we will be permitted under the terms of our credit facility and any other agreements relating to our indebtedness, to satisfy our obligations with respect to any or all of the tendered notes. See "Description of Notes—Repurchase at the Option of Holders—Change of Control."

You may be required to dispose of or redeem your notes pursuant to gaming laws.

        Nevada and other gaming authorities may require a holder of notes to be licensed, qualified or found suitable under applicable laws and regulations. If you are required to do so and are not licensed, qualified or found suitable, we will have the right, at our option, to require that you dispose of your notes or to redeem your notes. See "Description of the Notes—Mandatory Disposition Pursuant to Gaming Laws."

Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of the notes and require holders to return payments received from subsidiary guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of a subsidiary guarantor if, among other things, the subsidiary guarantor, at the time we incurred the indebtedness evidenced by its guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence; or

  •
  was engaged in a business or transaction for which the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that subsidiary guarantor pursuant to its guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending on the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard. If some or all of the guarantees are voided or subordinated, the value of the collateral securing the notes and the guarantees may be significantly impaired because substantially all of our assets are held by our subsidiaries.

Risks Related to the Exchange Offer

If you do not properly tender your Series A notes, you will continue to hold unregistered Series A notes and your ability to transfer Series A notes will be adversely affected.

        We will only issue Series B notes in exchange for Series A notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Series A notes and you should carefully follow the instructions on how to tender your Series A notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Series A notes. If you do not tender your Series A notes or if we do not accept your Series A notes because you did not tender your Series A notes properly, then, after we consummate the exchange offer, you may continue to hold Series A notes that are subject to the existing transfer restrictions. In addition, if you tender your Series A notes for the purpose of participating in a distribution of the Series B notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Series B notes. If you are a broker-dealer that receives Series B notes for your own account in exchange for Series A notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such Series B notes. After the exchange offer is consummated, if you continue to hold any Series A notes, you may have difficulty selling them because there will be less Series A notes outstanding. In addition, if a large amount of Series A notes are not tendered or are tendered improperly, the limited amount of Series B notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such Series B notes.

Broker-dealers or holders of notes may become subject to the registration and prospectus delivery requirements of the Securities Act.

        Any broker-dealer that:

  •
  exchanges its Series A notes in the exchange offer for the purpose of participating in a distribution of the Series B notes, or

  •
  resells Series B notes that were received by it for its own account in the exchange offer,

may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the Series B notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act. In addition to broker-dealers, any holder of notes that exchanges its Series A notes in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that holder.

There may not be a liquid market for resale of the Series B notes.

        The Series B notes are a new issue of securities with no existing trading market. Although the initial purchaser has informed us that they intend to make a market in the Series B notes, they are not obligated to do so and any such market-making may be discontinued at any time without notice. In addition, the market-making activity may be limited during the pendency of the Series B offer.

        Accordingly, there can be no assurance as to the development or liquidity of any market for the Series B notes. We do not intend to apply for listing of the Series B notes on any securities exchange or for quotation through the Nasdaq National Market.

        The liquidity of, and trading market for, the Series B notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

THE EXCHANGE OFFER

        The following summary of certain provisions of the registration rights agreement does not purport to be complete and reference is made to the provisions of the registration rights agreement which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Purpose and Effect of the Exchange Offer

        On June 11, 2004, we issued $160,000,000 aggregate principal amount of Series A notes to the initial purchasers in transactions not registered under the Securities Act. The sale of the Series A notes was made in reliance on an exemption from registration under the Securities Act. The initial purchasers then sold the Series A notes to qualified institutional buyers under Rule 144A or Regulation S of the Securities Act. Because the Series A notes have been sold pursuant to exemptions from registration, the Series A notes are subject to transfer restrictions.

        In connection with the issuance of the Series A notes, we entered into a registration rights agreement with the initial purchasers that requires us to:

  •
  file with the Commission a registration statement under the Securities Act covering the Series B notes;

  •
  use our best efforts to cause the registration statement to become effective under the Securities Act; and

  •
  complete the exchange offer upon effectiveness of the registration statement or prior to the 30th business day after the registration statement becomes effective.

        A copy of the registration rights agreement with the initial purchasers has been filed with the Commission as Exhibit    to our registration statement. Any discussion of the terms of the registration rights agreement is qualified in its entirety by reference to the complete agreement.

        Following the completion of the exchange offer, holders of the Series A notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those Series A notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Series A notes may be adversely affected. Additionally, upon completion of the exchange offer, holders of Series B notes will have no registration rights.

Resale of Series B Notes

        Based on existing interpretations of the Securities Act by the staff of the Commission described in several no-action letters to third parties, we believe that, subject to the exceptions set forth below, the Series B notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act unless you:

  •
  are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

  •
  are a broker-dealer who purchased Series A notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

  •
  acquired the Series B notes other than in the ordinary course of your business; or

  •
  have an arrangement with any person to engage in the distribution of Series B notes.

        Broker-dealers that are receiving Series B notes for their own account must have acquired the Series A notes as a result of market-making or other trading activities in order to participate in the exchange offer. Each broker-dealer that receives Series B notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Series B notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be admitting that it is an "underwriter" within the meaning of the Securities Act. We are required to allow broker-dealers to use this prospectus following the exchange offer in connection with the resale of Series B notes received in exchange for Series A notes acquired by broker-dealers for their own account as a result of market-making or other trading activities. If required by applicable securities laws, we will, upon written request, make this prospectus available to any broker-dealer for use in connection with a resale of Series B notes for a period of 90 days after the consummation of the exchange offer. See "Plan of Distribution."

Terms of the Exchange Offer

        Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all Series A notes validly tendered by you and not withdrawn before 5:00 p.m. New York City time on the expiration date. After authentication of the Series B notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of Series B notes in exchange for each $1,000 principal amount of Series A notes accepted in the exchange offer. You may tender some or all of your Series A notes pursuant to the exchange offer. However, Series A notes may be tendered only in integral multiples of $1,000 in principal amount.

        The terms of the Series B notes are identical in all material respects to the terms of the Series A notes except that the Series B notes have been registered under the Securities Act and will not bear legends restricting transfer. The Series B notes will evidence the same debt as the Series A notes and will be issued under and entitled to the benefits of the same indenture.

        As of the date of this prospectus, $160,000,000 aggregate principal amount of the Series A notes was outstanding.

        By tendering your Series A notes for Series B notes in the exchange offer and signing or agreeing to be bound by the letter of transmittal, you will represent to us that:

  •
  you will acquire the Series B notes you receive in the exchange offer in the ordinary course of your business;

  •
  you are not engaging in and do not intend to engage in a distribution of the Series B notes;

  •
  you do not have an arrangement or understanding with any person to participate in the distribution of the Series B notes; and

  •
  you are not an "affiliate," as defined under Rule 405 of the Securities Act, of ours.

        This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders of the Series A notes. There will be no fixed record date for determining registered holders of Series A notes entitled to participation in the exchange offer.

        We intend to conduct the exchange offer as required by the Exchange Act, and the rules and regulations of the Commission under the Exchange Act, including Rule 14e-1, to the extent applicable. Rule 14e-1 describes unlawful tender practices under the Exchange Act. This section requires us, among other things:

  •
  to hold our exchange offer open for at least 20 business days;

  •
  to give 10 days notice of any change in certain terms of this offer; and

  •
  to issue a press release in the event of an extension of the exchange offer.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of Series A notes being tendered.

        We will be considered to have accepted Series A notes tendered according to the procedures in this prospectus when, as and if we have given oral or written notice of acceptance to the exchange agent. See "—Exchange Agent." The exchange agent will act as agent for the tendering holders of the Series A notes for the purpose of receiving Series B notes from us and delivering Series B notes to those holders.

        If any tendered Series A notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted Series A notes will be returned, at our cost, to the tendering holder of the Series A notes or, in the case of Series A notes tendered by book-entry transfer, into the holder's account at DTC according to the procedures described below, as soon as practicable after the expiration date.

        If you tender Series A notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of Series A notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "—Solicitation of Tenders; Fees and Expenses."

Expiration Date; Extensions; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2004, unless extended, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

        We expressly reserve the right, in our sole discretion:

  •
  to delay acceptance of any Series A notes or to terminate the exchange offer and to refuse to accept Series A notes not previously accepted, if any of the conditions described below shall have occurred and shall not have been waived by us;

  •
  to amend the terms of the exchange offer in any manner;

  •
  to purchase or make offers for any Series A notes that remain outstanding subsequent to the expiration date; and

  •
  to the extent permitted by applicable law, to purchase Series A notes in the open market, in privately negotiated transactions or otherwise.

        Any delay in acceptance, termination, extension, or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent and by making a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform you of the amendment. Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, termination, extension, or amendment of the exchange offer, we shall have no obligation to publish, advise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

        You are advised that we may extend the exchange offer in the event some of the holders of the Series A notes do not tender on a timely basis. In order to give these noteholders the ability to participate in the exchange and to avoid the significant reduction in liquidity associated with holding an unexchanged note, we may elect to extend the exchange offer until all outstanding Series A notes are tendered.

Interest on the Series B Notes

        Interest accrues on the Series B notes at the rate of 8 1/8% per annum and will be payable in cash semiannually in arrears on each June 1 and December 1 commencing December    , 2004. No interest will be payable on the Series A notes on the date of exchange for the Series B notes and therefore no interest will be paid thereon to the noteholders at such time.

Procedures for Tendering

        Only a holder of Series A notes may tender Series A notes in the exchange offer. If you are a beneficial owner whose Series A notes are registered in the name of your broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your Series A notes, either make appropriate arrangements to register ownership of the Series A notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        Your tender will constitute an agreement between you and us according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal. If you desire to tender Series A notes and cannot comply with the procedures set forth herein for tender on a timely basis or your Series A notes are not immediately available, you must comply with the procedures for guaranteed delivery set forth in "—Guaranteed Delivery Procedures."

        The method of delivery of Series A notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Delivery of such documents will be deemed made only when actually received by the exchange agent or deemed received under the ATOP procedures described below. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or Series A notes should be sent to us. You may also request that your respective brokers, dealers, commercial banks, trust companies or nominees effect the tender for you in each case as described in this prospectus and in the letter of transmittal.

Series A Notes Held in Certificated Form

        For you to validly tender Series A notes held in physical form, the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus:

  •
  a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

  •
  certificates for tendered Series A notes.

Series A Notes Held in Book-Entry Form

        We understand that the exchange agent will make a request promptly after the date of the prospectus to establish accounts for the Series A notes at DTC for the purpose of facilitating the exchange offer, and subject to their establishment, any financial institution that is a participant in DTC may make book-entry delivery of Series A notes by causing DTC to transfer the Series A notes into the exchange agent's account for the Series A notes using DTC's procedures for transfer.

        If you desire to transfer Series A notes held in book-entry form with DTC, the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of the Series A notes into the exchange agent's account at DTC, which is referred to in this prospectus as a "book-entry confirmation," and:

  •
  a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

  •
  an agent's message transmitted pursuant to DTC's Automated Tender Offer Program.

Tender of Series A Notes Using DTC'S Automated Tender Offer Program (ATOP)

        The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Series A notes held in book-entry form to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send a book-entry confirmation, including an agent's message to the exchange agent.

        The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Series A notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. If you use ATOP procedures to tender Series A notes you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.

Signatures

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible institution" unless the Series A notes tendered with the letter of transmittal are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

  •
  for the account of an "eligible institution."

        An "eligible institution" is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.; a commercial bank or trust company having an office or correspondent in the United States; an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act; or an "eligible institution" that is a participant in a recognized medallion guarantee program.

        If the letter of transmittal is signed by a person other than the registered holder or DTC participant who is listed as the owner, the Series A notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the Series A notes on behalf of the registered holder or DTC participant who is listed as the owner, in either case signed as the name of the registered holder(s) who appears on the Series A notes or the DTC participant who is listed as the owner. If the letter of transmittal or any Series A notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        If you tender your notes through ATOP, signatures and signature guarantees are not required.

Determinations of Validity

        All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered Series A notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all Series A notes not properly tendered or any Series A notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular Series A notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of Series A notes, neither we nor the exchange agent nor any other person will be under any duty to give notification of defects or irregularities related to tenders of Series A notes nor will any of them incur liability for failure to give notification. Tenders of Series A notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any Series A notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

        If you wish to tender your Series A notes and:

  •
  your Series A notes are not immediately available;

  •
  you cannot complete the procedure for book-entry transfer on a timely basis;

  •
  you cannot deliver your Series A notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

  •
  you cannot complete a tender of Series A notes held in book-entry form using DTC's ATOP procedures on a timely basis,

you may effect a tender if you tender through an eligible institution as defined under "—Procedures for Tendering—Signatures," or if you tender using ATOP's guaranteed delivery procedures.

        A tender of Series A notes made by or through an eligible institution will be accepted if:

  •
  before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that: (1) sets forth the name and address of the holder, the certificate number or numbers of the holder's Series A notes and the principal amount of the Series A notes tendered, (2) states that the tender is being made, and (3) guarantees that, within five business days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with a certificate(s) representing the Series A notes to be tendered in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered Series A notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

        A tender made through DTC's Automated Tender Offer Program will be accepted if:

  •
  before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives an agent's message from DTC stating that DTC has received an express acknowledgment from the participant in DTC tendering the Series A notes that they have received and agree to be bound by the notice of guaranteed delivery; and

  •
  the exchange agent receives, within five business days after the expiration date, either: (1) a book-entry confirmation transmitted via DTCs ATOP procedures; or (2) a properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered Series A notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal.

        Upon your request, the exchange agent will send to you a notice of guaranteed delivery so that you may tender your Series A notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

        You may withdraw Series A notes you tendered at any time before 5:00 p.m. New York City time on the expiration date. To withdraw a tender of Series A notes in the exchange offer:

  •
  a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address listed below before 5:00 p.m., New York City time, on the expiration date; or

  •
  you must comply with the appropriate DTC ATOP procedures.

        Any notice of withdrawal must:

  •
  specify the name of the person having deposited the Series A notes to be withdrawn;

  •
  identify the Series A notes to be withdrawn, including the certificate number or numbers and principal amount of the Series A notes or, in the case of Series A notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited;

  •
  be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the Series A notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the Series A notes to register the transfer of the Series A notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any of these Series A notes are to be registered, if different from that of the person who deposited the Series A notes to be withdrawn.

        All questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices will be determined by us, and such determination shall be final and binding on all parties. Any Series A notes so withdrawn will be judged not to have been tendered according to the procedures in this prospectus for purposes of the exchange offer, and no Series B notes will be issued in exchange for those Series A notes unless you validly retender the Series A notes so withdrawn. If your Series A notes that have been tendered are not accepted for exchange, they will be returned to you without cost to you or, in the case of Series A notes tendered by book-entry transfer, into your account at DTC according to the procedures described above. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Series A notes by following one of the procedures described above under "—Procedures for Tendering" at any time before the expiration date.

Conditions

        The exchange offer is subject only to the following conditions:

  •
  the compliance of the exchange offer with securities laws;

  •
  the proper tender of the Series A notes;

  •
  our receipt of the required representations by the holders of the Series A notes described above; and

  •
  no judicial or administrative proceeding is pending or has been threatened that would limit us from proceeding with the exchange offer.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the forgoing rights does not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any Series A notes tendered, and no Series B notes will be issued in exchange for those Series A notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

        U.S. Bank National Association, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. You should direct requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent at the address below. You should send certificates for Series A notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

        By Hand or Overnight Courier and by Registered or Certified Mail:

    Herbst Gaming, Inc.
    c/o U.S. Bank National Association
    60 Livingston Avenue
    St. Paul, Minnesota 55107-2292
    Attention: [Frank Leslie]

        By Facsimile (for eligible institutions only):

    (651) 459-8097
    Attention:
    Confirm by Telephone: [(651) 495-3913]

        For information, call:

    (      )      -

        Delivery of the letter of transmittal to an address other than as listed above or transmission of instructions via facsimile other than as described above does not constitute a valid delivery of the letter of transmittal.

Solicitation of Tenders; Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation under the exchange offer is being made by mail. Our officers and regular employees and our affiliates may make additional solicitations in person, by telegraph, telephone or telecopier.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer.

        We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs.

Transfer Taxes

        You will not be obligated to pay any transfer tax in connection with the exchange, unless you instruct us to register Series B notes in the name of, or request that notes not tendered or not accepted in the exchange offer be returned to, a person other than you. Under those circumstances, you will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

        The Series B notes will be recorded at the same carrying value as the Series A notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the Series B notes.

Participation in the Exchange Offer; Untendered Notes

        Participation in the exchange offer is voluntary. Holders of the Series A notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

        As a result of the making of, and upon acceptance for exchange of all Series A notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the terms of the registration rights agreement. If you do not tender your Series A Notes in the exchange offer, you will continue to hold your Series A notes and will be entitled to all the rights, subject to certain limitations, applicable to the Series A notes under the indenture. Holders of Series A notes will no longer be entitled to any rights under the registration rights agreement, which terminate or cease to have effect upon consummation of this exchange offer. All untendered Series A notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that Series A notes are tendered and accepted in the exchange offer, the trading market for untendered Series A notes could be adversely affected. The reduction in the number of outstanding Series A notes following the exchange will probably significantly reduce the liquidity of the untendered notes.

        If you do not exchange your restricted Series A notes for registered Series B notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the restricted notes as described in the legend on the notes. In general, the restricted notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the restricted notes under the Securities Act. However, under limited circumstances we may be required to file with the Commission a shelf registration statement to cover resales of the restricted notes by the holders of Series A notes who satisfy conditions relating to the provision of information in connection with the shelf registration statement.

        We may in the future seek to acquire untendered Series A notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. We intend to make any acquisitions of Series A notes following the applicable requirements of the Exchange Act, and the rules and regulations of the Commission under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any Series A notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any Series A notes that are not tendered in the exchange offer.

USE OF PROCEEDS

        We will not receive any cash proceeds upon completion of the exchange offer.

        We used net proceeds from the sale of the Series A notes, approximately $158.9 million after deducting the initial purchasers' discounts and commissions and estimated offering expenses, plus $60.0 million of our Term loan, $34.0 million of borrowing under our revolving credit facility and $10.1 million of cash on hand, to (i) purchase $210.9 million in principal amount of our 10 3/4% senior secured notes plus accrued and unpaid interest thereon, (ii) pay a $15.0 million distribution to our stockholders, and (iii) pay related transaction fees and expenses.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2004 on an actual basis and on an as adjusted basis to give effect to the transactions set forth under "Use of Proceeds" and this exchange offer as if each had occurred on that date.

        You should read this information in conjunction with the sections entitled "Summary Consolidated Financial Data," "Use of Proceeds," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and the related notes to the consolidated financial statements included elsewhere in this prospectus.

	March 31, 2004
	Actual	As Adjusted(1)
	(in thousands)
Cash and cash equivalents	$55,932	$45,807

Total debt:
Revolving credit facility	$—	$34,000	(2)
Term loan	—	60,000
10 3/4% senior secured notes due 2008	214,809	4,067	(3)
Senior subordinated notes	—	158,854
Other debt	428	428

Total debt	215,237	257,349
Stockholders' equity (deficiency)	4,790	(48,201)

Total capitalization	$220,027	$209,140

(1)
The "As Adjusted" balance sheet data gives effect to (i) the issuance of the Series A notes, (ii) the borrowings on the new credit facility, (iii) the repurchase of our 10 3/4% senior secured notes that have been tendered for payment, (iv) the funding of a distribution to our stockholders, (v) the reduction of indebtedness using $10.1 million of cash on hand, (vi) a loss on early retirement of debt consisting of a premium of $31.3 million and the write-off of $6.7 million in debt issuance costs and (vii) related fees and expenses of approximately $5.9 million.

(2)
The new revolving credit facility has a total capacity of $90.0 million. Based on the outstanding principal amount of the existing 10 3/4% senior secured notes that were tendered for payment, we drew approximately $34 million of the capacity of the revolving credit facility in connection with the tender and consent solicitation.

(3)
Reflects aggregate principal amount of senior secured notes not tendered for payment.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The unaudited pro forma condensed combined financial data presented below is derived from our historical consolidated financial statements and the historical financial statements of Mark Twain Casino, L.L.C., St. Joseph Riverboat Partners and Southern Iowa Gaming Company, which are included in this prospectus. The unaudited pro forma condensed combined balance sheet information is presented as if the offering of Series A notes and the acquisition of the assets had occurred on March 31, 2004. The unaudited pro forma condensed combined statements of operations information is presented as if the offering of Series A notes and acquisition of the riverboat casino assets had occurred on January 1, 2003. We believe this information is important in evaluating the future operations and impact of the riverboat casino assets acquisition and the offering of the Series A notes. The pro forma financial and other operating data are presented for information purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the acquisition and this offering had been completed as of the dates indicated, nor is it necessarily indicative of future operating results or financial position.

        The unaudited pro forma condensed combined financial statements contained in this prospectus use the purchase method of accounting, with Herbst Gaming, Inc. treated as the acquirer. The purchase price for the acquisition of the assets is approximately $287 million. The pro forma adjustments are based on currently available information and upon assumptions that we believe are reasonable under the circumstances. A final determination of the allocation of the purchase price to the assets acquired and the liabilities assumed has not been made, and the allocation reflected in the unaudited pro forma condensed combined financial statements should be considered preliminary and is subject to the completion of a more comprehensive valuation of the assets acquired and liabilities assumed. The final allocation of purchase price could differ from the pro forma allocation included herein. Amounts preliminarily allocated to intangible assets may change significantly, and amortization methods and useful lives may differ from the assumptions that we used in this unaudited pro forma condensed combined financial information, any of which could result in a material change in depreciation and amortization expense.

        You should read the following pro forma statements in conjunction with "Summary—Summary Historical Consolidated Financial Data," "Selected Historical Consolidated Financial Data," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and related notes included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2003

	Herbst Gaming, Inc. Historical	Mark Twain Casino, L.L.C. Historical(8)	St. Joseph Riverboat Partners Historical(8)	Southern Iowa Gaming Company Historical (8)	Adjustments Acquisition		Adjustments Refinance(7)		Pro Forma
	(in thousands)
Revenues
Route operation	$241,833	$—	$—	$—	$—		$—		$241,833
Casino operations	78,342	26,881	26,075	65,307	—		—		196,605
Other	3,049	50	136	353	—		—		3,588

Total revenues	323,224	26,931	26,211	65,660	—		—		442,026
Less promotional allowances	(11,249)	(600)	(479)	(1,447)	—		—		(13,775)

Net revenues	311,975	26,331	25,732	64,213	—		—		428,251
Costs and expenses
Route operations	192,757	—	—	—	—		—		192,757
Casino operations	51,142	16,356	16,571	34,676	—		—		118,745
General and administrative	12,514	2,304	1,874	3,917	(2,298	)(1)	—		18,311
Depreciation and amortization	24,382	1,499	1,508	2,660	(250	)(2)	(629	)(5)	29,170

Total costs and expenses	280,795	20,159	19,953	41,253	(2,548)		(629)		358,983

Income from operations	31,180	6,172	5,779	22,960	2,548		629		69,268
Other income (expenses)
Interest expense, net of capitalized interest	(22,932)	(675)	(236)	(1,188)	(17,193	)(3)	5,828	(6)	(36,396)
Interest income	228	8	16	71	(95	)(4)	—		228
Loss on early retirement of debt	(267)	—	—	—	—		—		(267)

Total other income (expense)	(22,971)	(667)	(220)	(1,117)	(17,288)		5,828		(36,435)

Net income (loss)	$8,209	$5,505	$5,559	$21,843	$(14,740)		$6,457		$32,833

(1)
Represents the elimination of $1,638,000 in management fees expensed at Southern Iowa Gaming Company and $660,000 in management fees expensed at Mark Twain Casino, L.L.C. Since the acquisition is an asset purchase, Herbst Gaming, Inc. will not be assuming any of the overhead costs of the parent and does not believe there will be material additional corporate overhead costs incurred in connection with the acquired assets.

(2)
Represents the elimination of $96,000 in amortization that was included in the expenses of Southern Iowa Gaming Company, $79,000 included in amortization of Mark Twain Casino, L.L.C. and $75,000 included in amortization of St. Joseph Riverboat Partners.

(3)
Represents the elimination of $1,188,000 in interest expense that was included in the expenses of Southern Iowa Gaming Company, $675,000 included in the interest expenses of Mark Twain Casino, L.L.C. and $236,000 included in the interest expenses of St. Joseph Riverboat Partners. Since the acquisition is an asset purchase, Herbst Gaming, Inc. will not be assuming any of the interest bearing debts of these entities. Reflects estimated interest expense of $19,292,000 on the additional debt related to the financing of the acquisition, assuming an average interest rate of 6.5%.

(4)
Represents the elimination of interest income on idle cash of $71,000 from Southern Iowa Gaming Company, $8,000 from Mark Twain Casino, L.L.C. and $16,000 from St. Joseph Riverboat Partners, which is excluded from acquired assets.

(5)
Represents the net change in loan fee amortization of Herbst Gaming, Inc. as a result of the refinance of substantially all its debt in June 2004. The amount of amortization eliminated was $1,593,000 and the amount of amortization added was $964,000.

(6)
Represents the net change in interest expense of Herbst Gaming, Inc. as a result of the refinance of substantially all its debt in June 2004. Interest was reduced from $22,932,000 to $17,104,000 on a pro forma basis.

(7)
Amounts do not reflect a loss on early retirement of debt incurred by Herbst Gaming, Inc. in June of 2004, which consisted of $31,300,000 in debt prepayment premiums and $6,700,000 in un-amortized loan fees.

(8)
Casino operating costs and expenses combine both departmental and cost of goods sold expenses for all three acquired entities.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2004

	Herbst Gaming, Inc. Historical	Mark Twain Casino, L.L.C. Historical(8)	St. Joseph Riverboat Partners Historical(8)	Southern Iowa Gaming Company Historical (8)	Adjustments Acquisition		Adjustments Refinance(7)		Pro Forma
	(in thousands)
Revenues
Route operation	$68,951	$—	$—	$—	$—		$—		$68,951
Casino operations	22,826	7,159	6,533	15,074	—		—		51,592
Other	823	18	229	118	—		—		1,188

Total revenues	92,600	7,177	6,762	15,192	—		—		121,731
Less promotional allowances	(2,957)	(158)	(107)	(307)	—		—		(3,529)

Net revenues	89,643	7,019	6,655	14,885	—		—		118,202
Costs and expenses
Route operations	54,526	—	—	—	—		—		54,526
Casino operations	13,811	4,454	4,170	8,299	—		—		30,734
General and administrative	3,445	321	355	1,030	(555	)(1)	—		4,596
Depreciation and amortization	6,634	377	359	691	(44	)(2)	(164	)(5)	7,853

Total costs and expenses	78,416	5,152	4,884	10,020	(599)		(164)		97,709

Income from operations	11,227	1,867	1,771	4,865	599		164		20,493
Other income (expenses)
Interest expense, net of capitalized interest	(5,792)	(131)	(35)	(260)	(4,397	)(3)	1,516	(6)	(9,099)
Interest income	51	1	3	15	(19	)(4)	—		51

Total other income (expense)	(5,741)	(130)	(32)	(245)	(4,416)		1,516		(9,048)

Net income (loss)	$5,486	$1,737	$1,739	$4,620	$(3,817)		$1,680		$11,445

(1)
Represents the elimination of $379,000 in management fees expensed at Southern Iowa Gaming Company and $176,000 in management fees expensed at Mark Twain Casino, L.L.C. Since the acquisition is an asset purchase, Herbst Gaming, Inc. will not be assuming any of the overhead costs of the parent and does not believe there will be material additional corporate overhead costs incurred in connection with the acquired assets.

(2)
Represents the elimination of $22,000 in amortization that was included in the expenses of Southern Iowa Gaming Company, $20,000 included in the amortization expenses of Mark Twain Casino, L.L.C. and $2,000 included in the amortization expenses of St. Joseph Riverboat Partners.

(3)
Represents the elimination of $260,000 in interest expense that was included in the expenses of Southern Iowa Gaming Company, $131,000 included in the interest expenses of Mark Twain Casino, L.L.C. and $35,000 included in the interest expenses of St. Joseph Riverboat Partners. Since the acquisition is an asset purchase, Herbst Gaming, Inc. will not be assuming any of the interest bearing debts of these entities. Reflects estimated interest expense of $4,823,000 on the additional debt related to the financing of the acquisition, assuming an average interest rate of 6.5%.

(4)
Represents the elimination of interest income on idle cash of $15,000 from Southern Iowa Gaming Company, $1,000 from Mark Twain Casino, L.L.C. and $3,000 from St. Joseph Riverboat Partners, which is excluded from acquired assets.

(5)
Represents the net change in loan fee amortization of Herbst Gaming, Inc. as a result of the refinance of substantially all its debt in June 2004. The amount of amortization eliminated was $405,000 and the amount of amortization added was $241,000.

(6)
Represents the net change in interest expense of Herbst Gaming, Inc. as a result of the refinance of substantially all its debt in June 2004. Interest was reduced from $5,792,000 to $4,276,000 on a pro forma basis.

(7)
Amounts do not refect a loss on early retirement of debt incurred by Herbst Gaming, Inc. in June of 2004, which consisted of $31,300,000 in debt prepayment premiums and $6,700,000 in unamortized loan fees.

(8)
Casino operating costs and expenses combine both departmental and cost of goods sold expenses for all three acquired entities.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2004

	Herbst Gaming, Inc. Historical	Mark Twain Casino, L.L.C. Historical	St. Joseph Riverboat Partners Historical	Southern Iowa Gaming Company Historical	Adjustments Acquisition(1)		Adjustments Refinance		Pro Forma
	(in thousands)
Assets
Current Assets
Cash and cash equivalents	$55,932	$6,652	$4,914	$13,195	$(18,152	)(2)(3)	$(10,125	)(4)	$52,416
Accounts receivable, net	971	15	279	70	(364	)(3)	—		971
Notes and loans receivable	479	—	—	132	(132	)(3)	—		479
Prepaid expenses and other	3,716	291	262	501	(1,054	)(3)	—		3,716
Inventory	1,060	56	95	137	—		—		1,348

Total current assets	62,158	7,014	5,550	14,035	(19,702)		(10,125)		58,930
Property and equipment, net	106,942	12,236	14,287	37,142	(215	)(3)	—		170,392
Lease acquisition costs, net	57,357	—	—	—	—		—		57,357
Other intangible assets	—	—	5,461	—	222,801	(3)	—		228,262
Due from related parties	358	—	—	—	—		—		358
Other assets, net	9,018	492	7	94	(593	)(3)	(762	)(5)	8,256

Total assets	235,833	19,742	25,305	51,271	202,291		(10,887)		523,555

Liabilities and stockholders' equity (deficiency)
Current liabilities
Current portion of long-term debt	162	2,034	1,434	5,100	(8,568	)(3)	—		162
Accounts payable	6,557	230	119	543	(892	)(3)	—		6,557
Accrued expenses	8,293	1,210	1,129	2,568	(3,798	)(2)(3)			9,402
Due to related parties	—	—	—	—	—		—		—

Total current liabilities	15,012	3,474	2,682	8,211	(13,258)		—		16,121
Long-term debt, less current portion	215,075	7,769	—	14,300	275,431	(3)	42,104		554,679
Other liabilities	956	—	—	—	—				956
Commitments and contingencies
Stockholders' equity (deficiency)
Common stock (no par value; 2,500 shares authorized; 300 shares issued and outstanding)	2,368	—	—	10,000	(10,000	)(1)	—		2,368
(Accumulated deficit) retained earnings	791	8,499	22,623	18,760	(49,882	)(1)	(52,991	)(6)	(52,200)
Additional paid-in capital	1,631	—	—	—	—		—		1,631

Total stockholders' equity (deficiency)	4,790	8,499	22,623	28,760	(59,882)		(52,991)		(48,201)

Total liabilities and stockholders' equity (deficiency)	$235,833	$19,742	$25,305	$51,271	$202,291		$(10,887)		$523,555

(1)
The allocation of the purchase price, which is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the closing date of the acquisition, is as follows:

  Fair Market Value of assets acquired (in thousands)

Cash	$6,609
Inventory	288
Property plant and equipment	63,450
Intangibles	228,262

  Fair Market Value of liabilities assumed (in thousands)

Accrued expenses	$(1,109)
Total Cash Purchase Price	297,500	(2)
(2)
Cash is adjusted for an amount equal to assumed liabilities for player's club, progressive jackpots and outstanding chips and tokens. The estimated liabilities to be assumed for Southern Iowa Gaming Company, Mark Twain Casino, L.L.C. and St. Joseph Riverboat Partners are $235,201, $409,551 and $463,972, respectively.

(3)
Represents the elimination of assets and liabilities of Southern Iowa Gaming Co., Mark Twain Casino, L.L.C. and St. Joseph Riverboat Partners which are excluded from the asset acquisition.

(4)
Represents cash applied to debt during the refinancing of Herbst Gaming, Inc.

(5)
Reduction in the capitalized amount of loan fees resulting from the write-off of fees relating to retired debt and the addition of an estimated $5.9 million in fees relating to new debt.

(6)
Amount reflects a loss on early retirement of debt incurred by Herbst Gaming, Inc. in June of 2004, which consisted of $31,300,000 in debt prepayment premiums and $6,700,000 in unamortized loan fees. Also reflects distributions to stockholders of $15.0 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        We derived the selected consolidated financial data as of and for each of the five years ended December 31, 2003 from our audited consolidated financial statements. We derived the selected consolidated financial data for the three month periods ended March 31, 2003 and 2004 from our unaudited condensed consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of our results of operations for such periods. The results of operations for the three month periods ended March 31, 2003 and 2004 are not necessarily indicative of the results for the full years. In November 2000, we purchased Jackpot's route operations, and in December 2000, we opened Terrible's Hotel & Casino. In February 2003, we acquired the slot route assets of Anchor Coin. The three month period ended March 31, 2004 reflects all of our current operations and may not be comparable to prior periods. The following table summarizes certain selected consolidated financial data, which you should read in conjunction with our consolidated financial statements and the related notes contained elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        We have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986. Under those provisions, the owners of our company pay income taxes on our taxable income. Accordingly, a provision for income taxes is not included in our financial data.

	Year Ended December 31,					Three Month Period Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands)
Income statement data:
Revenues
Route operations	$67,870	$86,109	$170,893	$183,877	$241,833	$53,783	$68,951
Casino operations	19,664	25,315	67,831	72,498	78,342	19,521	22,826
Other	2,695	2,979	2,878	3,078	3,049	728	823

Total revenues	90,229	114,403	241,602	259,453	323,224	74,032	92,600
Promotional allowances—route	(68)	(218)	(143)	(305)	(371)	(103)	(116)
Promotional allowances—casino	(1,414)	(2,182)	(8,267)	(9,497)	(10,878)	(2,636)	(2,841)

Net revenues	88,747	112,003	233,192	249,651	311,975	71,293	89,643

Costs of revenues:
Route operations	58,995	74,321	141,535	150,781	192,757	42,610	54,526
Casino operations	13,331	17,322	46,686	48,635	51,142	12,121	13,811
General and administrative	3,808	4,782	10,168	10,812	12,514	2,766	3,445
Depreciation and amortization	5,621	5,318	14,198	15,741	24,382	5,217	6,634
Pre-opening expenses	—	2,361	—	—	—	—	—

Total costs and expenses	81,755	104,104	212,587	225,969	280,795	62,714	78,416

Income from operations	6,992	7,899	20,605	23,682	31,180	8,579	11,227

Interest income	64	82	407	336	228	80	51
Interest expense	(2,216)	(4,643)	(19,952)	(18,785)	(22,932)	(5,323)	(5,792)
Loss on early retirement of debt(1)	—	—	(13,024)	—	(267)	—	—

Net income (loss)	$4,840	$3,338	$(11,964)	$5,233	$8,209	$3,336	$5,486

	Year Ended December 31,					Three Month Period Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands, except ratios)
Other data:
Route EBITDA	$8,807	$11,570	$29,215	$32,791	$48,705	$11,070	$14,309
Casino EBITDA	4,919	5,811	12,878	14,366	16,322	4,764	6,174
Other and corporate(2)	(1,049)	(1,721)	(6,883)	(7,398)	(9,237)	(1,958)	(2,571)

Consolidated EBITDA(3)	$12,677	$15,660	$35,210	$39,759	$55,790	$13,876	$17,912

Net cash provided by operating activities	$12,374	$14,881	$14,945	$19,323	$34,997	$5,151	$8,102
Net cash used in investing activities	(19,674)	(44,939)	(2,778)	(8,700)	(74,724)	(60,356)	(3,869)
Net cash provided by (used in) financing activities	10,368	47,999	3,010	(338)	38,722	45,700	(2,331)
Capital expenditures	20,920	10,036	3,226	8,442	15,117	2,942	3,567
Ratio of earnings to fixed charges(4)	1.8x	1.0x	1.1x	1.3x	1.3x	1.6x	1.9x
	As of December 31,					As of March 31,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$11,632	$29,573	$44,750	$55,035	$54,030	$45,530	$55,932
Total assets	79,458	171,132	180,183	183,713	237,068	233,042	235,833
Total debt(5)	59,463	133,138	167,319	167,941	215,269	231,841	215,237
Stockholders' equity (deficiency)	8,454	6,972	(6,468)	(1,235)	1,554	1,201	4,790

(1)
Consists of (a) a charge of $13.0 million in August 2001 related to the write-off of unamortized financing fees and other costs due to the repayment of $143.8 million of our long-term debt in conjunction with the issuance of $170.0 million senior secured notes and (b) a premium of $267,000 paid in conjunction with the repurchase of $2.0 million of our senior secured notes in 2003.

(2)
Represents non-gaming revenues and general and administrative expenses.

(3)
The following table provides a reconciliation of consolidated net income (loss) (computed in accordance with GAAP) to consolidated EBITDA. See "Non-GAAP Financial Measures" for a discussion of certain limitations of EBITDA as a financial measure.

	Year Ended December 31,					Three Months Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands)
Consolidated net income (loss)	$4,840	$3,338	$(11,964)	$5,233	$8,209	$3,336	$5,486
Add: depreciation and amortization	5,621	5,318	14,198	15,741	24,382	5,217	6,634
Add: interest expense, net of capitalized interest	2,216	4,643	19,952	18,785	22,932	5,323	5,792
Add: pre-opening expenses	—	2,361	—	—	—	—	—
Add: loss on early retirement of debt	—	—	13,024	—	267	—	—

Consolidated EBITDA	$12,677	$15,660	$35,210	$39,759	$55,790	$13,876	$17,912

(4)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges and extraordinary items (other than capitalized interest). Fixed charges consist of interest expensed and capitalized.

(5)
Total debt consists of the current and long-term portions for all periods presented.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the section "Selected Historical Consolidated Financial Data" and the consolidated financial statements and related notes included in this prospectus.

Overview

        We are a gaming company that owned and operated approximately [8,400] slot machines throughout the State of Nevada as of March 31, 2004. Our route operations involve the exclusive installation and operation of approximately 6,800 slot machines as of March 31, 2004 in strategic, high traffic, non-casino locations, such as grocery stores, drug stores, convenience stores, bars and restaurants. We also own and operate Terrible's Hotel & Casino in Las Vegas, as well as four other small casinos.

        We generally enter into two types of route contracts. With chain store customers, such as Albertsons, Vons, Safeway, SavOn, Smith's, Kmart, Terrible Herbst and Rite Aid, we pay a fixed monthly fee for each location in which we place slot machines. With our street accounts, such as bars, restaurants and non-chain convenience stores, we share in the revenues on a percentage basis with the location owner.

        Our revenues are primarily derived from gaming revenues, which include revenues from slot machines and table games. Gaming revenues is generally defined as gaming wins less gaming losses. Our largest component of revenues is from our slot machines. Promotional allowances consist primarily of food and beverages furnished gratuitously to customers. The retail value of such services is included in the respective revenue classifications and is then deducted as promotional allowance. We calculate income from operations as net revenues less total operating costs and expenses. Income from operations represents only those amounts that relate to our operations and excludes interest income, interest expense, and other non-operating income and expenses.

        We have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986. Under those provisions, the owners of our company pay income taxes on our taxable income. Accordingly, a provision for income taxes is not included in our financial data.

Three Months Ended March 31, 2003 Compared to Three Months Ended March 31, 2004

Route Operations

        Route operations accounted for 74% of total revenues during the three months ended March 31, 2004. This was an increase from 73% of total revenues for the three months ended March 31, 2003. Total revenues from route operations were $69.0 million for the three months ended March 31, 2004, an increase of $15.2 million, or 28%, from $53.8 million for the three months ended March 31, 2003. At March 31, 2004, we were operating approximately 6,800 slot machines, an increase of 200 machines from March 2003. The increase in route revenue in the 2004 quarter primarily reflects a full quarter of operations of the slot machines acquired from Anchor Coin versus a partial quarter of operations in 2003 as well as the continued replacement and refurbishment of existing slot machines during 2004.

        We have increased the size of our business by a combination of the addition of 1,100 games by the acquisition of the slot route assets of Anchor Coin in February 2003 and organic growth in our route business.

        Route operating costs were $54.5 million, or 79%, of route revenues for the three months ended March 31, 2004. This compares to $42.6 million and 79% of route revenues for the same period in 2003. The increase in route operating expenses was primarily associated with the cost of operating the slot machines acquired from Anchor Coin for a full quarter of operations in 2004 as compared to a partial quarter of operations in 2003 as well as increases in some participation expenses and scheduled space lease increases to our existing slot route contracts.

        Route EBITDA for the three months ended March 31, 2004 was $14.3 million, an increase of $3.2 million, or 29%, from $11.1 million for the three months ended March 31, 2003. The increase in EBITDA was a result of a full quarter of operations of assets acquired from Anchor Coin as well as base revenue increases and lower operating costs due to the cost savings of combining the Anchor locations with our existing route operations.

Casino Operations

        Casino operations accounted for 25% of total revenues for the three months ended March 31, 2004 and 26% of revenues for the three months ended March 31, 2003. Total revenues derived from casino operations were $22.8 million for the three months ended March 31, 2004, an increase of $3.3 million, or 17%, from $19.5 million for the three months ended March 31, 2003. This increase in revenue was primarily due to increased customer play at Terrible's Hotel & Casino in Las Vegas and our two casinos in Pahrump. During 2003 one of the main competitors in Pahrump, Nevada closed due to a fire. This closure helped our Pahrump properties achieve higher revenues. There is no indication when or if the competitor's property will re-open.

        Casino operating costs were $13.8 million, or 61%, of casino revenues for the three months ended March 31, 2004, compared to $12.1 million, or 62%, of casino revenues for the three months ended March 31, 2003. Operating expenses increased primarily in the areas of promotions and taxes. The increase in expenses were generally in areas that helped to drive the increase in revenue, such as comps, slot club and participation game fees. Casino EBITDA was $6.2 million for the three months ended March 31, 2004, an increase of $1.4 million, or 29%, from $4.8 million from the three months ended March 31, 2003.

Other Revenue

        Other revenue consists of revenue items such as ATM fees, pay phone charges, rental income and other miscellaneous items unrelated to route and casino operations. Other revenues were $0.8 million for the three months ended March 31, 2004 compared to $0.7 million for the three months ended March 31, 2003.

Promotional Allowances

        Promotional allowances were $3.0 million, or 3.2% of total revenues, for the three months ended March 31, 2004, an increase of $0.3 million, or 11%, from $2.7 million, or 3.7% of total revenues for the three months ended March 31, 2003. The increase was primarily due to heavier promotional spending at the casinos.

Other Costs

        General and administrative expenses, or G&A, were $3.4 million for the three months ended March 31, 2004, an increase of $0.6 million, or 21%, from $2.8 million for the three months ended March 31, 2003. The increase was primarily due to overhead associated with the purchase of the slot route assets of Anchor Coin in February 2003. G&A costs also increased due to costs associated with an increase in insurance expenses. G&A expenses as a percentage of revenue were 3.7% of the revenue for both periods.

        Depreciation and amortization expense was $6.6 million for the three months ended March 31, 2004, an increase of $1.4 million, or 27%, from $5.2 million for the three months ended March 31,

2003. The increase was due primarily to the amortization expenses associated with the acquired slot route contracts and depreciation expenses associated with new fixed assets.

Income from Operations

        As a result of the factors discussed above, income from operations was $11.2 million for the three months ended March 31, 2004, an increase of $2.6 million from $8.6 million for the three months ended March 31, 2003. As a percentage of total revenues, income from operations increased from 11.6% during 2003 to 12.1% during the same period in 2004.

Other Expenses

        Other expense was $5.7 million for the three months ended March 31, 2004, an increase of $0.5 million from the three months ended March 31, 2003. The increase in expenses was primarily due to higher interest expense as a result of the $47.0 million additional offering of senior secured notes done in conjunction with the acquisition of the slot route assets of Anchor Coin completed in February 2003.

Net Income

        Net income for the three months ended March 31, 2004 was $5.5 million. This is an improvement of $2.2 million, or 67%, from a net income figure of $3.3 million recorded for three months ended March 31, 2003.

Year 2003 Compared to Year 2002

Route Operations

        Route operations accounted for 75% of total revenues during the year ended December 31, 2003. This was an increase from 71% of total revenues for the year ended December 31, 2002. Total revenues from route operations were $241.8 million for the year ended December 31, 2003, an increase of $57.9 million, or 31%, from $183.9 million for the year ended December 31, 2002. At December 31, 2003, we were operating approximately 6,800 slot machines, an increase of 1,400 machines from December 2002. The increase in machines was primarily associated with the purchase of the slot route assets of Anchor Coin. The increase in route revenue was a result of the absorption of these new assets as well as the continued replacement and refurbishment of existing slot machines during 2003.

        Route operating costs were $192.8 million, or 80%, of route revenues for the year ended December 31, 2003. This compares to $150.8 million and 82% of route revenues for the same period in 2002. The increase in route operating expenses was primarily associated with the purchase of the slot route assets of Anchor Coin as well as increases in some participation expenses and scheduled space lease increases to our existing slot route contracts.

        Route EBITDA for the year ended December 31, 2003 was $48.7 million, an increase of $15.9 million, or 48%, from $32.8 million for the year ended December 31, 2002. The increase in EBITDA was a direct result of revenue increases as well as lower operating costs due to the cost savings of combining the Anchor locations with our existing route operations.

Casino Operations

        Casino operations accounted for 24% of total revenues for the year ended December 31, 2003 and 28% of revenues for the year ended December 31, 2002. Total revenues derived from casino operations were $78.3 million for the year ended December 31, 2003, an increase of $5.8 million, or 8%, from $72.5 million for the year ended December 31, 2002. This increase in revenue was primarily due to increased customer play at Terrible's Hotel & Casino in Las Vegas and our two casinos in Pahrump.

During 2003 one of the main competitors in Pahrump, Nevada closed due to a fire. This closure helped our Pahrump properties achieve higher revenues in the last two quarters of 2003. There is no indication when or if the competitor's property will re-open.

        Casino operating costs were $51.1 million, or 65%, of casino revenues for the year ended December 31, 2003, compared to $48.6 million, or 67%, of casino revenues for the year ended December 31, 2002. Operating expenses increased primarily in the areas of promotions and taxes. The increase in expenses were generally in areas that helped to drive the increase in revenue, such as comps, slot club and participation game fees. Casino EBITDA was $16.3 million for the year ended December 31, 2003, an increase of $1.9 million, or 13%, from $14.4 million from the year ended December 31, 2002.

Other Revenue

        Other revenue consists of revenue items such as ATM fees, pay phone charges, rental income and other miscellaneous items unrelated to route and casino operations. Other revenues were $3.0 million for the year ended December 31, 2003 compared to $3.1 million for the year ended December 31, 2002.

Promotional Allowances

        Promotional allowances were $11.2 million, or 3.5% of total revenues, for the year ended December 31, 2003, an increase of $1.4 million, or 14%, from $9.8 million, or 3.8% of total revenues for the year ended December 31, 2002. The increase was primarily due to heavier promotional spending at the casinos.

Other Costs

        General and administrative expenses, or G&A, were $12.5 million for the year ended December 31, 2003, an increase of $1.7 million, or 16%, from $10.8 million for the year ended December 31, 2002. The increase was primarily due to overhead associated with the purchase of the slot route assets of Anchor Coin in February 2003. G&A costs also increased due to costs associated with an increase in insurance expenses. G&A expenses as a percentage of revenue were 3.9% of the revenue for the year ended December 31, 2003, down from 4.2% of revenue during fiscal year ended December 31, 2002.

        Depreciation and amortization expense was $24.4 million for the year ended December 31, 2003, an increase of $8.7 million, or 55%, from $15.7 million for the year ended December 31, 2002. The increase was due primarily to the amortization expenses associated with the acquired slot route contracts and depreciation expenses associated with new fixed assets.

Income from Operations

        As a result of the factors discussed above, income from operations was $31.2 million for the year ended December 31, 2003, an increase of $7.5 million from $23.7 million for the year ended December 31, 2002. As a percentage of total revenues, income from operations increased from 9.1% during 2002 to 9.6% during the same period in 2003.

Other Expenses

        Other expense was $22.9 million for the year ended December 31, 2003, an increase of $4.5 million from the year ended December 31, 2002. The increase in expenses was primarily due to higher interest expensed as a result of the $47.0 million additional offering of senior secured notes done in conjunction with the acquisition of the slot route assets of Anchor Coin completed in February 2003. Additionally, we expensed a small bond premium of $267,000 that we paid to repurchase approximately $2.0 million of our senior secured notes in December 2003.

Net Income

        Net income for the year ended December 31, 2003 was $8.2 million. This is an improvement of $3.0 million, or 58%, from a net income figure of $5.2 million recorded for the year ended December 31, 2002.

Year 2002 Compared to Year 2001

Route Operations

        Route operations accounted for 71% of total revenues during the years ended December 31, 2001 and 2002, respectively. Total revenues from route operations were $183.9 million for the year ended December 31, 2002, an increase of $13.0 million, or 8%, from $170.9 million for the year ended December 31, 2001. At December 31, 2002, we were operating approximately 5,400 slot machines, approximately the same number of machines as at December 31, 2001. The increase in route revenue was a result of increased per machine revenues due to the replacement and refurbishment of slot machines during 2002.

        Route operating costs were $150.8 million, or 82%, of route revenues for the year ended December 31, 2002. This compares to $141.5 million and 83% of route revenues for the same period in 2001. The increase in route operating expenses was primarily related to increased participation costs and space leases.

        Route EBITDA for the year ended December 31, 2002 was $32.8 million, an increase of $3.6 million, or 12%, from $29.2 million for the year ended December 31, 2001.

Casino Operations

        Casino operations accounted for 28% of total revenues for the years ended December 31, 2002 and 2001, respectively. Total revenues derived from casino operations were $72.5 million for the year ended December 31, 2002, an increase of $4.7 million, or 7%, from $67.8 million for the year ended December 31, 2001. This increase in revenue was primarily due to increased customer play at Terrible's Hotel & Casino in Las Vegas. Casino operating costs were $48.6 million, or 67%, of casino revenues for the year ended December 31, 2002, compared to $46.7 million, or 69%, of casino revenues for the year ended December 31, 2001. Operating expenses increased primarily in the areas of promotions and management. The increase in expenses drove the increase in revenue. Casino EBITDA was $14.4 million for the year ended December 31, 2002, an increase of $1.5 million, or 12%, from $12.9 million from the year ended December 31, 2001. Increases in EBITDA came from the casino properties in Las Vegas and Pahrump.

Other Revenue

        Other revenue consists of revenue items such as ATM fees, pay phone charges, rental income and other miscellaneous items unrelated to route and casino operations. Other revenues were $3.1 million for the year ended December 31, 2002 compared to $2.9 million for the year ended December 31, 2001, an increase of 7%.

Promotional Allowances

        Promotional allowances were $9.8 million, or 4% of total revenues, for the year ended December 31, 2002, an increase of $1.4 million, or 17%, from $8.4 million, or 4% of total revenues for the year ended December 31, 2001. The increase was primarily due to heavier promotional spending at the casinos.

Other Costs

        General and administrative expenses, or G&A, were $10.8 million for the year ended December 31, 2002, an increase of $0.6 million, or 6%, from $10.2 million for the year ended December 31, 2001. The increase was primarily due to costs associated with an increase in insurance expenses and the increase in the license and trademark fees to Terrible Herbst, Inc., a related party. G&A expenses as a percentage of net revenue were 4% of the revenue for the years ended December 31, 2001 and 2002, respectively.

        Depreciation and amortization expense was $15.7 million for the year ended December 31, 2002, an increase of $1.5 million, or 11%, from $14.2 million for the year ended December 31, 2001. The increase was due to the amortization expenses associated with the acquired slot route contracts and depreciation expenses associated with new fixed assets.

Income from Operations

        As a result of the factors discussed above, income from operations was $23.6 million for the year ended December 31, 2002, an increase of $3.0 million from $20.6 million for the year ended December 31, 2001. As a percentage of total revenues, income from operations increased from 8.5% during 2001 to 9% during the same period in 2002.

Other Expenses

        Other expense was $18.4 million for the year ended December 31, 2002, a decrease of $1.1 million from the year ending December 31, 2001. The decrease was primarily due to lower interest expense as a result of the debt restructuring done in August 2001 as described below.

Loss on Early Retirement of Debt

        We incurred a charge to earnings of $13.0 million in August 2001. This charge was due to the costs associated with the retirement and restructuring of $143.0 million of our long-term debt. This restructuring was done in conjunction with the issuance of $170.0 million 10 3/4% senior secured notes in August 2001. There were no such charges in 2002.

Net Income (loss)

        Net income for the year ended December 31, 2002 was $5.2 million. This is an improvement of $17.2 million from the net loss recorded in 2001.

        The loss in 2001, discussed above, included the $13.0 million in debt restructuring charges. Net income before the charge due to early retirement of debt was $1.0 million for the year ended December 31, 2001, indicating an improvement in 2002 of $4.2 million, or 420%.

Liquidity and Capital Resources

Cash Flows

        After giving effect to the transactions identified under "Use of Proceeds," we have cash and cash equivalents of approximately $46 million on hand and approximately $52 million available under our new revolving credit facility. The amount of borrowings available under our new credit facility reflects a reserve of approximately $4 million for the redemption of the 10 3/4% senior secured notes still outstanding and any related interest and premium charges. Based upon our anticipated future operations, we believe that cash on hand together with available cash flow and our new revolving credit facility, will be adequate to meet our anticipated working capital requirements, capital expenditures and scheduled payments of interest on the notes for at least the next 12 months. No assurances can be given, however, that our cash flow will be sufficient for that purpose. No assurance can be given that additional financing, if required, will be available or, if available, will be on terms favorable to us.

Operating Activities

        During the three months ended March 31, 2004, operating activities provided $8.1 million in cash flows on $5.5 million in net income. Net income for the three months ended March 31, 2004 included non-cash expenses (depreciation and amortization) of $6.6 million.

Investing Activities and Capital Expenditures

        For the three months ended March 31, 2004, we had net cash used for investing activities of $3.9 million primarily related to the net cash used to purchase gaming devices.

        Capital expenditures for the remainder of 2004 are anticipated to be approximately $10.0 million. These funds will be primarily used for maintenance capital expenditures and for purchase of slot machines. In addition, we are expecting to spend approximately $11.0 million over the next twelve months for the construction of a new parking structure at Terrible's Hotel & Casino in Las Vegas.

Financing Activities

        Cash flows used in financing activities were $2.3 million in the first three months of 2004. This was the result of distributions to owners of $2.3 million.

        On June 11, 2004 we refinanced substantially all of our debt with the issuance of $160.0 million aggregate principal amount of our 8 1/8% Series A Senior Subordinated Notes due 2012 and a $150.0 million senior secured credit facility due June 30, 2009, consisting of a $90.0 million revolving credit facility and a $60.0 million term loan. The proceeds of these facilities, along with $10.1 million in cash, were used to retire $210.9 million of our 10 3/4% senior secured notes due in 2008 and to pay a $15.0 million distribution to stockholders. In connection with the retirement of the 10 3/4% senior secured notes, we recorded a charge to earnings in the second quarter in the amount of $38.0 million.

        Following the Series A notes offering, and borrowings under our credit facility, our total debt is approximately $257.3 million and includes the $60 million credit facility term loan, $34 million outstanding on the credit facility revolving line, $4.1 million of our 10 3/4% senior secured notes, and $158.9 of our 8 1/8% senior subordinated notes. During the second quarter of 2004, we recorded a charge to earnings of $38.0 million in connection with the early retirement of $210.9 million in principal amount of its 10 3/4% senior secured notes. We expect to redeem the outstanding 10 3/4% senior secured notes on or promptly after September 1, 2005 at a redemption price of 105.375% of the principal amount. Upon redemption of the outstanding 10 3/4% notes we will be able to utilize all of the $90 million revolving line of credit.

        We have received a financing commitment to fund the purchase price of the riverboat casino assets, subject to normal and customary closing conditions. The commitment expires at the latest, on June 30, 2005. No assurance can be given that we will be successful in obtaining the necessary gaming licenses to operate the riverboat casinos from the Iowa Racing and Gaming Commission and the Missouri Gaming Commission, as applicable, or obtain the necessary financing prior to the commitment expiration.

Free Cash Flow

        The following table summarizes our operating cash flow after deducting non-financed capital expenditures for the quarters ended March 31:

	Three months ended March 31,
	2003	2004
	(in thousands)
Cash flow from operations	$5,151	$8,102
Cash paid for capital expenditures	2,942	3,567

Operating cash less non-financed capital expenditures	$2,209	$4,535

        Our ability to service our debt will be dependent on our future performance, which will be affected by, among other things, prevailing economic conditions and financial, business and other factors certain of which are beyond our control.

Contractual Obligations

        The following tables summarize our contractual obligations as of March 31, 2004 and as of March 31, 2004 as adjusted for the Series A notes offering and the new credit facility.

	Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5years
	(in thousands)
Contractual Obligations:
Long-term debt	$215,237	$162	$190	$214,885	$—
Operating leases	302,836	74,570	123,980	71,051	33,235

Total contractual cash obligations	$518,073	$74,732	$124,170	$285,936	$33,235

	Payments Due by Period (As Adjusted)(1)
	Total	Less than 1 year	1-3 years	4-5 years	After 5years
	(in thousands)
Contractual Obligations:
Long-term debt	$257,350	$162	$30,190	$64,076	$162,922
Operating leases	302,836	74,570	123,980	71,051	33,235

Total contractual cash obligations	$560,186	$74,732	$154,170	$135,127	$196,157

(1)
Gives effect to the offering of Series A notes and the new senior credit facility.

        Other significant operating uses of cash in 2004 include interest and distributions to be made to our stockholders for payment of S corporation taxes and discretionary distributions. Our cash payments for interest were $21.2 million for the year ended December 31, 2003 and cash distributions to stockholders were $5.4 million for the year ended December 31, 2003. We made a $15.0 million cash distribution to our stockholders in 2004 from the proceeds of the Series A notes offering. We expect cash distribution levels to be similar to 2003 for periods going forward.

Critical Accounting Policies

        The preparation of our financial statements requires our management to adopt accounting policies and make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Our business and industry is highly regulated. The majority of our revenue is counted in the form of cash, chips and tokens and therefore, is not subject to any significant or complex estimation procedures.

        We have determined that the following accounting policies and related estimates are critical to the preparation of our consolidated financial statements:

Long-Lived Assets

        We have a significant investment in long-lived property and equipment and lease acquisition costs. Significant accounting policies that affect the reported amounts for these assets include the determination of the assets' estimated useful life, evaluation of the assets' recoverability and the likelihood of technological obsolescence. We estimate useful lives for its property and equipment based on historical experience and estimates of products' commercial lives. Significant incremental costs associated with the acquisition of location leases are capitalized and amortized using the straight-line method over the term of the related leases, including expected renewals, which range from 1 to 20 years. Should the actual useful life of an asset differ from the estimated useful life, future operating results could be positively or negatively affected. We review useful lives, obsolescence, and assess commercial viability of these assets periodically.

        We assess the recoverability of long-lived assets when circumstances indicate that the carrying amount of an asset may not be fully recoverable. If undiscounted expected cash flows to be generated by a long-lived asset or asset group are less than its carrying amount, we record an impairment to write down the long-lived asset or asset group to its estimated fair value. Fair value is determined based on undiscounted expected future cash flows. An adverse change to the estimate of these undiscounted future cash flows could necessitate an impairment charge that could adversely affect operating results.

Recently Issued and Adopted Accounting Standards

        In December 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities (revised December 2003)" ("FIN 46R"), clarifying FIN 46 and exempting certain entities from the provisions of FIN 46R. Generally, application of FIN 46R is required in financial statements of public entities that have interests in structures commonly referred to as special-purpose entities for periods ending after December 15, 2003, and, for other types of variable interest entities for periods ending after March 15, 2004. FIN 46R addresses consolidation by business enterprises of variable interest entities that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) the company will hold a significant variable interest in, or have significant involvement with, an existing variable interest entity. During the fourth quarter of 2003, we adopted the provisions of FIN 46R related to special-purpose entities, which did not have a material impact on its financial position and results of operations. We adopted the provisions of FIN 46R related to other types of variable interest entities during the first quarter of 2004. Such adoption did not have a significant impact on our results of operations or financial position.

Market Risk

        Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, and commodity prices. We do not have any cash or cash equivalents as of March 31, 2004 that are subject to market risk based on changes in interest rates.

        Upon the closing of our new credit facility, we are exposed to some market risk due to floating or variable interest rates. The interest under the credit facility is based on a floating rate plus a leverage grid-based variable amount. A portion of the interest under the revolving credit facility is based on a floating rate (a base rate or LIBOR, at our option). The three-month LIBOR at June 11, 2004 was 1.47%. A 1.0% increase in interest rates would result in an approximate $940,000 annual increase in interest expense. Approximately $94 million of our outstanding indebtedness will bear interest at floating rates.

BUSINESS

General

        We are a gaming company that currently owns and operates approximately 8,400 slot machines throughout the State of Nevada. We are one of the largest slot machine operators in Nevada. Our business is divided into two segments—slot route operations and casino operations. Our route operations involve the exclusive installation and operation of slot machines in certain strategic, high traffic, non-casino locations, such as grocery stores, drug stores, convenience stores, bars and restaurants. Our casino operations include the ownership and operation of Terrible's Hotel & Casino in Las Vegas, as well as four other small casinos in southern Nevada operated under the Terrible's name. Our business has grown, in part, through the acquisition of the assets of the slot route business of Anchor Coin in February 2003, which added approximately 1,100 slots to our slot route business.

        Herbst Gaming, Inc. was incorporated in Nevada on January 21, 1997. It commenced business operations as a holding company of subsidiaries conducting slot route and casino operations on August 23, 2001.

        Our principal executive offices are located at 3440 West Russell Road, Las Vegas, Nevada 89118 and our telephone number is (702) 889-7695.

        Herbst Gaming has elected to be taxed as an S corporation.

Recent Events

        On June 11, 2004 we issued the Series A notes in the aggregate principal amount of $160.0 million. In addition, on June 10, 2004, we entered into a $150.0 million credit facility that was comprised of a $90.0 million revolving credit facility and a $60.0 million term loan. The aggregate of the net proceeds of the Series A notes, approximately $158.9 million, the term loan, $34.0 million of the revolving credit facility and $10.1 million cash were used to purchase $210.9 million in principal amount of the Company's outstanding 10 3/4% senior secured notes due 2008. Following the purchase of the 10 3/4% senior secured notes and the cancellation of the $2.0 million in principal amount of the senior secured notes purchased by us in 2003, approximately $4.1 million of the senior secured notes remained outstanding. During the second quarter of 2004, the Company recorded a charge to earnings of $38.0 million in connection with the early retirement of the 10 3/4% senior secured notes.

        In connection with the tender for the outstanding 10 3/4% senior secured notes due 2008, the Company solicited and obtained the consent of the holders of the 10 3/4% senior secured notes due 2008 to amend the indenture governing the 10 3/4% senior secured notes due 2008 to eliminate substantially all of the restrictive covenants and certain of the events of default. The amendment to the indenture was approved by a sufficient number of the holders of the Company's senior secured notes and was effective as of June 11, 2004. The Company paid approximately $242.1 million in connection with the tender offer and consent solicitation.

        On July 20, 2004, we entered into a definitive agreement to purchase the riverboat casino assets of Grace Entertainment Inc. for a cash purchase price of approximately $287 million. These assets include the St. Jo Frontier Casino located in St. Joseph, Missouri, which contains 514 slot machines and 16 table games, the Mark Twain Casino, located in La Grange, Missouri, which contains 504 slot machines and 17 table games, and the Lakeside Casino Resort in Osceola, Iowa, which contains 921 slot machines, 33 table games and an adjacent 60 room all-suite hotel. Closing of the purchase of the riverboat casino assets is conditioned upon, among other things, obtaining all applicable governmental approvals, including approvals from the Iowa Racing and Gaming Commission and the Missouri Gaming Commission. We anticipate that our applications for gaming licenses in Iowa and Missouri will be filed with the respective gaming authorities before August    , 2004 and considered by the respective authorities within nine months thereafter.

        We have received a financing commitment to fund the purchase price of the riverboat casino assets, subject to normal and customary closing conditions. The commitment expires, at the latest, on June 30, 2005. No assurance can be given that we will be successful in obtaining the necessary gaming licenses to operate the riverboat casinos from the Iowa Racing and Gaming Commission and the Missouri Gaming Commission, as applicable, or obtain the necessary financing prior to the commitment expiration.

Narrative Description of Business

        Our business focuses on attracting and fostering repeat business from local gaming patrons in both our route and casino operations. Local patrons are typically sophisticated gaming customers who seek convenient locations, high payouts and a pleasant atmosphere.

Route Operations

        Our route operations involve the exclusive installation and operation of slot machines in chain store and street account locations. We define chain stores as grocery stores, drug stores, merchandise stores and convenience stores, with more than five locations. Our chain store contracts are primarily with large, national retailers, such as Albertsons, Vons, Safeway, SavOn, Smith's, Kmart and Rite Aid, as well as Terrible Herbst gas stations and convenience stores. Street accounts include local bars, restaurants and non-chain convenience stores. Nevada law limits slot route operations to certain types of non-casino locations including bars, taverns, saloons, convenience stores, grocery stores, drug stores and airports. Most locations are limited to offering no more than 15 slot machines.

        We generally enter into two types of route contracts—one is a space lease arrangement and the other is a revenue-sharing arrangement. Under space lease arrangements, which we principally enter into with chain stores, we pay a fixed monthly fee for each location in which we place slot machines. Under revenue-sharing arrangements, which we typically enter into with street accounts, we pay the location owner a percentage of the revenues generated by our slot machines located at that particular street account. In order to enter into a revenue-sharing arrangement, the location owner must hold a gaming license. Both space lease and revenue-sharing arrangements typically involve long-term contracts that provide us with the exclusive right to install our slot machines at particular locations. In the case of chain stores, our contracts give us the exclusive right to install slot machines at stores opened in the future.

Casino Operations

        Our casino operations consist of owning and operating casinos in Nevada that focus on local customers, with an emphasis on slot play. The following table summarizes our casino assets:

		Number of
Property	Location	Slot Machines	Table Games	Hotel Rooms	Additional Amenities
Terrible's Hotel & Casino	Las Vegas	775	8	373	Race and sports book
Terrible's Town Casino	Pahrump	389	6	—	Race and sports book
Terrible's Lakeside Casino & RV Park	Pahrump	257	—	159 RV spaces	Seasonal sports book 232-seat bingo facility 7 acre lake
Terrible's Casino & Bowl	Henderson	99	—	—	16-lane bowling alley
Terrible's Searchlight Casino	Searchlight	75	—	—	—

Total		1,595	14

Terrible's Hotel & Casino

        Terrible's Hotel & Casino in Las Vegas, our largest casino, opened on December 6, 2000. Terrible's offers a buffet, 24-hour café, and a McDonald's. There are 373 rooms with standard amenities as well as a pool and spa. Terrible's is conveniently located approximately one mile east of the Las Vegas Strip, which we believe appeals to locals who wish to avoid the congestion of the Strip. Terrible's favorable location has made it popular with Strip casino employees. The next major locals casino east of us is approximately six miles away on Boulder Highway. Although we are not a tourist destination, we receive a certain amount of tourist traffic through our casino due to our location near the airport, the Strip and the Las Vegas Convention Center.

Business Strategy

        Our business strategy focuses on attracting and fostering repeat business from local gaming patrons in both our route and casino operations. Local patrons are typically sophisticated gaming customers who seek convenient locations, high payouts and a pleasant atmosphere. Because local gaming consumers represent high potential repeat business, generating customer satisfaction and loyalty is a critical component of our strategy.

Marketing

        Our marketing efforts seek to capitalize on the strong recognition and high level of quality and value associated with the Terrible Herbst trade name and its cowboy logo, which are used in 69 gasoline stations and convenience stores in southern Nevada and 10 gasoline stations and convenience stores in California and Arizona. The Terrible Herbst brand is prominently displayed in our route and casino operations. For this reason, we have licensed the Terrible Herbst trade name from Terrible Herbst, Inc., a related party, for a term of ten years. Subject to mutual consent, we may extend the term of the agreement for two successive 5-year periods.

        In addition, we have implemented a unique players club that rewards customers with points for playing at our route and casino locations as well as for purchases made at Terrible Herbst gas stations and convenience stores in the Las Vegas area. Points may be redeemed for cash as well as free or discounted rooms, food or other goods or services provided at any such location.

Route Operations

        We believe that route patrons choose to play slot machines near their homes. We attract these players by installing state-of-the-art slot machines with popular games, by offering a high level of customer service and providing an attractive, comfortable atmosphere at our route locations. Furthermore, we are focused on maximizing the profitability of our route operations by managing our routes as if they were casinos and by implementing information management techniques and cost-saving technologies.

        We actively manage our route locations using the same techniques utilized by casino operators. For example, we extend patrons' slot play by offering free snacks and beverages at some of our route locations. We place our gaming machines in locations where they will receive maximum customer traffic, generally near a store's entrance. In addition, we utilize a game tracking system and other technology to monitor the play of our patrons. Upon reviewing and analyzing our customer play, we adjust the types of games available. By providing the most desirable mix of games at our locations, we have been able to increase the win per day at our route locations.

        We use state-of-the-art slot machines with popular games to attract and retain gaming patrons. Our multi-denominational, multi-game machines give patrons the ability to tailor their gaming experience to their preferences. Management believes that utilizing slot machines with a multi-

denominational, multi-game format will result in decreased capital expenditures over the next several years because these machines may be upgraded by exchanging a computer chip instead of replacing the entire machine. We are able to purchase a new computer chip at a fraction of the cost of purchasing a new slot machine.

        Implementing technology has been a key component of our effort to increase slot route revenues and decrease expenses. Recent cost saving technologies allow patron jackpot payments on site and help to reduce the need for slot route technicians to drive to locations to fill slot machines with coins or to pay jackpots. Utilizing these technological advances helps to minimize our operating costs.

Casino Operations

        Our casino operations strategy is to offer high quality gaming, hotel and dining experiences at affordable prices. Our primary target market consists of value oriented local middle-market gaming patrons who gamble frequently. We believe that we attract our targeted customers and that they return to our casinos because of our convenient locations, great food, ample parking, friendly employees and high slot machine payout rates.

Las Vegas Market

        Since we believe that a vast majority of our patrons are locals, our marketing efforts are primarily focused on the local population of Clark County, Nevada. Clark County's population has increased from just over 741,400 residents in 1990, to approximately 1,641,000 in 2003. In addition, Clark County's population is expected to increase by almost 340,000 residents, or an additional 23%, by 2010. Over the past decade, Nevada has been one of the fastest growing states in the nation, with a majority of that growth found in Clark County, and the 2000 Census ranked Nevada as the nation's fastest growing state. Management expects to benefit from the continued strong growth in the population of Clark County.

        Gaming revenues have increased significantly along with population growth in Clark County. According to the Center for Business and Economic Research at the University of Nevada Las Vegas, gaming revenues increased by 2.62% during 2003 and were expected to increase 3.4% in 2004. With low unemployment rates and a steady increase in available jobs, Clark County enjoys a per capita income higher than the national average. In 2002, the median household income in Clark County was $45,607 compared with the national median of $42,409.

Competition

        Our slot route operations are subject to substantial direct competition for our revenue- sharing and fixed space lease locations from one large route operator and numerous small operators, located principally in Las Vegas, Nevada. The principal method of competition for slot route operators includes the economic terms of the revenue-sharing or space lease arrangement, the services provided and the reputation of the route operator. Price competition for revenue-sharing or space lease arrangements is intense and we believe that price competition among slot route operators will continue. We are one of the largest route operators with approximately 6,800 slot machines situated in locations outside of our casinos as of March 31, 2004.

        With respect to our casino operations in Las Vegas, Terrible's Hotel & Casino competes for local gaming customers with other locals-oriented casino-hotels in Las Vegas. We do not believe that we are in direct competition with many of the resort-casino properties on the Las Vegas Strip, which focus primarily on attracting tourist players. Rather, we believe that our principal competitors in our casino operations are the two other local casinos located within a one mile radius. We compete with these properties on the basis of the desirability of location, payout rates, personalized approach, casino promotions, comfort and value of restaurants and hotel rooms and the variety and value of entertainment. The construction of new casinos or the expansion of existing casinos near our casinos could have a negative impact on our casino operations.

        Our casino operations in Pahrump, Henderson, and Searchlight, Nevada face competition from other casinos located in the vicinity of these properties.

Employees

        As of March 31, 2004, we employed approximately 2,200 employees. None of our employees is covered by a collective bargaining agreement. We believe that our relationship with our employees is good.

Properties

        Our principal properties consist of the following:

        Company Headquarters and Warehouse.    We lease a four-acre site in Las Vegas and own the 50,000 square foot building where our executive offices and operational headquarters are located. This facility houses our executive and administrative offices and is used for sub-assembly and warehouse space for our slot route operations. The lease between the Herbst Family Limited Partnership II, a Nevada limited partnership, and us ends on June 30, 2016, with options to renew the lease for five additional successive terms of ten years each.

        Office Space and Convenience Store.    We lease a three-acre site and a 50,000 square foot building where our employment center and purchasing department are located. The lease between the Herbst Grandchildren's Trust, a trust governed under the laws of the State of Nevada and a related party, and us ends on November 27, 2012, with options to renew the lease for five additional successive terms of ten years each.

        Terrible's Searchlight Casino.    We lease the land on which Terrible's Searchlight Casino is located in Searchlight, Nevada. The lease ends on June 30, 2022, with options to renew the lease for five additional successive terms of ten years each.

        Terrible's Hotel & Casino.    We own the ten-acre site in Las Vegas on which Terrible's Hotel & Casino is located, consisting of a 45,000 square foot casino with 373 guest rooms.

        Terrible's Town Casino.    Terrible's Town Casino in Pahrump, Nevada, which is approximately 60 miles from Las Vegas, comprises an approximate 30,000 square foot building on approximately three acres. We lease the land from the Herbst Family Limited Partnership I, a Nevada limited partnership and a related party. The lease expires on June 30, 2006. We also have an option to further extend the lease for four additional successive terms of five years each.

        Terrible's Lakeside Casino & RV Park.    We own the land in Pahrump, Nevada on which Terrible's Lakeside Casino & RV Park, an approximate 8,000 square foot casino on 30 acres, is located.

        Terrible's Town Casino & Bowl.    We lease the land and building on which our Terrible's Town Casino & Bowl is located in Henderson, Nevada. The lease ends on February 9, 2014, with options to renew the lease for five additional successive terms of ten years each. We own a 0.8-acre lot adjacent to Terrible's Town Casino & Bowl that we are holding for possible future development.

Legal Proceedings

        From time to time, we are a party to various claims arising in the normal course of business. Management believes, however, that there are no proceedings pending or threatened against us which, if determined adversely, would have a material adverse effect on our financial condition, results of operations or liquidity.

REGULATION AND LICENSING

        The ownership and operation of casino gaming facilities and slot routes in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder, or the Nevada Act, and various local regulations.

        Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, and the Cities of Las Vegas, Reno, Henderson and other local regulatory authorities, or the Nevada Gaming Authorities.

        The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things:

  •
  the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

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  the establishment and maintenance of responsible accounting practices and procedures;

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  the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

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  the prevention of cheating and fraudulent practices; and

  •
  providing a source of state and local revenues through taxation and licensing fees.

Changes in these laws, regulations and procedures could have an adverse effect on our gaming operations.

        Corporations and other entities that operate casinos or slot routes in Nevada are required to be licensed by the Nevada Gaming Authorities. A gaming license for such activities requires the periodic payment of fees and taxes and is not transferable. Herbst Gaming is registered by the Nevada Gaming Commission as a publicly traded corporation (a "registered corporation"). As a registered corporation, we are required periodically to submit detailed financial and operating reports to the Nevada Gaming Commission and furnish any other information that the Nevada Gaming Commission may require. Herbst Gaming has been found suitable by the Nevada Gaming Commission to own the stock of E-T-T, Inc., which is licensed by the Nevada Gaming Commission as a casino and slot route operator, Market Gaming, Inc., which is licensed as a slot route operator, and Flamingo Paradise Gaming, LLC, which is licensed as a casino operator. E-T-T, Inc., is also registered by the Nevada Gaming Commission as an intermediary holding company (the "Intermediary Company") and has been found suitable to own the stock of Corral Country Coin, Inc., Cardivan Company, and Corral Coin, Inc., all of which are licensed by the Nevada Gaming Authorities as slot route operators (all of the foregoing, including Market Gaming, Inc., and Flamingo Paradise Gaming, LLC, are referred to as the "Gaming Subsidiaries"). No person may become a stockholder of, or receive any percentage of the profits from, the Intermediary Company or any of the Gaming Subsidiaries without first obtaining licenses and approvals from the Nevada Gaming Authorities. Herbst Gaming, the Intermediary Company, and all of the Gaming Subsidiaries have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

        The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, Herbst Gaming, the Intermediary Company or the Gaming Subsidiaries in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of Herbst Gaming, the Intermediary Company, and the Gaming Subsidiaries must file applications with the Nevada Gaming Authorities and are required to be licensed by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities, and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

        If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. In addition, the Nevada Gaming Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

        Herbst Gaming, the Intermediary Company, and the Gaming Subsidiaries are required to submit detailed financial and operating reports to the Nevada Gaming Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by Herbst Gaming, the Intermediary Company and the Gaming Subsidiaries must be reported to the Nevada Gaming Commission.

        If it were determined that Herbst Gaming, the Intermediary Company or the Gaming Subsidiaries violated the Nevada gaming laws, our gaming licenses and registrations with the Nevada Gaming Commission could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, Herbst Gaming, the Intermediary Company, the Gaming Subsidiaries and the persons involved could be subject to substantial fines for each separate violation of the Nevada laws at the discretion of the Nevada Gaming Commission. Further, the Nevada Gaming Commission could appoint a supervisor to operate our gaming properties and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of our gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect our operations.

        Any beneficial holder of Herbst Gaming's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of Herbst Gaming's voting securities determined if the Nevada Gaming Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting such investigation.

        Although we do not intend to register or sell any equity securities, Nevada law requires any person who acquires more than 5% of a registered corporation's voting securities to report the acquisition to the Nevada Gaming Commission. Nevada law requires that beneficial owners of more than 10% of a registered corporation's voting securities apply to the Nevada Gaming Commission for a finding of suitability within 30 days after the Chairman of the Nevada State Gaming Control Board mails the written notice requiring the filing for a finding of suitability. Under certain circumstances, an "institutional investor," as defined in the regulations of the Nevada Gaming Commission, which acquires more than 10%, but not more than 15%, of our voting securities may apply to the Nevada Gaming Commission for a waiver of such finding of suitability if that institutional investor holds the voting securities for investment purposes only. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or any of our gaming affiliates, or any other action which the Nevada Gaming Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

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  voting on all matters voted on by stockholders;

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  making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

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  other activities as the Nevada Gaming Commission may determine to be consistent with such investment intent.

If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

        Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Commission or the Chairman of the Nevada State Gaming Control Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a registered corporation beyond the period of time as may be prescribed by the Nevada Gaming Commission may be guilty of a criminal offense. Herbst Gaming, the Intermediary Company or the Gaming Subsidiaries may become subject to disciplinary action if, after receipt of notice that a person is unsuitable to be a stockholder or to have any other relationship with Herbst Gaming, the Intermediary Company or the Gaming Subsidiaries, Herbst Gaming:

  •
  pays that person any dividend or interest upon voting securities;

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  allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

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  pays remuneration in any form to that person for services rendered or otherwise; or

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  fails to pursue all lawful efforts to require the unsuitable person to relinquish his voting securities for cash at fair market value.

Additionally, the Clark County Liquor and Gaming Licensing Board has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

        Herbst Gaming may be required to disclose to the Nevada State Gaming Control Board and the Nevada Gaming Commission the identities of all holders of our issued and outstanding 10 3/4% senior secured notes. The Nevada Gaming Commission may, in its discretion, require the holder of any debt security of a registered corporation to file applications, be investigated and be found suitable to own the debt security of a registered corporation. If the Nevada Gaming Commission determines that a person is unsuitable to own a debt security, then pursuant to Nevada law, the registered corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Gaming Commission, it:

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  pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

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  recognizes any voting right by the unsuitable person in connection with debt securities;

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  pays the unsuitable person remuneration in any form; or

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  makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

        Herbst Gaming is required to maintain a current ledger in Nevada, which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial holder to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Gaming Commission has the power to require our securities to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Gaming Commission has not imposed such a requirement on Herbst Gaming.

        Herbst Gaming may not make a public offering of securities without the prior approval of the Nevada Gaming Commission if the securities or proceeds from the securities are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for the purposes of constructing, acquiring or financing gaming facilities. Furthermore, any approval, if granted, does not constitute a finding, recommendation or approval by the Nevada Gaming Commission or the Nevada State Gaming Control Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

        Changes in the control of Herbst Gaming through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby that person obtains control (including foreclosure on the pledged shares), may not occur without the prior approval of the Nevada Gaming Commission. Entities seeking to acquire control or ownership of a registered corporation must satisfy the Nevada State Gaming Control Board and Nevada Gaming Commission in a variety of stringent standards prior to assuming control of such registered corporation. The Nevada Gaming Commission may also require the stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

        License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either:

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  a percentage of the gross revenues received;

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  the number of gaming devices operated; or

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  the number of table games operated.

        Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons, or Licensees, and who is or who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada State Gaming Control Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada State Gaming Control Board of the Licensees' participation in foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Gaming Commission. Thereafter, Licensees are also required to comply with certain reporting requirements imposed by the Nevada gaming laws. Licensees are also subject to disciplinary action by the Nevada Gaming Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to a foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ, contract with or associate with a person in the foreign operation who has been denied a license or a finding of suitability in Nevada on the ground of personal unsuitability.

MANAGEMENT

Directors and Executive Officers

        The following is a list of our directors and executive officers:

Name	Age	Position
Edward J. Herbst	43	Chairman of the Board, Chief Executive Officer and President
Timothy P. Herbst	41	Executive Vice President and Director
Troy D. Herbst	38	Executive Vice President, Secretary, Treasurer and Director
Mary E. Higgins	47	Chief Financial Officer
John N. Brewer	47	Director
John D. Gaughan	37	Director

        Edward, Timothy and Troy Herbst are brothers. Timothy and Troy Herbst are members of our Executive Committee and Troy Herbst is a member of our Audit Committee, but they are not involved in day-to-day operations.

        Edward J. Herbst has served as the Chief Executive Officer, President and Chairman of the Board of Directors of our company and its predecessors since their inception in 1987. Edward oversees all aspects of our business, including gaming route operations, casino operations, new business initiatives and the solicitation of new contracts. Edward also serves as a Vice President of Terrible Herbst, Inc. and sits as a member of U.S. Bank of Nevada's advisory board of directors

        Timothy P. Herbst has served as Executive Vice President and a Director of our company and its predecessors since their inception in 1987. Timothy is a member of our Executive Committee. He also serves as a Vice President of Terrible Herbst, Inc. and sits on the Board of Directors of Nevada First Bank.

        Troy D. Herbst has served as Executive Vice President, Secretary, Treasurer and a Director of our company and its predecessors since their inception in 1987. Troy is a member of our Executive and Audit Committees. He also serves as a Vice President of Terrible Herbst, Inc.

        Mary E. Higgins has been the Chief Financial Officer of our company since May 2000. Prior to joining our company, from March 1997 to June 2000, Ms. Higgins was the Chief Financial Officer of Camco, Inc., a Las Vegas based specialty finance company. From August 1987 to October 1996, Ms. Higgins was the Commercial Lending Division Manager of Southern Nevada for Wells Fargo Bank in Las Vegas.

        John N. Brewer has served as a Director of our company since December 2001. Mr. Brewer is also a member of our Audit Committee. Mr. Brewer is a partner with the law firm of Kummer Kaempfer Bonner & Renshaw in Las Vegas, Nevada, where he has practiced principally in corporate and securities law since its inception in 1994.

        John D. Gaughan has served as a Director of our company since December 2001. Since 1988, Mr. Gaughan has been the President and Chief Executive Officer of Las Vegas Dissemination, Inc., a company that provides horse and dog racing information to licensed racebooks in Nevada and selected Native American gaming locations.

Executive Compensation

        The following table lists all compensation we paid or accrued for services rendered by our executive officers whose aggregate cash compensation exceeded $100,000 for the last three fiscal years:

		Annual Compensation
					All Other Compensation($)— Stockholder Tax Distribution(3)
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation(2)
Edward J. Herbst(1)	2003	$488,250	$—	$1,323,347	$489,000
Chairman of the Board, Chief Executive	2002	465,000	—	1,412	—
Officer and President	2001	229,962	—	792,080	1,021,044
Timothy P. Herbst	2003	157,500	—	1,323,483	489,000
Executive Vice President	2002	150,000	—	1,300	—
	2001	118,508	—	792,080	910,589
Troy D. Herbst	2003	157,500	—	1,323,746	489,000
Executive Vice President, Secretary and	2002	150,000	—	1,296	—
Treasurer	2001	118,508	—	792,080	910,589
Mary E. Higgins(1)	2003	262,500	3,000	—	—
Chief Financial Officer	2002	250,000	3,000	—	—
	2001	250,000	3,000	—	—

(1)
We have entered into employment agreements with Edward J. Herbst and Mary E. Higgins.

(2)
Includes stockholders' distributions and fringe benefits, such as automobiles.

(3)
We are an S corporation and taxes on our income are paid by the stockholders.

Employment Agreements

        On August 1, 2001, we entered into employment agreements with Edward J. Herbst, our Chairman, Chief Executive Officer and President, and Mary E. Higgins, our Chief Financial Officer, in which we agreed to pay them annual base compensation of $465,000 and $250,000, respectively, which may be increased annually by five percent. These agreements commence on August 1, 2001 and terminate on July 31, 2006. These agreements automatically renew for successive one-year periods unless sooner terminated or unless either party to the respective agreements notifies the other in writing at least 60 days prior to the date the respective agreement is scheduled to expire. Each employment agreement provides that if the executive's employment is terminated for Cause (as defined in the employment agreement), such executive will receive no severance of any kind. If the executive voluntarily terminates employment, the executive will receive no severance payment of any kind. In the event that we choose to terminate the executive's employment for any reason other than Cause, the executive will receive a severance payment equal to one year's salary. The employment agreements with these executives also contain a covenant to protect confidential information.

Executive Compensation and Bonus Plan

        The board of directors has adopted the Executive Compensation and Bonus Plan for our executive officers who are also stockholders. Any payments to be made under this plan must be approved by our independent directors. Commencing with calendar year 2003 and each succeeding calendar year, the maximum aggregate amount of annual compensation and cash bonuses increases by 5%. Commencing with calendar year 2003, the independent directors began establishing the financial targets that we need to meet prior to our making a cash bonus to a participant.

Committees of our Board of Directors

        Our board of directors has an Audit Committee and an Executive Committee. The Audit Committee's functions are as follows:

  to review reports of our certified public accountants;

  to review our financial practices, internal controls and policies with officers and key employees;

  to review such matters with our auditors to determine scope of compliance with any deficiencies;

  to consider selection of independent public accountants;

  to review related party transactions; and

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  to make periodic reports on such matters to the board of directors.

        Our Audit Committee is comprised of Messrs. Troy Herbst and John Brewer. Mr. Brewer, an independent Director in accordance with the New York Stock Exchange corporate governance standards, is the Chairman of the Audit Committee and its financial expert, as defined by the SEC.

        The Executive Committee's function is to review and make recommendations to our board of directors with respect to the salaries and bonuses of our executive officers and key employees. Directors Edward Herbst, Timothy Herbst and Troy Herbst serve on the Executive Committee.

Compensation of Directors

        Our directors do not receive any compensation for serving on our board of directors or attending meetings thereof, except that our independent directors will receive compensation in the amount of $1,000 per meeting attended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our capital stock as of March 31, 2004 for (i) each stockholder who is known by us to own beneficially more than 5% of our common stock, (ii) each director and executive officer, and (iii) all of our directors and executive officers as a group.

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares
Edward J. Herbst	100	33 1/3%
Timothy P. Herbst	100	33 1/3%
Troy D. Herbst	100	33 1/3%
John N. Brewer	—	—
John D. Gaughan	—	—
Mary E. Higgins	—	—

All executive officers and directors as a group (4 persons)	300	100.0%

(1)
The address of each such person is c/o Herbst Gaming, Inc., 3440 West Russell Road, Las Vegas, Nevada 89118.

        The securities entitled to vote consist of shares of our common stock, no par value, with each share entitling its owner to one vote. Common stock is the only outstanding class of voting securities authorized by our articles of incorporation. The number of outstanding shares of common stock as of March 1, 2004 was 300.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We believe that all of the transactions mentioned below are on terms at least as favorable to us as would have been obtained from an unrelated third party.

        General. Edward Herbst, Timothy Herbst and Troy Herbst are brothers and are the officers and directors of Herbst Gaming, Inc. and its wholly-owned subsidiaries. In addition, they are officers and directors of Terrible Herbst, Inc. There is no cross ownership between Herbst Gaming, Inc. and Terrible Herbst, Inc. Terrible Herbst, Inc. is owned solely by Jerry and Maryanna Herbst, the parents of the Herbst brothers. Sean Higgins, our general counsel is also the general counsel of Terrible Herbst, Inc.

        Slot route contract with Terrible Herbst, Inc. We rent space for certain slot machine route operations in convenience stores owned by Terrible Herbst, Inc., a corporation in which our owners are officers and which is owned by the father of our owners. Rent expense of $3,653,000, $4,132,800 and $4,754,400 was incurred under this agreement for the years ended December 31, 2001, 2002 and 2003, respectively, for the exclusive placement of slot machines in the Terrible Herbst convenience store locations. This contract expires in 2010 but may be extended at our option for two additional terms of five years.

        Other arrangements with Terrible Herbst, Inc. We have also entered into a servicing arrangement with Terrible Herbst, Inc. pursuant to which we provide accounting and administrative services related to the collection of daily deposits from the Terrible Herbst, Inc. convenience stores. We also provide personnel to Terrible Herbst, Inc. to count, maintain and safeguard large amounts of coin and currency. Terrible Herbst, Inc. reimburses our expenses in providing these services. Under this servicing arrangement, we were paid approximately $214,000, $205,800 and $205,800 for services rendered for the years ended December 31, 2001, 2002 and 2003, respectively.

        We have entered into a nonexclusive trademark and license agreement with Terrible Herbst, Inc. for the use of the Terrible Herbst brand name and its cowboy logo for 25 years, including renewal periods. The annual royalty fee was previously $600,000. The agreement was amended in 2001 and the annual royalty fee was increased from $600,000 to $1,200,000. Pursuant to this trademark and license agreement, we paid approximately $800,000 to Terrible's during 2001, $1,200,000 in 2002 and $1,301,000 in 2003.

        Lease agreements.    Pursuant to a lease agreement that expires in 2067, including renewal periods, we lease the real property on which our corporate headquarters is located from The Herbst Family Limited Partnership II, or Herbst FLP II. The general partners of the Herbst FLP II are Jerry and Maryanna Herbst. In each of 2001, 2002 and 2003, we paid $172,992 under this lease.

        Pursuant to a lease agreement that expires in 2026, including renewal periods, we lease the real property on which Terrible's Town in Pahrump is located from the Herbst Family Limited Partnership. In each of 2001, 2002 and 2003, we paid $135,000, $150,000 and $150,000, respectively, under this lease.

        We lease land and office space in certain of our facilities to Terrible Herbst, Inc. under noncancelable lease agreements ranging from 10 to 20 years. Monthly rental income is $63,500. Rental income from these leases was $623,000, $662,000 and $642,000 for 2001, 2002 and 2003, respectively.

        We lease the real property on which Terrible's Searchlight Casino in Searchlight is located from Terrible Herbst, Inc. for $15,000 per month, pursuant to a lease agreement entered into on June 30, 2002 that expires in 2022, with options to renew the lease for five additional successive terms of ten years each. Terrible Herbst, Inc. leases that real property from an unrelated third party, pursuant to a lease agreement entered into on June 30, 2002 that expires in 2042, including renewal periods. Amounts paid under this lease were $90,000 in 2002 and $180,000 in 2003.

        We lease a warehouse located in Las Vegas, Nevada for our employment center and purchasing departments from the Herbst's Grandchildren's Trust. The lease began in November 2002 and requires payments of $43,525 through November 2012. Rent expense of $43,525 was incurred under this lease arrangement for the year ended December 31, 2003 and $522,300 was the rent expensed for 2003.

        Related-party transactions.    Edward Herbst, an owner, owed us approximately $434,000 represented by certain notes receivable at December 31, 2003. These notes were repaid in full in the first quarter of 2004. Interest income related to the notes receivable was $27,000, $26,000 and $26,000, for 2001, 2002 and 2003, respectively.

        Mr. Higgins is our General Counsel, the General Counsel of Terrible Herbst, Inc. and the brother of Mary E. Higgins, our Chief Financial Officer. Mr. Higgins received a salary for services rendered to us in 2001, 2002 and 2003 of $192,617, $260,674 and $295,708, respectively.

        In 1999, HIGCO, Inc., a company owned and operated by Mr. Higgins and two of his brothers, G. Michael Higgins and Kevin J. Higgins agreed to purchase from us for $200,000 a liquor license related to owning and operating a tavern located in Henderson, Nevada. Mr. Higgins is the president and a member of the board of directors of HIGCO. The terms of the purchase between us and HIGCO require HIGCO to repay the debt at 9% interest per annum. The balance of that note at December 31, 2002 was $20,000 and $0 at December 31, 2003. In addition, we entered into a slot route contract to install, operate and service slot machines at the tavern. Pursuant to the revenue-sharing contract, HIGCO paid us, $114,442, $105,559 and $1,566 in gaming fees in 2001, 2002 and 2003, respectively. The tavern was sold on December 31, 2003 to an unrelated party and HIGCO repaid that note in full in January 2003.

        In 2003, HIGCO opened another tavern and we have entered into a slot route contract to install, operate and service slot machines at that new location. Pursuant to this revenue-sharing contract,

HIGCO paid us $27,097 in 2003. We have a note due from HIGCO made in conjunction with the new bar with a balance due at December 31, 2003 of $20,000.

        John N. Brewer.    John N. Brewer, a member of our board of directors, is a partner with Kummer Kaempfer Bonner & Renshaw. We retain Kummer Kaempfer Bonner & Renshaw as outside legal counsel, and Kummer Kaempfer Bonner & Renshaw has received fees for legal services in the amount of $387,369, $234,309 and $251,188 for 2001, 2002 and 2003, respectively.

        John D. Gaughan.    John D. Gaughan, a member of our board of directors, is the President and Chief Executive Officer of Las Vegas Dissemination, Inc., which provides services related to the race and sports books at Terrible's Hotel & Casino and Terrible's Town. Las Vegas Dissemination, Inc. has received fees for services in the amount of $220,555, $239,111 and $366,526 for 2001, 2002 and 2003, respectively.

        Indemnification of Directors and Officers.    Section 78.7502 of the Nevada Revised Statutes, Article VIII of our articles of incorporation and Article IX of our by-laws contain provisions for indemnification of our officers, directors, employees and agents. Our articles require us to indemnify such persons to the full extent permitted by Nevada law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrants pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

        On June 10, 2004, we entered into a five-year $150 million senior credit facility with a syndicate of lenders that provides for a $90 million revolving credit facility and a $60 million term loan. We are the borrower under the new senior credit facility. Our obligations under the senior credit facility are guaranteed by all of our subsidiaries, including future subsidiaries. Our obligations under the senior credit facility are also secured by perfected first priority security liens, subject to certain permitted liens, in substantially all of our and our subsidiaries' real, personal, tangible and intangible assets. The credit facility has been used to refinance our existing indebtedness, and will be used for working capital needs and general corporate purposes.

        The senior credit facility contains customary representations and warranties and affirmative and negative covenants. The senior credit facility requires us to maintain certain financial covenants which include a minimum fixed coverage ratio, a maximum total leverage ratio, and a maximum senior debt leverage ratio. Further, the senior credit facility contains restrictions on our ability and the ability of our subsidiaries to, among other things:

  •
  dispose of assets;

  •
  incur additional indebtedness;

  •
  incur guaranty obligations;

  •
  pay dividends;

  •
  make capital distributions;

  •
  make optional payments or modify subordinated debt instruments;

  •
  create liens on assets;

  •
  make investments, loans or advances;

  •
  make acquisitions;

  •
  engage in sale-leaseback transactions;

  •
  engage in mergers or consolidations, liquidations and dissolutions;

  •
  engage in certain transactions with affiliates;

  •
  make changes in lines of businesses; and

  •
  enter into hedging or restrictive agreements or amend material documents.

        The senior credit facility contains customary events of default, including:

  •
  nonpayment of principal when due;

  •
  nonpayment of interest, fees or other amounts after a grace period to be agreed upon;

  •
  inaccuracy of representations and warranties;

  •
  violation of covenants, subject in certain cases to negotiated grace periods;

  •
  certain bankruptcy events and cross-defaults to other material indebtedness;

  •
  change of control events comparable to those applicable to the notes;

  •
  material judgments, actual or asserted invalidity of any guarantee or security document or security interest, and certain ERISA-related events; and

  •
  failure of the validity, perfection or priority of the liens.

        Until such time as the outstanding $4.1 million 10 3/4% senior secured notes due 2008 are redeemed, we may only borrow up to approximately $86 million under our $90 million revolving line of credit.

10 3/4% Senior Secured Notes Due 2008

        On August 24, 2001, we issued $170.0 million in 10 3/4% senior secured notes due 2008 in a private placement. In February 2003 we issued $47.0 million in additional 10 3/4% senior secured notes. The 10 3/4% notes are secured, senior obligations, equal in right of payment with all of our existing and future assets, and senior in right of payment to any of our existing and future subordinated indebtedness. Interest is payable on March 1 and September 1 of each year. The notes will mature on September 1. 2008. On or after September 1, 2005, at our option, we may redeem some or all of the 10 3/4% senior secured notes at prices starting at 105.375% of the principal amount as of September 1, 2005 declining to 102.688% at September 1, 2006 and 100% at September 1, 2007. Prior to September 1, 2004, we may redeem up to 35% of the notes at 110.75% of the principal amount with the net cash proceeds of certain equity offerings.

        The indenture governing the 10 3/4% senior secured notes contain specified restrictions with respect to the conduct of our business and specified restrictive covenants, including, among other things, limitations on our ability to:

  •
  incur additional indebtedness;

  •
  pay dividends on or purchase our stock;

  •
  make investments;

  •
  incur liens on our assets to secure debt;

  •
  place restrictions on distributions and other payments from our subsidiaries;

  •
  merge or consolidate with another company; transfer or sell our assets; and

  •
  enter into transactions with affiliates.

        The underlying indenture provides that we will be required to make an offer to repurchase all of the 10 3/4% notes at 101% of the outstanding aggregate principal amount of the notes (plus any accrued and unpaid interest thereon) upon the occurrence of a "change of control," as defined in the indenture. In addition, the indenture provides that we offer to repurchase all or a portion of the 10 3/4% notes at 100% of the principal amount, plus accrued and unpaid interest, from the net cash proceeds of certain asset sales if those proceeds are not reinvested or used to repay certain indebtedness.

        The indenture also specifies a number of events of default, including, among others, a failure to make timely principal or interest payments or to perform covenants contained in the indenture. If an event of default, other than an event of default arising from certain events of bankruptcy or insolvency, occurs and is continuing, the trustee under the indenture or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        On May 13, 2004, we commenced a cash tender offer to purchase our 10 3/4% senior secured notes due 2008. As of June 11, 2004, there was $4.1 million in aggregate principal amount of the senior secured notes outstanding. In conjunction with the tender offer, we commenced a consent solicitation to amend our indenture governing the senior secured notes to eliminate substantially all of the restrictive covenants and certain of the events of default contained in the indenture and to modify the defeasance provisions. The amendment to our indenture was approved, as of May 24, 2004, by holders of approximately 94% of our senior secured notes. The amendment became operative on June 11, 2004 upon our payment of the consent fee and tender consideration.

DESCRIPTION OF SERIES B NOTES

        You can find the definitions of certain terms used in this description under the caption "Certain Definitions." In this description, "Herbst Gaming" refers only to Herbst Gaming, Inc. and not to any of its subsidiaries.

        Herbst Gaming will issue the Series B notes under an indenture dated June 11, 2004 among itself, the Subsidiary Guarantors and U.S. Bank National Association, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. References to the "notes" include both the Series B notes and any Series A notes that remain outstanding following completion of the exchange offer. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Collateral Documents referred to under the caption "Security" define the terms of the agreements that will secure the notes and the guarantees.

        The following description is a summary of the material provisions of the indenture, the Registration Rights Agreement and the Collateral Documents, all of which have been filed as exhibits to this registration statement. This summary does not restate any of those agreements in their entirety. This summary is qualified in its entirety by reference to the indenture, the Registration Rights Agreement and the Collateral Documents. We urge you to read the indenture, the Registration Rights Agreement and the Collateral Documents because they, and not this description, define your rights as Holders of the notes. Certain defined terms used in this description but not defined below under the caption "Certain Definitions" have the meanings assigned to them in the indenture.

Brief Description of the Notes and the Note Guarantees

        The notes:

  •
  are general unsecured obligations of Herbst Gaming;

  •
  are subordinated in right of payment to all existing and future Senior Debt of Herbst Gaming;

  •
  are pari passu in right of payment with any future senior subordinated Indebtedness of Herbst Gaming;

  •
  are senior in right of payment to all subordinated Indebtedness of Herbst Gaming; and

  •
  are unconditionally guaranteed by the Guarantors.

        The notes are guaranteed by all of Herbst Gaming's subsidiaries existing on the date of the indenture and will be guaranteed by all of Herbst Gaming's future Restricted Subsidiaries.

        Each guarantee of the notes:

  •
  is a general unsecured obligation of the Guarantor;

  •
  is subordinated in right of payment to all existing and future Senior Debt of that Guarantor;

  •
  is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor; and

  •
  is senior in right of payment to all subordinated Indebtedness of that Guarantor.

        The operations of Herbst Gaming are conducted through its subsidiaries and, therefore, Herbst Gaming depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. On March 31, 2004, assuming we had completed the offering of Series A notes, the borrowings on the new credit facility, the repurchase of our 10 3/4% senior secured notes that had been tendered as of June 11, 2004, and the funding of a distribution to our stockholders, the reduction of indebtedness as of that date, Herbst Gaming and the Guarantors would have had total Senior Debt of approximately $98 million. As indicated above and as discussed in detail below under the caption "—Subordination," payments on the notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt. All of our current Subsidiaries will guarantee the notes.

        As of the date of the exchange offer, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, Maturity and Interest

        Herbst Gaming will issue Series B notes in an aggregate principal amount of up to $160 million. Herbst Gaming may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Herbst Gaming will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 1, 2012.

        Interest on the notes will accrue at the rate of 8 1/8% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2004. Herbst Gaming will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a holder of notes has given wire transfer instructions to Herbst Gaming, Herbst Gaming will pay all principal, interest and premium payments and Liquidated Damages, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Herbst Gaming elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. Herbst Gaming may change the paying agent or registrar without prior notice to the holders of the notes, and Herbst Gaming or any of its Subsidiaries may act as paying agent or registrar. Principal, interest and other amounts due on the notes shall be considered paid on the date such amounts are due if on such date the paying agent holds funds sufficient to pay all such amounts.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Herbst Gaming is not required to transfer or exchange any note selected for redemption. Also, Herbst Gaming is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

        The notes are guaranteed by each of Herbst Gaming's current and future Restricted Subsidiaries. These Note Guarantees are joint and several obligations of the Guarantors. Each Note Guarantee is subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of the notes and require holders to return payments received from subsidiary guarantors."

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Herbst Gaming or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

  (b)
  the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

        The Note Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Herbst Gaming or a Restricted Subsidiary of Herbst Gaming, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

  (2)
  in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Herbst Gaming or a Restricted Subsidiary of Herbst Gaming, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

  (3)
  if Herbst Gaming designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

  (4)
  upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge."

See "—Repurchase at the Option of Holders—Asset Sales."

Subordination

        The payment of principal, interest and premium and Liquidated Damages, if any, on the notes will be subordinated to the prior payment in full of all Senior Debt of Herbst Gaming, including Senior Debt incurred after the date of the indenture.

        The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the holders of notes will be entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge"), in the event of any distribution to creditors of Herbst Gaming or any Guarantor:

  (1)
  in a liquidation or dissolution of Herbst Gaming or any Guarantor;

  (2)
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Herbst Gaming or any Guarantor or its property;

  (3)
  in an assignment for the benefit of creditors; or

  (4)
  in any marshaling of Herbst Gaming's or any Guarantor's assets and liabilities.

        None of Herbst Gaming nor any Guarantor may make any payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge") if:

  (1)
  a payment default on Designated Senior Debt occurs and is continuing; or

  (2)
  any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from Herbst Gaming or the holders of any Designated Senior Debt.

        Payments on the notes may and will be resumed:

  (1)
  in the case of a payment default, upon the date on which such default is cured or waived; and

  (2)
  in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until:

  (1)
  360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

  (2)
  all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

        Notwithstanding the foregoing, Herbst Gaming will be permitted to repurchase, redeem, repay or prepay any or all of the notes to the extent required by any Gaming Authority having authority over Herbst Gaming or any of the Guarantors.

        If the trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge") when:

  (1)
  the payment is prohibited by these subordination provisions; and

  (2)
  the trustee or the holder has actual knowledge that the payment is prohibited,

        the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

        Herbst Gaming must promptly notify holders of Senior Debt if payment on the notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Herbst Gaming or any Guarantor, holders of notes may recover less ratably than creditors of Herbst Gaming or such Guarantor who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of notes may recover less ratably than trade creditors of Herbst Gaming or any Guarantor. See "Risk Factors—Your right to receive payments on these notes or under the subsidiary guarantees will be junior to our senior debt, including our credit facility."

Optional Redemption

        At any time prior to June 1, 2007, Herbst Gaming may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.125% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

  (1)
  at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Herbst Gaming and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

  (2)
  the redemption occurs within 60 days of the date of the closing of such Public Equity Offering.

        Except pursuant to the preceding paragraph, the notes will not be redeemable at Herbst Gaming's option prior to June 1, 2008.

        On or after June 1, 2008, Herbst Gaming may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2008	104.063%
2009	102.031%
2010 and thereafter	100.000%

        Unless Herbst Gaming defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Disposition Pursuant to Gaming Laws

        If any Gaming Authority requires that a holder or Beneficial Owner of notes be licensed, qualified or found suitable under any applicable Gaming Law and such holder or Beneficial Owner:

  (1)
  fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority; or

  (2)
  is denied such license or qualification or not found suitable;

        then Herbst Gaming shall have the right, at its option:

  (1)
  to require any such holder or Beneficial Owner to dispose of its notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of the occurrence of the event described in clause (1) or (2) above, or

  (2)
  to redeem the notes of such holder or Beneficial Owner at a redemption price equal to the least of:

  (a)
  the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority;

  (b)
  the price at which such holder or Beneficial Owner acquired the notes, together with accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority; and

  (c)
  such other lesser amount as may be required by any Gaming Authority.

        Immediately upon a determination by a Gaming Authority that a holder or Beneficial Owner of the notes will not be licensed, qualified or found suitable, the holder or Beneficial Owner will, to the extent required by applicable law, have no further right with respect to the notes:

  (1)
  to exercise, directly or indirectly, through any trustee or nominee or any other person or entity, any right conferred by the notes; or

  (2)
  to receive any interest, dividend, economic interests or any other distributions or payments or any remuneration in any form with respect to the notes from Herbst Gaming, the Guarantors or the trustee, other than as described in the previous paragraph.

        Herbst Gaming shall notify the trustee in writing of any such redemption as soon as practicable. The holder or Beneficial Owner that is required to apply for a license, qualification or a finding of suitability must pay all fees and costs of applying for and obtaining the license, qualification or finding of suitability and of any investigation by the applicable Gaming Authorities.

Mandatory Redemption

        Other than as set forth under the caption "—Mandatory Disposition Pursuant to Gaming Laws," Herbst Gaming is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require Herbst Gaming to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Herbst Gaming will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Herbst Gaming will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

        Herbst Gaming will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Herbst Gaming will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

        On the Change of Control Payment Date, Herbst Gaming will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Herbst Gaming.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Herbst Gaming will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Herbst Gaming will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant.

        Herbst Gaming's credit facility will prohibit Herbst Gaming from purchasing any notes, and also provides that certain change of control events with respect to Herbst Gaming would constitute a default under that agreement. Any future credit agreements or other agreements relating to Senior Debt to which Herbst Gaming becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Herbst Gaming is prohibited from purchasing notes, Herbst Gaming could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Herbst Gaming does not obtain such a consent or repay such borrowings, Herbst Gaming will remain prohibited from purchasing notes. In such case, Herbst Gaming's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would restrict payments to the holders of notes.

        The provisions described above that require Herbst Gaming to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Herbst Gaming repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Herbst Gaming will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Herbst Gaming and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Herbst Gaming and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Herbst Gaming to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Herbst Gaming and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

        Herbst Gaming will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  Herbst Gaming (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration received in the Asset Sale by Herbst Gaming or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities, as shown on Herbst Gaming's most recent consolidated balance sheet, of Herbst Gaming or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Herbst Gaming or such Restricted Subsidiary from further liability;

  (b)
  any securities, notes or other obligations received by Herbst Gaming or any such Restricted Subsidiary from such transferee that are converted by Herbst Gaming or such Restricted Subsidiary into cash within 90 days of receipt, to the extent of the cash received in that conversion; and

  (c)
  any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Herbst Gaming (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

  (1)
  to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Herbst Gaming;

  (3)
  to make a capital expenditure; or

  (4)
  to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

        Pending the final application of any Net Proceeds, Herbst Gaming may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, within five days thereof, Herbst Gaming will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Herbst Gaming may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        Herbst Gaming will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Herbst Gaming will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

        Herbst Gaming's credit facility prohibits Herbst Gaming from purchasing any notes, and also provides that certain asset sale events with respect to Herbst Gaming would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Herbst Gaming becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when Herbst Gaming is prohibited from purchasing notes, Herbst Gaming could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Herbst Gaming does not obtain such a consent or repay such borrowings, Herbst Gaming will remain prohibited from purchasing notes. In such case, Herbst Gaming's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would restrict payments to the holders of notes.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

        No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

  Restricted Payments

        Herbst Gaming will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of Herbst Gaming's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Herbst Gaming or any of its Restricted Subsidiaries) or to the direct or indirect holders of Herbst Gaming's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Herbst Gaming and other than dividends or distributions payable to Herbst Gaming or a Restricted Subsidiary of Herbst Gaming);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Herbst Gaming) any Equity Interests of Herbst Gaming or any direct or indirect parent of Herbst Gaming;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Herbst Gaming or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Herbst Gaming and any of its Restricted Subsidiaries), except a payment of interest, principal or other amounts at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

        unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

  (2)
  Herbst Gaming would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Herbst Gaming and its Restricted Subsidiaries since the date of the indenture

    (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (9), (10) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

    (a)
    50% of the Consolidated Net Income of Herbst Gaming for the period (taken as one accounting period) from April 1, 2004 to the end of Herbst Gaming's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

    (b)
    100% of the aggregate net cash proceeds received by Herbst Gaming since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Herbst Gaming (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Herbst Gaming that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Herbst Gaming); plus

    (c)
    to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

    (d)
    to the extent that any Unrestricted Subsidiary of Herbst Gaming designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of Herbst Gaming's Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

    (e)
    100% of any dividends or distributions received by Herbst Gaming or any Restricted Subsidiary after the date of the indenture from an Unrestricted Subsidiary of Herbst Gaming to the extent that such dividends or distributions constitute a cash return of capital invested by Herbst Gaming or any Restricted Subsidiary in such Unrestricted Subsidiary and such dividends or distributions were not otherwise included in Consolidated Net Income of Herbst Gaming for such period and 50% of any other dividends or distributions received by Herbst Gaming or any Restricted Subsidiary after the date of the indenture from an Unrestricted Subsidiary of Herbst Gaming, to the extent such dividends or distributions were not otherwise included in Consolidated Net Income of Herbst Gaming for such period.

        So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

  (1)
  the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

  (2)
  the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Herbst Gaming) of, Equity Interests of Herbst Gaming (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Herbst Gaming; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Herbst Gaming or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Herbst Gaming to the holders of its Equity Interests on a pro rata basis;

  (5)
  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Herbst Gaming or any Restricted Subsidiary of Herbst Gaming held by any current or former officer, director or employee of Herbst Gaming or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period;

  (6)
  the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

  (7)
  the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Herbst Gaming or any Restricted Subsidiary of Herbst Gaming issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (8)
  the redemption or repurchase of any Equity Interests or Indebtedness of Herbst Gaming or any of its Subsidiaries to the extent required by any Gaming Authority or, if determined in the good faith judgment of the Board of Directors of Herbst Gaming as evidenced by a resolution of the Board of Directors that has been delivered to the trustee, to prevent the loss or to secure the grant or establishment of any gaming license or other right to conduct lawful gaming operations;

  (9)
  with respect to any period after June 30, 2001, so long as Herbst Gaming qualifies as an S corporation within the meaning of Section 1361 of the Code and no Default or Event of Default has occurred and is continuing under the indenture, distributions to shareholders of Herbst Gaming in an amount not to exceed the Tax Amount for such period;

  (10)
  the payment of a dividend by Herbst Gaming to the holders of its Equity Interests as described under the caption "Use of Proceeds" in an aggregate amount not to exceed $15.0 million; and

  (11)
  other Restricted Payments in an aggregate amount not to exceed $7.5 million since the date of the indenture.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Herbst Gaming or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Herbst Gaming whose resolution with respect thereto will be delivered to the trustee.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        Herbst Gaming will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Herbst Gaming will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Herbst Gaming may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Herbst Gaming's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period;

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by Herbst Gaming and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Herbst Gaming and its Restricted Subsidiaries thereunder) not to exceed $190.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Herbst Gaming or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

  (2)
  the incurrence by Herbst Gaming and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

  (3)
  the incurrence by Herbst Gaming or any of the Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Herbst Gaming or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (3), not to exceed $10.0 million at any time outstanding;

  (4)
  the incurrence by Herbst Gaming or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4) or (11) of this paragraph;

  (5)
  the incurrence by Herbst Gaming or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Herbst Gaming and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if Herbst Gaming or any Guarantor is the obligor on such Indebtedness and the payee is not Herbst Gaming or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Herbst Gaming, or the Note Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Herbst Gaming or a Restricted Subsidiary of Herbst Gaming and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Herbst Gaming or a Restricted Subsidiary of Herbst Gaming, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Herbst Gaming or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

  (6)
  the issuance by any of Herbst Gaming's Restricted Subsidiaries to Herbst Gaming or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

  (a)
  any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Herbst Gaming or a Restricted Subsidiary of Herbst Gaming; and

  (b)
  any sale or other transfer of any such preferred stock to a Person that is not either Herbst Gaming or a Restricted Subsidiary of Herbst Gaming, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (6);

  (7)
  the incurrence by Herbst Gaming or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

  (8)
  the guarantee by Herbst Gaming or any of the Guarantors of Indebtedness of Herbst Gaming or a Restricted Subsidiary of Herbst Gaming that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

  (9)
  the incurrence by Herbst Gaming or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, performance and surety bonds in the ordinary course of business;

  (10)
  the incurrence by Herbst Gaming or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

  (11)
  the incurrence by Herbst Gaming or the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (11), not to exceed $10.0 million; and

  (12)
  the Senior Secured Notes outstanding on the date of the indenture until such notes are repurchased or repaid.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Herbst Gaming will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Herbst Gaming as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Herbst Gaming or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

  (2)
  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

  (3)
  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

  (a)
  the Fair Market Value of such assets at the date of determination; and

  (b)
  the amount of the Indebtedness of the other Person.

  No Layering of Debt

        Herbst Gaming will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of Herbst Gaming and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor's Note Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

  Liens

        Herbst Gaming will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness, Attributable Debt or trade payables upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Limitation on Sale and Leaseback Transactions

        Herbst Gaming will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Herbst Gaming or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

  (1)
  Herbst Gaming or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens;"

  (2)
  the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Herbst Gaming and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

  (3)
  the transfer of assets in that sale and leaseback transaction is permitted by, and Herbst Gaming applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        Herbst Gaming will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to Herbst Gaming or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Herbst Gaming or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to Herbst Gaming or any of its Restricted Subsidiaries; or

  (3)
  sell, lease or transfer any of its properties or assets to Herbst Gaming or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  the Credit Agreement as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of such agreement; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreement on the date of the indenture;

  (2)
  the indenture, the notes and the Note Guarantees;

  (3)
  applicable law, rule, regulation or order;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by Herbst Gaming or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

  (5)
  customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

  (6)
  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  Liens permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

  (10)
  provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Herbst Gaming's Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Merger, Consolidation or Sale of Assets

        Herbst Gaming will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Herbst Gaming is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Herbst Gaming and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

  (1)
  either: (a) Herbst Gaming is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Herbst Gaming) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than Herbst Gaming) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Herbst Gaming under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists;

  (4)
  such transaction would not result in the loss or suspension or material impairment of any of Herbst Gaming's or any of its Restricted Subsidiaries' Gaming Licenses, unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

  (5)
  Herbst Gaming or the Person formed by or surviving any such consolidation or merger (if other than Herbst Gaming), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) have a Fixed Charge Coverage Ratio that is no less than the Fixed Charge Coverage Ratio of Herbst Gaming immediately prior to such transaction; and

  (6)
  such transaction would not require any holder or Beneficial Owner of notes to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction; provided that such holder or Beneficial Owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction.

        In addition, Herbst Gaming will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

  (1)
  a merger of Herbst Gaming with an Affiliate solely for the purpose of reincorporating Herbst Gaming in another jurisdiction; or

  (2)
  any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Herbst Gaming and its Restricted Subsidiaries.

        Notwithstanding the foregoing, Herbst Gaming and any of its Restricted Subsidiaries may reorganize pursuant to a Permitted C-Corp. Reorganization.

  Transactions with Affiliates

        Herbst Gaming will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Herbst Gaming (each, an "Affiliate Transaction"), unless:

  (1)
  the Affiliate Transaction is on terms that are no less favorable to Herbst Gaming or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Herbst Gaming or such Restricted Subsidiary with an unrelated Person; and

  (2)
  Herbst Gaming delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors of Herbst Gaming set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Herbst Gaming; provided that at the time of any such approval the Board of Directors must have at least two Independent Directors; or

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to Herbst Gaming or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that any such opinion shall only be required to state the conclusion as to valuation and not set forth the methodology for determining such valuation.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  the Employment Agreement and the Executive Compensation and Bonus Plan;

  (2)
  Existing Transactions;

  (3)
  transactions between or among Herbst Gaming and/or its Restricted Subsidiaries;

  (4)
  transactions with a Person (other than an Unrestricted Subsidiary of Herbst Gaming) that is an Affiliate of Herbst Gaming solely because Herbst Gaming owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

  (5)
  payment of reasonable directors' fees to Persons who are not otherwise Affiliates of Herbst Gaming;

  (6)
  any issuance of Equity Interests (other than Disqualified Stock) of Herbst Gaming to Affiliates of Herbst Gaming; and

  (7)
  Restricted Payments that do not violate the provisions of the indenture described above under the caption "—Restricted Payments."

  Independent Directors

        Herbst Gaming will, at all times after the date of the indenture, have at least two Independent Directors, other than during (1) one or more periods not in any one case to exceed 90 consecutive days due to the Independent Director's death, disability, resignation or retirement and (2) any period during which a nominee is undergoing review by applicable Gaming Authorities.

  Line of Business

        Herbst Gaming will not, and will not permit any Subsidiary to, engage in any business or investment activities, other than a Permitted Business. Neither Herbst Gaming nor any of its Subsidiaries may conduct a Permitted Business in any gaming jurisdiction in which Herbst Gaming or such Subsidiary is not licensed on the date of the indenture if the holders of the notes would be required to be licensed as a result thereof; provided, however, that the provisions described in this sentence will not prohibit Herbst Gaming or any of its Subsidiaries from conducting a Permitted Business in any jurisdiction that does not require the licensing or qualification of all the holders, but reserves the discretionary right to require the licensing or qualification of any holders.

  Additional Note Guarantees

        If Herbst Gaming or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the date of the indenture, then that newly acquired or created Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of Herbst Gaming may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will the business currently comprised of the Slot Route Operations or Terrible's Hotel and Casino be

transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Herbst Gaming and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by Herbst Gaming. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Herbst Gaming may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

        Any designation of a Subsidiary of Herbst Gaming as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Herbst Gaming as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," Herbst Gaming will be in default of such covenant. The Board of Directors of Herbst Gaming may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Herbst Gaming; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Herbst Gaming of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

  Payments for Consent

        Herbst Gaming will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Herbst Gaming will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Herbst Gaming were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if Herbst Gaming were required to file such reports.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Herbst Gaming's consolidated financial statements by Herbst Gaming's certified independent accountants. In addition, Herbst Gaming will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

        If, at any time Herbst Gaming is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Herbst Gaming will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Herbst Gaming will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Herbst Gaming's filings for any reason, Herbst Gaming will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Herbst Gaming were required to file those reports with the SEC.

        If Herbst Gaming has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Herbst Gaming and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Herbst Gaming.

        In addition, Herbst Gaming and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an "Event of Default":

  (1)
  default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

  (2)
  default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, whether or not prohibited by the subordination provisions of the indenture;

  (3)
  failure by Herbst Gaming or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales," or "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

  (4)
  failure by Herbst Gaming or any of its Restricted Subsidiaries for 60 days after notice to Herbst Gaming by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Herbst Gaming or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Herbst

    Gaming or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

    (a)
    is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

    (b)
    results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

  (6)
  failure by Herbst Gaming or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (7)
  except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

  (8)
  certain events of bankruptcy or insolvency described in the indenture with respect to Herbst Gaming or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

  (9)
  (a) at any time that Gaming Licenses utilized in connection with the route operations of Herbst Gaming and its Restricted Subsidiaries have been revoked, terminated, suspended or otherwise cease to be effective, resulting in the concurrent cessation or suspension of operation for a period of more than 90 days at route locations that, in the aggregate, represented in excess of 30% of Herbst Gaming's net gaming revenues for its most recently completed four fiscal quarters for which internal financial statements are available or (b) the revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations at Terrible's Hotel & Casino for more than 90 consecutive days, in either case, other than as a result of an Asset Sale permitted under the indenture or any voluntary relinquishment that is, in the judgment of Herbst Gaming, both desirable in the conduct of the business of Herbst Gaming and its Restricted Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the holders of the notes.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Herbst Gaming, any Restricted Subsidiary of Herbst Gaming that is a Significant Subsidiary or any group of Restricted Subsidiaries of Herbst Gaming that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Liquidated Damages, if any.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  such holder has previously given the trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

  (3)
  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the notes.

        In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Herbst Gaming with the intention of avoiding payment of the premium that Herbst Gaming would have had to pay if Herbst Gaming then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to June 1, 2008, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Herbst Gaming with the intention of avoiding the prohibition on redemption of the notes prior to June 1, 2008, then an additional premium specified in the indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

        Herbst Gaming is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Herbst Gaming is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No past, present or future director, officer, employee, incorporator or stockholder of Herbst Gaming or any Guarantor, as such, will have any liability for any obligations of Herbst Gaming or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        Herbst Gaming may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers' certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on, such notes when such payments are due from the trust referred to below;

  (2)
  Herbst Gaming's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and Herbst Gaming's and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance and Covenant Defeasance provisions of the indenture.

        In addition, Herbst Gaming may, at its option and at any time, elect to have the obligations of Herbst Gaming and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  Herbst Gaming must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Herbst Gaming must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, Herbst Gaming must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Herbst Gaming has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, Herbst Gaming must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Herbst Gaming or any Guarantor is a party or by which Herbst Gaming or any Guarantor is bound;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Herbst Gaming or any of its Subsidiaries is a party or by which Herbst Gaming or any of its Subsidiaries is bound;

  (6)
  Herbst Gaming must deliver to the trustee an officers' certificate stating that the deposit was not made by Herbst Gaming with the intent of preferring the holders of notes over the other creditors of Herbst Gaming with the intent of defeating, hindering, delaying or defrauding any creditors of Herbst Gaming or others; and

  (7)
  Herbst Gaming must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest, including default interest, on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on, the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

  (9)
  make any change in the preceding amendment and waiver provisions.

        In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of notes then outstanding.

        Notwithstanding the preceding, without the consent of any holder of notes, Herbst Gaming, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of Herbst Gaming's or a Guarantor's obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Herbst Gaming's or such Guarantor's assets, as applicable;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (6)
  to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

  (7)
  to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

  (8)
  to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Herbst Gaming, have been delivered to the trustee for cancellation; or

  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Herbst Gaming or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government

      Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Herbst Gaming or any Guarantor is a party or by which Herbst Gaming or any Guarantor is bound;

  (3)
  Herbst Gaming or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  Herbst Gaming has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

        In addition, Herbst Gaming must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of Herbst Gaming or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Herbst Gaming, Inc., 3440 West Russell Road, Las Vegas, Nevada 89118, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

        Except as set forth below, the Series B notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Series B notes will be issued at the closing of the exchange offer only upon tender of Series A notes in accordance with the procedures set forth in this prospectus and the letter of transmittal.

        The Series B notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes is certificated form.

        So long as the Global Note Holder is the registered owner of the notes, the Global Note Holder will be considered the sole Holder under the indenture of any notes evidenced by the Global Notes. Beneficial Owners of notes evidenced by the Global Notes will not be considered the owners or Holders of the notes under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither Herbst Gaming nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Depository Procedures

        The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Herbst Gaming takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised Herbst Gaming that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised Herbst Gaming that, pursuant to procedures established by it, ownership of these interests in the Global Notes will get shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, DTC, Herbst Gaming and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Herbst Gaming, the trustee nor any agent of Herbst Gaming or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised Herbst Gaming that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the Beneficial Owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Herbst Gaming. Neither Herbst Gaming nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the Beneficial Owners of the notes, and Herbst Gaming and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised Herbst Gaming that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Herbst Gaming nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or their Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

  (1)
  DTC (a) notifies Herbst Gaming that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Herbst Gaming fails to appoint a successor depositary;

  (2)
  Herbst Gaming, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Certificated Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

Same Day Settlement and Payment

        Herbst Gaming will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Herbst Gaming will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds.

Registration Rights; Liquidated Damages

        The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of these notes. See "—Additional Information."

        Herbst Gaming, the Guarantors and the initial purchasers entered into the registration rights agreement on the closing date of the offering of the Series A notes. Pursuant to the registration rights agreement, Herbst Gaming and the Guarantors have agreed to file with the SEC the Exchange Offer Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the Exchange Offer Registration Statement, Herbst Gaming and the Guarantors will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer (as defined in the registration rights agreement) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange notes.

        If:

  (1)
  Herbst Gaming and the Guarantors are not

  (a)
  required to file the Exchange Offer Registration Statement; or

    (b)
    permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

  (2)
  any holder of Transfer Restricted Securities notifies Herbst Gaming prior to the 20th business day following consummation of the Exchange Offer that:

  (a)
  it is prohibited by law or SEC policy from participating in the Exchange Offer;

  (b)
  it may not resell the exchange notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

  (c)
  it is a broker-dealer and owns notes acquired directly from Herbst Gaming or an affiliate of Herbst Gaming,

        Herbst Gaming and the Guarantors will file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

        For purposes of the preceding, "Transfer Restricted Securities" means each note until the earliest to occur of:

  (1)
  the date on which such note has been exchanged by a Person other than a broker-dealer for an exchange note in the Exchange Offer;

  (2)
  following the exchange by a broker-dealer in the Exchange Offer of a note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

  (3)
  the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

  (4)
  the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

        The registration rights agreement provides that:

  (1)
  Herbst Gaming and the Guarantors will file an Exchange Offer Registration Statement with the SEC on or prior to 60 days after the closing of this offering;

  (2)
  Herbst Gaming and the Guarantors will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 150 days after the closing of this offering;

  (3)
  unless the Exchange Offer would not be permitted by applicable law or SEC policy, Herbst Gaming and the Guarantors will:

  (a)
  commence the Exchange Offer; and

  (b)
  use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, exchange notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

  (4)
  if obligated to file the Shelf Registration Statement, Herbst Gaming and the Guarantors will use all commercially reasonable efforts to file the Shelf Registration Statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 90 days after such obligation arises.

        If:

  (1)
  Herbst Gaming and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

  (2)
  any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "Effectiveness Target Date");

  (3)
  Herbst Gaming and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

  (4)
  the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then Herbst Gaming and the Guarantors will pay Liquidated Damages to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such holder.

        The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of notes.

        All accrued Liquidated Damages will be paid by Herbst Gaming and the Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

        Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

        Holders of notes will be required to make certain representations to Herbst Gaming (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify Herbst Gaming and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from Herbst Gaming.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. Terrible Herbst, Inc. and any person directly or indirectly controlling or controlled by or under direct or indirect common control with Terrible Herbst, Inc. will be deemed to be Affiliates of Herbst Gaming; provided that the proviso in the preceding sentence will not apply to the definition of control as applied to Terrible Herbst, Inc. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Applicable Tax Percentage" means the highest effective marginal combined rate of federal, state and local income taxes (taking into account the deductibility of state and local taxes for federal income tax purposes) that an individual residing in Las Vegas, Nevada would be subject in the relevant year of determination, taking into account only such stockholder's share of income and deductions attributable to its equity ownership interest in Herbst Gaming.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Herbst Gaming and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests in any of Herbst Gaming's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

  (2)
  a transfer of assets between or among Herbst Gaming and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary of Herbst Gaming to Herbst Gaming or to a Restricted Subsidiary of Herbst Gaming;

  (4)
  the sale or lease of equipment, inventory, products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents; and

  (6)
  a Restricted Payment that does not violate the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment.

        "Asset Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership;

  (3)
  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having one of the two highest ratings obtainable from Moody's or S&P and, in each case, maturing within one year after the date of acquisition; and

  (6)
  money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Herbst Gaming and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of Herbst Gaming;

  (3)
  prior to an Initial Public Offering, the Principals and their Related Parties cease to collectively Beneficially Own more than 50% of the Voting Stock of Herbst Gaming, measured by voting power rather than number of shares;

  (4)
  after an Initial Public Offering, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of Herbst Gaming, measured by voting power rather than number of shares; or

  (5)
  after an Initial Public Offering or any direct or indirect parent of Herbst Gaming, the first day on which a majority of the members of the Board of Directors of Herbst Gaming are not Continuing Directors.

        "Change of Control Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits or the Tax Amount of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes or Tax Amount was included in computing such Consolidated Net Income; plus

  (3)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

  (5)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

  (3)
  the cumulative effect of a change in accounting principles will be excluded; and

  (4)
  notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Herbst Gaming who:

  (1)
  was a member of such Board of Directors on the date of the indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Credit Agreement" means that certain Credit Agreement, to be dated as of the date of the indenture by and among Herbst Gaming, the Guarantors and the lenders thereto, providing for up to $150.0 million of revolving credit and term loan borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Senior Debt" means:

  (1)
  any Indebtedness outstanding under the Credit Facilities; and

  (2)
  after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Herbst Gaming as "Designated Senior Debt."

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Herbst Gaming to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Herbst Gaming may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Herbst Gaming and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Employment Agreement" means the Employment Agreement dated as of August 1, 2001, between Edward Herbst and Herbst Gaming, as in effect on the date of the indenture.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Executive Compensation and Bonus Plan" means the Executive Compensation and Bonus Plan of Herbst Gaming, as in effect on the date of the indenture.

        "Existing Transactions" means:

  (1)
  the Trademark Agreement and any payments made by Herbst Gaming thereunder;

  (2)
  the License Agreement, dated as of December 20, 1999, between E-T-T, Inc. and Terrible Herbst, Inc. as in effect on the date of the indenture;

  (3)
  the Lease Agreement, dated July 1, 1996, between The Herbst Family Limited Partnership and E-T-T, Inc., as in effect on the date of the indenture;

  (4)
  the Lease Agreement, dated July 1, 1997, between The Herbst Family Limited Partnership and E-T-T Enterprises, LLC, as in effect on the date of the indenture; and

  (5)
  the servicing arrangement between Herbst Gaming and Terrible Herbst, Inc., pursuant to which Herbst Gaming provides accounting and administrative services relating to the collection of deposits from Terrible Herbst, Inc. convenience stores in a manner consistent with the practice of the servicing arrangement as of the date of the indenture.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Herbst Gaming (unless otherwise provided in the indenture).

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

  (4)
  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

  (5)
  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

  (6)
  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such

    Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Herbst Gaming (other than Disqualified Stock) or to Herbst Gaming or a Restricted Subsidiary of Herbst Gaming, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is an S corporation under the Code, the combined federal, state and local income tax rate that was or would have been utilized to calculate the Tax Amount of such Person), expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

        "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, including, without limitation, the Nevada State Gaming Control Board and the Nevada Gaming Commission, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by Herbst Gaming or any of its Subsidiaries.

        "Gaming Law" means any gaming law or regulation of any jurisdiction or jurisdictions to which Herbst Gaming or any of the its Subsidiaries is, or may at any time after the date of the indenture, be subject.

        "Gaming License" means any license, permit, franchise or other authorization from any Gaming Authority necessary on the date of the indenture or at any time thereafter to own, lease, or operate the assets of or otherwise conduct the business of Herbst Gaming or any of its Restricted Subsidiaries.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means each of:

  (1)
  Cardivan Company, a Nevada corporation;

  (2)
  Corral Coin, Inc., a Nevada corporation;

  (3)
  Corral Country Coin, Inc., a Nevada corporation;

  (4)
  E-T-T, Inc., a Nevada corporation;

  (5)
  E-T-T Enterprises, L.L.C., a Nevada limited-liability company;

  (6)
  Flamingo Paradise Gaming, LLC, a Nevada limited-liability company;

  (7)
  Market Gaming, Inc., a Nevada corporation;

  (8)
  any other Subsidiary of Herbst Gaming that executes a Note Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

  (2)
  other agreements or arrangements designed to manage interest rates or interest rate risk; and

  (3)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses, operating leases and trade payables), whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        "Independent Director" means (A) on or prior to December 31, 2005, a member of the Company's Board of Directors that (1) is not a legal or Beneficial Owner, directly or indirectly, of any Equity Interests of the Company or any of its Affiliates and does not have any other material, direct or indirect, financial interest in the Company or any of its Affiliates, (2) is not a director, officer, employee, manager, contractor or partner of the Company or any of its Affiliates (other than in respect of his or her service as an Independent Director of the Company), (3) is not a material customer, supplier or creditor of the Company or any of its Affiliates, (4) does not control, directly or indirectly, the Company, any of its Affiliates or any Person described in clauses (1), (2) or (3) above and (5) is not a parent, sibling or child of any Person described in clauses (1), (2), (3) or (4) above and (B) after December 31, 2005, a member of the Company's Board of Directors that satisfies the requirements of clause (A) above and, in addition, is considered "independent" pursuant to the provisions of Section 10A(m)(3) of the Exchange Act and the rules and regulations thereunder.

        "Initial Public Offering" means a firmly underwritten initial public offering of Herbst Gaming's common stock that is registered under the Securities Act and results in net cash proceeds to Herbst Gaming of at least $20.0 million.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Herbst Gaming or any Subsidiary of Herbst Gaming sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Herbst Gaming such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Herbst Gaming, Herbst Gaming will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Herbst Gaming's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by Herbst Gaming or any Subsidiary of Herbst Gaming of a Person that holds an Investment in a third Person will be deemed to be an Investment by Herbst Gaming or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Liquidated Damages" means all liquidated damages then owing pursuant to the registration rights agreement.

        "Moody's" means Moody's Investors Service, Inc.

        "Net Income" means, with respect to any specified Person for any period:

  (1)
  the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (a)
  any gain (but not loss), together with any related provision for taxes or Tax Distributions on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries;

  (b)
  any gain or loss together with any related provision for taxes or Tax Distributions on such gain or loss, realized in connection with the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (c)
  any extraordinary gain (but not loss), together with any related provision for taxes or Tax Distributions on such extraordinary gain (but not loss); less

  (2)
  in the case of any Person that is an S corporation under the Code, the Tax Amount of such Person for such period; and less

  (3)
  in the case Herbst Gaming, any amounts paid pursuant to the Employment Agreement or Sections 3 or 4 of the Executive Compensation and Bonus Plan, to the extent such amounts were not deducted in computing net income of Herbst Gaming.

        "Net Proceeds" means the aggregate cash proceeds received by Herbst Gaming or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes or Tax Distributions paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither Herbst Gaming nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Herbst Gaming or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Herbst Gaming or any of its Restricted Subsidiaries.

        "Note Guarantee" means the Guarantee by each Guarantor of Herbst Gaming's obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means the gaming business and other businesses necessary for, incident to, connected with, arising out of, that is a reasonable extension of or developed or operated to permit, facilitate or enhance the conduct or pursuit of the gaming business (including purchasing real estate in connection with any such business and developing and operating lodging facilities, restaurants, sports or entertainment facilities, transportation services or other related activities or enterprises and any additions or improvements thereto) and potential opportunities in the gaming business.

        "Permitted C-Corp. Reorganization" means a transaction resulting in Herbst Gaming or any of its Restricted Subsidiaries becoming a subchapter "C" corporation under the Code; provided that, in connection with such transaction:

  (1)
  the entity resulting from such transaction is organized and existing under the laws of any state of the United States or the District of Columbia;

  (2)
  the entity resulting from such transaction assumes in writing all of the obligations of Herbst Gaming or any of its Restricted Subsidiaries under the indenture, the notes, the Note Guarantee, the registration rights agreement and all other documents and instruments to which Herbst Gaming or the Restricted Subsidiary is a party (other than any documents and instruments that, individually or in the aggregate, are not material to Herbst Gaming or the Restricted Subsidiary);

  (3)
  such transaction would not cause or result in an Event of Default;

  (4)
  such transaction would not result in the loss or suspension or material impairment of any Gaming Licenses, unless a comparable Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

  (5)
  such transaction would not require any holder or Beneficial Owner of the notes to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction; provided that such holder or Beneficial Owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction;

  (6)
  Herbst Gaming or the Restricted Subsidiary shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that neither Herbst Gaming nor any of the holders will recognize income, gain or loss for U.S. federal or state income tax purposes as a result of such transaction; and

  (7)
  Herbst Gaming shall have delivered to the trustee a certificate of the chief financial officer of Herbst Gaming confirming that the conditions in clauses (1) through (6) have been satisfied.

        "Permitted Investments" means:

  (1)
  any Investment in Herbst Gaming or in a Restricted Subsidiary of Herbst Gaming that is a Guarantor;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by Herbst Gaming or any Restricted Subsidiary of Herbst Gaming in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of Herbst Gaming and a Guarantor; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Herbst Gaming or a Restricted Subsidiary of Herbst Gaming that is a Guarantor;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

  (5)
  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Herbst Gaming;

  (6)
  any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Herbst Gaming or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

  (7)
  Investments represented by Hedging Obligations;

  (8)
  any Investment made in settlement of gambling debts incurred by patrons of any casino owned or operated by Herbst Gaming or any of its Restricted Subsidiaries which settlements have been entered into in the ordinary course of business;

  (9)
  Investments in any Person with which Herbst Gaming has a Street Route Contract; provided such Investment is made in the ordinary course of business;

  (10)
  loans or advances to employees made in the ordinary course of business of Herbst Gaming or any Restricted Subsidiary of Herbst Gaming in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

  (11)
  repurchases of the notes; and

  (12)
  Investments not otherwise permitted by the foregoing clauses (1) through (11) in an aggregate outstanding amount of not more than $1.0 million.

        "Permitted Junior Securities" means:

  (1)
  Equity Interests in Herbst Gaming or any Guarantor; or

  (2)
  debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Note Guarantees are subordinated to Senior Debt under the indenture.

        "Permitted Liens" means:

  (1)
  Liens on assets of Herbst Gaming or any Guarantor securing the Credit Facility and other Senior Debt that was permitted by the terms of the indenture to be incurred;

  (2)
  Liens in favor of Herbst Gaming or the Guarantors;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Herbst Gaming or any Subsidiary of Herbst Gaming; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Herbst Gaming or the Subsidiary;

  (4)
  Liens on property (including Capital Stock) existing at the time of acquisition of the property by Herbst Gaming or any Subsidiary of Herbst Gaming; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (3) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

  (7)
  Liens existing on the date of the indenture;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (9)
  Liens imposed by law, such as carriers', warehousemen's, landlord's and mechanics' Liens, in each case, incurred in the ordinary course of business;

  (10)
  survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (11)
  Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

  (12)
  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

  (a)
  the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

  (b)
  the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

  (13)
  Liens incurred in the ordinary course of business of Herbst Gaming or any Subsidiary of Herbst Gaming with respect to obligations that do not exceed $5.0 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Herbst Gaming or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Herbst Gaming or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums and penalties, incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

  (3)
  if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

  (4)
  such Indebtedness is incurred either by Herbst Gaming or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Principals" means Edward J. Herbst, Timothy P. Herbst and Troy D. Herbst.

        "Public Equity Offering" means an underwritten offer and sale of Capital Stock (other than Disqualified Stock) of Herbst Gaming which results in cash proceeds to Herbst Gaming of at least $20.0 million pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Herbst Gaming).

        "Related Party" means:

  (1)
  any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

  (2)
  any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Group.

        "Senior Debt" means:

  (1)
  all Indebtedness of Herbst Gaming or any Guarantor outstanding under any existing or future Credit Facilities (whether directly or by way of a guarantee thereof) (including, without limitation, the Credit Agreement) and all Hedging Obligations with respect thereto;

  (2)
  any other Indebtedness of Herbst Gaming or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Note Guarantee; and

  (3)
  all Obligations with respect to the items listed in the preceding clauses (1) and (2).

        Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

  (1)
  any liability for federal, state, local or other taxes owed or owing by Herbst Gaming;

  (2)
  any intercompany Indebtedness of Herbst Gaming or any of its Subsidiaries to Herbst Gaming or any of its Affiliates, except to the extent pledged in support of Senior Debt;

  (3)
  any trade payables;

  (4)
  the portion of any Indebtedness that is incurred in violation of the indenture; or

  (5)
  Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

        "Senior Secured Notes" means Herbst Gaming's 10 3/4% Senior Secured Notes due 2008 issued pursuant to the indenture dated as of August 24, 2001, among Herbst Gaming, the Guarantors and The Bank of New York, as trustee, as amended or supplemented.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

        "Slot Route Operations" means the operations of Herbst Gaming and its subsidiaries consisting of (i) the Gaming Devices License Agreement, dated as of August 31, 1998, by and between Market Gaming, Inc. and Safeway, Inc., (ii) the Gaming Devices License Agreement, dated as of August 31, 1998, by and between Market Gaming, Inc. and The Vons Company, Inc., (iii) the License Agreement dated as of September 16, 1998, by and between Cardivan Company and Albertson's, Inc., as modified by the Settlement Agreement, dated November 18, 1999, by and among Cardivan Company, Corral United, Inc., Jackpot Enterprises, Inc. and Albertsons, Inc., (iv) the Agreement, dated as of May 1, 1998, by and between Cardivan Company and KMART Corporation, (v) the License Agreement, dated as of August 12, 1998, by and between Cardivan Company and Waremart, Inc., (vi) the License Agreement, dated as of December 20, 1999, by and between E-T-T, Inc. and Terrible Herbst, Inc. and (vii) Lease and Sublease Agreement, dated July 28, 1993, by and between Smith's Food & Drug Centers, Inc. and Anchor Coin, as amended and assigned by the Letter Agreement and Consent to Assignment dated January 16, 2003, each as may be amended, supplemented, replaced or modified after the date of the indenture.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness or other amounts due on such Indebtedness, the date on which the payment of interest, principal or other amount due was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest, principal or other amount due prior to the date originally scheduled for the payment thereof.

        "Street Route Contract" means any contract entered into by Herbst Gaming or any of its Restricted Subsidiaries with any Person that provides for the installation and operation of slot machines, video poker machines or other electronic gaming devices at premises owned or operated by such Person other than Herbst Gaming or any of its Subsidiaries; provided such Person and its Affiliates own or operate less than five locations at which gaming devices will be installed and operated by Herbst Gaming and its Restricted Subsidiaries.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Tax Amount" means, with respect to any period, an amount equal to (1) the product of (a) the Taxable Income of Herbst Gaming and (b) the Applicable Tax Percentage, less (2) to the extent not previously taken into account, any income tax benefit attributable to Herbst Gaming which could be utilized by its shareholders, in the current or any prior year, or portion thereof, from and after the date of the indenture (including any tax losses or tax credits), computed at the Applicable Tax Percentage of the year that such benefit is taken into account for purposes of this computation; provided, however, that the computation of Tax Amount shall also take into account (a) the deductibility of state and local taxes for federal income tax purposes, and (b) any difference in the Applicable Tax Percentage resulting from the nature of the Taxable Income (such as capital gain as opposed to ordinary income).

        "Tax Distribution" means a distribution in respect of taxes to the shareholders of Herbst Gaming pursuant to clause (9) of the second paragraph of the covenant described above under the caption "Certain Covenants—Restricted Payments."

        "Taxable Income" means, with respect to any Person for any period, the taxable income (including all separately stated items of income) or loss of such Person (including any such taxable income payable by such Person's shareholders as a result of such Person's election to be taxed as an S corporation pursuant to Section 1361 of the Code) for such period for federal income tax purposes.

        "Terrible's Hotel & Casino" means the Terrible's Hotel & Casino located at 4100 Paradise Road in Las Vegas, Nevada.

        "Trademark Agreement" means the Trademark License Agreement, dated as of December 19, 1999, by and between E-T-T, Inc. and Terrible Herbst, Inc., as in effect on the date of the indenture.

        "Unrestricted Subsidiary" means any Subsidiary of Herbst Gaming that is designated by the Board of Directors of Herbst Gaming as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  except as permitted by the covenant described above under the caption "—Certain Covenants—Transactions with Affiliates," is not party to any agreement, contract, arrangement or understanding with Herbst Gaming or any Restricted Subsidiary of Herbst Gaming unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Herbst Gaming or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Herbst Gaming;

  (3)
  is a Person with respect to which neither Herbst Gaming nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Herbst Gaming or any of its Restricted Subsidiaries.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated under the Internal Revenue Code, administrative rulings and judicial decisions as of the date of this prospectus. These authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service or an Opinion of Counsel with respect to the statements made or the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

        This summary assumes that the notes are held as capital assets and holders have purchased the notes upon their initial issuance at the notes' initial offering price. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to a holder's particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

  •
  holders subject to the alternative minimum tax;

  •
  banks, insurance companies, or other financial institutions;

  •
  tax-exempt organizations;

  •
  dealers in securities or commodities;

  •
  traders in securities that elect to use a market-to-market method of accounting for their securities holdings;

  •
  United States holders (as defined below) holders whose "functional currency" is not the United States dollar;

  •
  persons that will hold the notes as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

  •
  persons deemed to sell the notes under the constructive sale provisions of the Internal Revenue Code.

        If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

        This summary of certain United States federal tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Exchange of Series A Notes Pursuant to the Exchange Offer

        The exchange of Series A notes for Series B notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. You will not recognize gain or loss upon the receipt of Series B notes. If you are not exempt from United States federal income tax, you will be subject to such tax on the same amount, in the same manner and at the same time as you would have been as a result of holding the Series A notes. If you are a cash-basis holder who is exchanging

Series A notes for Series B notes, you will not recognize in income any accrued and unpaid interest on the Series A notes by reason of the exchange. The basis and holding period of the Series B notes will be the same as the basis and holding period of the corresponding Series A notes.

Consequences to United States Holders

        The following is a summary of the United States federal tax consequences that will apply to you if you are a United States holder of the notes. Certain consequences to "non-United States holders" of the notes are described under "—Consequences to Non-United States Holders" below. "United States holder" means a beneficial owner of a note that is:

  •
  a citizen or resident of the United States, as determined for federal income tax purposes;

  •
  a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Payments of Interest

        Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrues in accordance with your method of accounting for tax purposes.

Sale, Exchange or Other Taxable Disposition of Notes

        You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of a note equal to the difference between the amount realized upon the sale, exchange or other disposition (less an amount attributable to any accrued stated interest not previously included in income, which will be taxable as interest income) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal the amount you paid for the note. Any gain or loss recognized on a disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will generally be subject to tax at a maximum rate of 20%. Your ability to deduct capital losses may be limited.

Liquidated Damages

        We intend to take the position for United States federal income tax purposes that any payments of liquidated damages should be taxable to you as additional interest income when received or accrued, in accordance with your method of tax accounting. This position is based in part on the assumption that as of the date of issuance of the notes, the possibility that liquidated damages will have to be paid is a "remote" or "incidental" contingency within the meaning of applicable Treasury Regulations. Our determination that such possibility is a remote or incidental contingency is binding on you, unless you explicitly disclose that you are taking a different position to the Internal Revenue Service on your tax return for the year during which you acquire the note. However, the Internal Revenue Service may take a contrary position from that described above, which could affect the timing and character of both your income from the notes and our deduction with respect to the payments of liquidated damages.

        If we do fail to register the Series B Notes for sale to the public, you should consult your tax advisors concerning the appropriate tax treatment of the payment of liquidated damages on the notes.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to certain payments of principal and interest on the notes and the proceeds of sale of a note unless you are an exempt recipient. A backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the Internal Revenue Service that you are subject to backup withholding.

        Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided the required information is properly furnished to the Internal Revenue Service on a timely basis.

Consequences to Non-United States Holders

        The following is a summary of the United States federal tax consequences that will apply to you if you are a non-United States holder of notes. The term "non-United States holder" means a beneficial owner of a note that is not a United States holder.

        Special rules may apply to certain non-United States holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Payment of Interest

        The 30% United States federal withholding tax will not apply to any payment to you of interest on a note provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Internal Revenue Code; and

  •
  (a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an Internal Revenue Service Form W-8BEN) or (b) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the note on your behalf and certifies, under penalties of perjury, that it has received Internal Revenue Service Form W-8BEN from you or from another qualifying financial institution intermediary, and provides a copy of the Internal Revenue Service Form W-8BEN. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

        If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) Internal Revenue Service Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if you were a United States person as defined under the Internal Revenue Code, except as otherwise provided by an applicable tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

Sale, Exchange or Other Taxable Disposition of Notes

        Any gain realized upon the sale, exchange or other taxable disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to United States federal income tax unless:

  •
  that gain is effectively connected with your conduct of a trade or business in the United States;

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  you are subject to Internal Revenue Code provisions applicable to certain United States expatriates.

        A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States.

United States Federal Estate Tax

        The United States federal estate tax will not apply to the notes owned by you at the time of your death, provided that (1) you do not own actually or constructively 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Internal Revenue Code and the Treasury Regulations) and (2) interest on the note would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States.

Information Reporting and Backup Withholding

        The amount of interest paid to you on the note and the amount of tax withheld, if any, will generally be reported to you and the Internal Revenue Service. You will generally not be subject to backup withholding with respect to payments that we make to you provided that you have made appropriate certifications as to your foreign status, or you otherwise establish an exemption.

        You will generally not be subject to backup withholding or information reporting with respect to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign "broker" (as defined in applicable Treasury Regulation), provided that such broker:

  •
  derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States;

  •
  is not a controlled foreign corporation for United States federal income tax purposes; and

  •
  is not a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.

        You will be subject to information reporting, but not backup withholding, with respect to any payment of the proceeds of a sale of a note effected outside the United States by a foreign office of any other broker unless such broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption. You will be subject to backup withholding at a maximum rate of 31% and information reporting with respect to any payment of the proceeds of a sale of a note effected by the United States office of a broker unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption.

        Currently applicable Treasury Regulations establish reliance standards with regard to the certification requirements described above.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is properly furnished to the Internal Revenue Service on a timely basis.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives Series B notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B notes received in exchange for private notes where such private notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for at least 180 days after the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of Series B notes by broker-dealers. Series B notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Series B notes. Any broker-dealer that resells Series B notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series B notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Series B notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of one year after the exchange offer is completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the private notes) other than commissions or concessions of any brokers or dealers and the fees of any advisors or experts retained by holders of Series A notes, and will indemnify the holders of the private notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters with regard to the validity of the notes will be passed upon for us by Kummer Kaempfer Bonner & Renshaw, Las Vegas, Nevada. John N. Brewer, a partner with the law firm of Kummer Kaempfer Bonner & Renshaw, serves as a director of Herbst Gaming, Inc. We retain Kummer Kaempfer Bonner & Renshaw as outside legal counsel, and Kummer Kaempfer Bonner & Renshaw receives fees for legal services rendered.

EXPERTS

        The consolidated financial statements of Herbst Gaming, Inc. and subsidiaries as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of each of Mark Twain Casino, L.L.C. and St. Joseph Riverboat Partners and the consolidated financial statements of Southern Iowa Gaming Company and Subsidiary, as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, included in this prospectus, have been audited by Clifton Gunderson LLP, independent auditors as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Herbst Gaming, Inc. and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Financial Statements
Consolidated Balance Sheets	F-4
As of December 31, 2002 and 2003 and March 31, 2004 (unaudited)
Consolidated Statements of Operations	F-5
For the years ended December 31, 2001, 2002 and 2003, and for the three month periods ended March 31, 2003 and 2004 (unaudited)
Consolidated Statements of Stockholders' Equity (Deficiency)	F-6
For the years ended December 31, 2001, 2002 and 2003, and for the three month period ended March 31, 2004 (unaudited)
Consolidated Statements of Cash Flows	F-7
For the years ended December 31, 2001, 2002 and 2003, and for the three month periods ended March 31, 2003 and 2004 (unaudited)
Notes to Consolidated Financial Statements	F-9
Mark Twain Casino, L.L.C.
Independent Auditors' Report	F-23
Financial Statements
Balance Sheets	F-24
As of December 31, 2003 and 2002 and March 31, 2004 (unaudited)
Statements of Operations	F-25
For the years ended December 31, 2003, 2002 and 2001, and for the three month periods ended March 31, 2004 and 2003 (unaudited)
Statements of Changes in Members' Equity	F-26
For the years ended December 31, 2003, 2002 and 2001, and for the three month period ended March 31, 2004 (unaudited)
Statements of Cash Flows	F-27
For the years ended December 31, 2003, 2002 and 2001, and for the three month periods ended March 31, 2004 and 2003 (unaudited)
Notes to Financial Statements	F-30
St. Joseph Riverboat Partners
Independent Auditors' Report	F-35
Financial Statements
Balance Sheets	F-36
As of December 31, 2003 and 2002 and March 31, 2004 (unaudited)
Statements of Operations	F-38
For the years ended December 31, 2003, 2002 and 2001, and for the three month periods ended March 31, 2004 and 2003 (unaudited)
Statements of Partners' Equity	F-39
For the years ended December 31, 2003, 2002 and 2001, and for the three month period ended March 31, 2004 (unaudited)
Statements of Cash Flows	F-40
For the years ended December 31, 2003, 2002 and 2001, and for the three month periods ended March 31, 2004 and 2003 (unaudited)
Notes to Financial Statements	F-43

Southern Iowa Gaming Company and Subsidiary
Independent Auditors' Report	F-50
Consolidated Financial Statements
Consolidated Balance Sheets	F-51
As of December 31, 2003 and 2002 and March 31, 2004 (unaudited)
Consolidated Statement of Operations	F-53
For the years ended December 31, 2003, 2002 and 2001, and for the three month periods ended March 31, 2004 and 2003 (unaudited)
Consolidated Statements of Changes in Shareholders' Equity	F-54
For the years ended December 31, 2003, 2002 and 2001, and for the three month period ended March 31, 2004 (unaudited)
Consolidated Statements of Cash Flows	F-55
For the years ended December 31, 2003, 2002 and 2001, and for the three month periods ended March 31, 2004 and 2003 (unaudited)
Notes to Consolidated Financial Statements	F-58

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Herbst Gaming, Inc. and Subsidiaries
Las Vegas, Nevada

        We have audited the accompanying consolidated balance sheets of Herbst Gaming, Inc. and Subsidiaries (the "Company") as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Herbst Gaming, Inc. and Subsidiaries as of December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada
March 9, 2004

Herbst Gaming, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,
			March 31, 2004
	2002	2003
			(unaudited)
Assets
Current assets
Cash and cash equivalents	$55,035	$54,030	$55,932
Accounts receivable, net	1,389	1,216	971
Notes and loans receivable	266	706	479
Prepaid expenses	3,520	4,070	3,716
Inventory	1,143	1,039	1,060

Total current assets	61,353	61,061	62,158
Property and equipment, net	99,932	106,824	106,942
Lease acquisition costs, net	15,140	59,620	57,357
Due from related parties	546	563	358
Other assets, net	6,742	9,000	9,018

Total assets	$183,713	$237,068	$235,833

Liabilities and stockholders' equity (deficiency)
Current liabilities
Current portion of long-term debt	$127	$170	$162
Accounts payable	4,695	5,727	6,557
Accrued expenses	10,707	13,599	8,293
Due to related parties	430	—	—

Total current liabilities	15,959	19,496	15,012
Long-term debt, less current portion	167,814	215,099	215,075
Other liabilities	1,175	919	956
Commitments and contingencies (Note 9)
Stockholders' equity (deficiency)
Common stock (no par value; 2,500 shares authorized; 300 shares issued and outstanding)	2,368	2,368	2,368
Additional paid-in-capital	1,631	1,631	1,631
Retained earnings (accumulated deficit)	(5,234)	(2,445)	791

Total stockholders' equity (deficiency)	(1,235)	1,554	4,790

Total liabilities and stockholders' equity (deficiency)	$183,713	$237,068	$235,833

See notes to consolidated financial statements.

Herbst Gaming, Inc.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
				(unaudited)
Revenues
Route operations	$170,893	$183,877	$241,833	$53,783	$68,951
Casino operations	67,831	72,498	78,342	19,521	22,826
Other—non-gaming	2,878	3,078	3,049	728	823

Total revenues	241,602	259,453	323,224	74,032	92,600
Less promotional allowances	(8,410)	(9,802)	(11,249)	(2,739)	(2,957)

Net revenues	233,192	249,651	311,975	71,293	89,643

Costs and expenses
Route operations	141,535	150,781	192,757	42,610	54,526
Casino operations	46,686	48,635	51,142	12,121	13,811
Depreciation and amortization	14,198	15,741	24,382	5,217	6,634
General and administrative	10,168	10,812	12,514	2,766	3,445

Total costs and expenses	212,587	225,969	280,795	62,714	78,416

Income from operations	20,605	23,682	31,180	8,579	11,227

Other income (expense)
Interest income	407	336	228	80	51
Interest expense, net of capitalized interest	(19,952)	(18,785)	(22,932)	(5,323)	(5,792)
Loss on early retirement of debt	(13,024)	—	(267)	—	—

Total other expense	(32,569)	(18,449)	(22,971)	(5,243)	(5,741)

Net income (loss)	$(11,964)	$5,233	$8,209	$3,336	$5,486

See notes to consolidated financial statements.

Herbst Gaming, Inc.

Consolidated Statements of Stockholders' Equity (Deficiency)

(in thousands)

Balance	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total
Balance, January 1, 2001	$2,368	$731	$3,873	$6,972
Net loss	—	—	(11,964)	(11,964)
Stockholders' distributions	—	—	(2,376)	(2,376)
Contributed capital	—	900	—	900

Balance, December 31, 2001	2,368	1,631	(10,467)	(6,468)
Net income	—	—	5,233	5,233

Balance, December 31, 2002	2,368	1,631	(5,234)	(1,235)
Net income	—	—	8,209	8,209
Stockholders' distributions	—	—	(5,420)	(5,420)

Balance December 31, 2003	2,368	1,631	(2,445)	1,554
Net income (unaudited)	—	—	5,486	5,486
Stockholders' distributions (unaudited)	—	—	(2,250)	(2,250)

Balance, March 31, 2004 (unaudited)	$2,368	$1,631	$791	$4,790

See notes to consolidated financial statements.

Herbst Gaming, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
				(unaudited)
Cash flows from operating activities
Net income (loss)	$(11,964)	$5,233	$8,209	$3,336	$5,486
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	14,198	15,741	24,382	5,217	6,634
Debt discount amortization	1,633	424	83	50	11
Gain on sale of property and equipment	(41)	(129)	(119)	(4)	(39)
Other	(202)	—	—	—	—
Loss on early retirement of debt	13,024	—	267	—	—
Decrease (increase) in
Accounts receivable	(621)	7	173	281	245
Prepaid expenses	2,182	(561)	(343)	338	354
Inventory	(120)	(370)	104	66	(21)
Due from related parties	21	(94)	(17)	(73)	205
Increase (decrease) in
Accounts payable	(8,597)	170	630	(289)	496
Accrued expenses	6,157	(688)	2,314	(3,255)	(5,306)
Due to related parties	(1,499)	(544)	(430)	(383)	—
Other liabilities	774	134	(256)	(133)	37

Net cash provided by operating activities	14,945	19,323	34,997	5,151	8,102

Cash flows from investing activities
Net cash paid for acquisition of Anchor's Slot Route	—	—	(57,171)	(57,171)	—
Additions to notes receivable	(325)	(860)	(619)	(217)	(300)
Collection on notes receivable	432	870	689	222	141
Proceeds from sale of property and equipment	951	395	577	21	106
Purchases of property and equipment	(3,226)	(8,442)	(15,117)	(2,942)	(3,567)
Lease acquisition costs	(610)	(663)	(3,083)	(269)	(249)

Net cash used in investing activities	(2,778)	(8,700)	(74,724)	(60,356)	(3,869)

Cash flows from financing activities
Increase in notes payable to related parties	3,553	—	—	—	—
Decrease in notes payable to related parties	(20,947)	—	—	—	—
Proceeds from long-term debt	167,025	—	49,115	49,115	—
Reduction of long-term debt	(127,531)	(104)	(2,153)	(41)	(43)
Loan origination fees	(7,838)	(234)	(2,553)	(2,474)	(38)
Prepayment penalty on retired debt	(9,776)	—	(267)	—	—
Additional paid-in capital	900	—	—	—	—
Stockholders' distributions	(2,376)	—	(5,420)	(900)	(2,250)

Net cash provided by (used in) financing activities	3,010	(338)	38,722	45,700	(2,331)

Net increase (decrease) in cash and cash equivalents	15,177	10,285	(1,005)	(9,505)	1,902
Cash and cash equivalents
Beginning of year	29,573	44,750	55,035	55,035	54,030

End of year	$44,750	$55,035	$54,030	$45,530	$55,932

Supplemental cash flow information
Cash paid during the year for interest	$12,983	$18,637	$21,198	$9,475	$11,556
Supplemental schedule of non-cash investing and financing activities
Purchase of property and equipment financed through accounts payable	—	271	661	1,497	833
Purchase of assets through direct financing	2,445	302	283	—	—
Acquisition of Anchor Coin's Slot Route
Fair value of assets and liabilities acquired
Current assets, other than cash	—	—	717	717	—
Property and equipment	—	—	5,200	5,200	—
Lease acquisition costs	—	—	50,532	50,532	—
Other long-term assets	—	—	1,300	1,300	—
Other liabilities	—	—	(578)	(578)	—

Cash paid, net of cash acquired			$57,171	$57,171

See notes to consolidated financial statements.

Herbst Gaming, Inc.

Notes to Consolidated Financial Statements

1. Description of Business and Summary of Significant Accounting Policies

        Description of Business and Principles of Consolidation—The accompanying consolidated financial statements of Herbst Gaming, Inc. ("Herbst" or the "Company") include the accounts of Herbst and its subsidiaries; E-T-T, Inc. and Subsidiaries ("E-T-T"), Market Gaming, Inc. ("MGI"), E-T-T Enterprises L.L.C. ("E-T-T Enterprises"), and Flamingo and Paradise Gaming, LLC ("FPG"). The financial statements of E-T-T are consolidated and include the following wholly-owned subsidiaries: Cardivan Company, Corral Coin, Inc., and Corral Country Coin, Inc.

        All significant intercompany balances and transactions between Herbst, E-T-T, MGI, E-T-T Enterprises, and FPG have been eliminated in the consolidated financial statements.

        Herbst Gaming, Inc. was incorporated in Nevada on January 21, 1997. In August of 2001, a restructuring occurred, wherein E-T-T, MGI, FPG and E-T-T Enterprises became wholly-owned subsidiaries of Herbst. This restructuring occurred in conjunction with the $170.0 million offering of senior secured notes that was used to retire the majority of the existing debt of the consolidated entities. Prior to August of 2001, the newly consolidated entities were combined for presentation purposes.

        E-T-T and MGI conduct business in the gaming industry and generate revenue principally from gaming machine route operations and casino operations. Gaming machine route operations involve the installation, operation, and service of gaming machines owned by the Company that are located in licensed, leased, or subleased space in retail stores (supermarkets, convenience stores, etc.), bars, and restaurants throughout the State of Nevada. The Company operates Terrible's Town Casino & Bowl (Henderson) in Henderson, Nevada, Terrible's Searchlight Casino in Searchlight, Nevada, and Terrible's Town Casino and Terrible's Lakeside Casino & RV Park, both of which are located in Pahrump, Nevada, a community 60 miles west of Las Vegas.

        E-T-T Enterprises develops and leases real estate to E-T-T.

        FPG owns and operates Terrible's Hotel & Casino in Las Vegas, Nevada, which began operations in December 2000.

        The gaming industry in the State of Nevada is subject to extensive state and local government regulation. The Company's gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada Gaming Control Board, and local jurisdictions.

        Interim Financial Statements—The accompanying financial statements for the three months ended March 31, 2003 and 2004, are unaudited but, in the opinion of management, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the financial results of the interim periods. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant estimates incorporated into the Company's consolidated financial statements include the estimated useful lives for depreciable and amortizable assets, the estimated allowance for doubtful accounts receivable and the estimated cash flows in assessing the recoverability of long-lived assets. Actual results could differ from those estimates.

        Reclassifications—Certain prior period amounts have been reclassified in the consolidated financial statements to conform to the current period's presentation. Such reclassifications had no impact on net income.

        Cash and Cash Equivalents—Cash and cash equivalents include highly liquid investments with a maturity at the date of purchase of three months or less. The carrying value of these investments approximates their fair value due to their short maturities.

        Fair Value of Financial Instruments—The carrying value of the Company's cash, trade, notes and loans receivable, and trade payables approximates fair value primarily because of the short maturities of these instruments. The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. Based on the borrowing rates currently available to the Company for debt with similar terms and average maturities, the estimated fair value of long-term debt outstanding is approximately $242,412,500 as of December 31, 2003.

        Accounts Receivable—Receivables consist primarily of amounts due from customers as a result of normal business operations. The Company periodically performs credit evaluations of its customers. The Company reviews accounts receivable balances in order to determine an allowance for potential credit losses. At December 31, 2002 and 2003, an allowance for potential credit losses was $1,224,000 and $310,629, respectively.

        Notes and Loans Receivable—In order to secure various route locations, the Company has provided certain incentives to the location operators in the form of loans. The loans, made for build-outs, tenant improvements, and initial operating expenses, are generally secured by the personal guarantees of the operators and the locations' assets. The majority of the loans are non-interest bearing and are expected to be repaid within one year from the locations' share of net gaming win.

        On a regular basis, the Company evaluates the collectibility of the loans by individually evaluating each location's operating results and cash flows. Management provides for the carrying value of loans that are determined to be uncollectible. At December 31, 2002 and 2003, an allowance for potential credit losses was not deemed necessary.

        Inventory—Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.

        Property and Equipment—Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Useful lives are as follows:

Building	40 years
Gaming equipment	5 years
Furniture, fixtures, and equipment	5-10 years
Leasehold improvements	1-20 years

        Lease Acquisition Costs—Significant incremental costs associated with the acquisition of location leases are capitalized and amortized using the straight-line method over the term of the related leases, including expected renewals, which range from 1 to 20 years. Lease acquisition costs are stated at cost less accumulated amortization of $7,528,000 and $16,601,268 at December 31, 2002 and 2003, respectively.

        Debt Issuance Costs—Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the terms of the related debt agreements. Debt issuance costs are included in other assets on the balance sheets (see Note 5).

        Long-Lived Assets—In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company evaluates the potential impairment of long-lived assets when events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If it is determined that the carrying value of long-lived assets may not be recoverable based upon the relevant facts and circumstances, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying value of the asset, the Company will recognize an impairment loss for the difference between the carrying value of the asset and its fair value. The Company believes that no material impairment of long-lived assets exists at December 31, 2003.

        Revenue and Promotional Allowances—In accordance with industry practice, the Company recognizes as gaming revenues the net win from route operations, which is the difference between gaming wins and losses. The Company recognizes total net win from gaming devices as revenues from gaming routes that operate under revenue-sharing arrangements. Revenue-sharing payments to route locations are recorded as costs of route operations. Revenues from casino operations are gaming wins less losses. Revenues from casino operations include the retail value of food and beverage, and goods and services provided to customers on a complimentary basis. Such amounts are then deducted as promotional allowances. The estimated cost of providing these promotional allowances is as follows:

	Year Ended December 31,
	2001	2002	2003
	(dollars in thousands)
Room	$658	$597	$498
Food and beverage	3,785	4,507	4,798
Other	1,322	2,049	3,538

Total	$5,765	$7,153	$8,834

These costs are periodically reclassified out of the respective department into the casino department.

        Location Rent Expense—Fixed rental payments (including scheduled increases) are recorded on a straight-line basis over the agreement term, including any optional extension periods that are expected to be exercised. Contingent payments are expensed in the period incurred. Renewal agreements are considered new agreements and are accounted for as described above over the new agreement term.

        Income Taxes—Herbst, E-T-T and MGI have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the owners of each company are liable for income tax on the taxable income of the Company as it affects the owners' individual income tax returns. Therefore, a provision for income taxes has not been included in the accompanying consolidated financial statements. E-T-T Enterprises and FPG are treated as partnerships for federal income tax purposes and, therefore, do not incur income taxes. Instead, their earnings and losses are included in the personal returns of the members and are taxed depending on their personal tax situations. Accordingly, the accompanying financial statements do not reflect a provision for income taxes.

        Concentrations of Credit Risk—The Company maintains cash balances at certain financial institutions located in southern Nevada. The balances are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. At times, cash balances may be in excess of FDIC limits.

        Recently Issued and Adopted Accounting Standards—In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of SFAS Nos. 5, 57 and 107 and a rescission of FASB Interpretation No. 34" ("Interpretation 45"). Interpretation 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The provisions of this Interpretation 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, and the disclosure requirements are generally effective for financial statements of interim or annual periods ending after December 15, 2002. The Company believes that Interpretation 45 will not have a significant impact on its results of operations or financial position.

        In December 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities (revised December 2003)" ("FIN 46R"), clarifying FIN 46 and exempting certain entities from the provisions of FIN 46R. Generally, application of FIN 46R is required in financial statements of public entities that have interests in structures commonly referred to as special-purpose entities for periods ending after December 15, 2003, and, for other types of variable interest entities for periods ending after March 15, 2004. FIN 46R addresses consolidation by business enterprises of variable interest entities that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) the company will hold a significant variable interest in, or have significant involvement with, an existing variable interest entity. During the fourth quarter of 2003, the Company adopted the provisions of FIN 46R related to special-purpose entities, which did not have a material impact on its financial position and results of operations. The Company will adopt the provisions of FIN 46R related to other types of variable interest entities during the first quarter of 2004.

2. Acquisition

        In February 2003, the Company completed its acquisition of the route assets of Anchor Coin, Inc., a subsidiary of IGT ("Anchor"). Anchor was a leading route operator in Nevada. The acquisition, which was recorded under the purchase method of accounting, included the purchase of all of the assets of the Anchor's Slot Route for an initial purchase price of $61,000,000. A portion of the purchase price has been allocated to assets acquired and liabilities assumed based on estimated fair market value at the date of acquisition with the remaining balance of $50,532,000 recorded as lease acquisition costs for the route contracts acquired. Such intangible asset is being amortized on a straight-line basis over the remaining lives of the contracts.

        The table below reflects unaudited pro forma consolidated results of the Company and Anchor Coin as if the acquisition had taken place at the beginning of the year (dollars in thousands):

	Year Ended December 31, 2002	Year Ended December 31, 2003
Gross Revenues	$305,832	$329,393
Net Income	$5,311	$7,239

        Included in the pro forma net income are approximately $4,668,000 and $453,000 of interest expense and $1,736,000 and $953,000 of depreciation and amortization expense for the years ended 2002 and 2003, respectively. In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisition had been effective at the beginning of 2002.

3. Property and Equipment

        Property and equipment consist of the following (dollars in thousands):

	December 31,
	2002	2003
Building	$52,847	$53,779
Gaming equipment	51,448	63,821
Furniture, fixtures, and equipment	18,031	23,312
Leasehold improvements	1,622	1,690
Land	15,925	15,925
Construction in progress	267	204

	140,140	158,731
Less accumulated depreciation	(40,208)	(51,907)

	$99,932	$106,824

4. Lease Acquisition Costs

	As of December 31, 2002		As of December 31, 2003		As of March 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(dollars in thousands)				(unaudited)
Lease Acquisition Costs	$22,668	$7,528	$76,221	$16,601	$76,470	$19,113

        The aggregate amortization expense for the years ended December 31, 2001, 2002 and 2003 was $2,931,000, $2,930,000 and $9,134,000, respectively.

        The aggregate amortization expense for the three months ended March 31, 2003 and 2004 (unaudited) was $1,611,419 and $2,512,244.

        Estimated amortization expense for the years ending December 31, 2004, 2005, 2006, 2007, and 2008 is $9,903,000, $9,649,000, $9,434,000, $9,289,000, and $8,542,000, respectively.

5. Other Assets

        Other assets consist of the following (dollars in thousands):

	December 31,
	2002	2003
Debt issuance costs, net of accumulated amortization of $1,563 and $3,158, respectively	$6,510	$7,468
Other assets	232	1,532

Total	$6,742	$9,000

6. Accrued Expenses

        Accrued expenses consist of the following (dollars in thousands):

	December 31,
	2002	2003
Accrued interest	$6,183	$7,833
Progressive jackpot liabilities	1,089	1,593
Other accrueds	3,435	4,173

Total	$10,707	$13,599

7. Long-Term Debt

        Long-term debt consists of the following (dollars in thousands):

	December 31,
	2002	2003
Senior notes secured by assets of the Company. The notes bear interest at 10 3/4% per annum, payments are due on March 1 and September 1, commencing on March 1, 2003. The notes mature on September 1, 2008 (see Note 12. Subsequent Events)	$167,598	$214,798
Notes payable to leasing company secured by vehicles, payable in monthly installments of $4, including interest ranging from 4.9% to 5.3%, due April 2004	343	471

Total debt	167,941	215,269
Less current portion	127	170

Total long-term debt	$167,814	$215,099

        On August 24, 2001, the Company issued (under a private placement) $170.0 million in 10 3/4% senior secured notes due in 2008.

        The proceeds of these notes, approximately $167.0 million, were used to retire outstanding balances on substantially all credit facilities of $123.6 million, related-party debt of $20.2 million, and $12.0 million in accrued interest and other costs associated with the early termination of the retired debt. In addition, the Company used $6.8 million of the proceeds to pay fees associated with the offering of the 10 3/4% senior secured notes and the remaining $4.4 million was paid to the Company in cash. The Company incurred an extraordinary charge to earnings of $13.0 million in August 2001.

        In February 2003, the Company issued $47.0 million in additional notes under the existing indenture. The proceeds of the debt were used to purchase the slot route assets of Anchor Coin, Inc.

        In December 2003, the Company repurchased $2.0 million principal amount of the 10 3/4% senior secured notes, resulting in a principal balance of those notes at December 31, 2003 of $215.0 million. The Company incurred a charge related to the early retirement of debt of $267,000.

        In December 2003, the Company renewed its $10.0 million undrawn line of credit from U.S. Bank of Nevada.

        The fees associated with both issuances of the 10 3/4% senior secured notes are included in other assets at December 31, 2002 and 2003 and are being amortized to interest expense over the life of the indebtedness.

        The notes mature on August 24, 2008. Interest is payable in cash at a rate of 10 3/4% per annum on March 1 and September 1, commencing March 1, 2003. The indenture under which the notes were issued contains various limitations and restrictions including (i) change-in-control provisions, (ii) limitations on indebtedness and (iii) limitations on restricted payments such as the payment of dividends when the fixed charge coverage ratio (as defined) is less than 2.0 to 1.0. The Company is in compliance with these covenants as of December 31, 2003.

        In October 2001, the Company filed a Form S-4 registration statement with the Securities and Exchange Commission ("SEC") for the purpose of effecting the exchange of the notes for identical notes registered for resale under the federal securities laws. This registration statement became effective on December 21, 2001 and the exchange offer was consummated on January 22, 2002. In March 2003, the Company filed another Form S-4 registration statement with the SEC for the purpose of effecting the exchange of the additional notes for identical notes registered for resale under the federal securities laws. This registration statement became effective on May 27, 2003 and the exchange offer was consummated on June 24, 2003.

        Long-term debt at December 31, 2003 is expected to mature as follows (dollars in thousands):

2004	$170
2005	120
2006	82
2007	77
2008	214,820
Thereafter	—

Total	$215,269

8. Related-Party Transactions

        The Company leases the land underlying its facilities for its Terrible's Town Casino (Pahrump) operations from the Herbst Family Limited Partnership and the E-T-T Corporate facilities from Herbst Family Limited Partnership II. The leases require monthly payments of $26,916 through June 2006 with several 5-year options by the Company to extend. Rent expense of $307,992, $322,992 and $322,992 was incurred under these agreements for the years ended December 31, 2001, 2002 and 2003, respectively.

        The Company rents space for certain slot machine route operations in convenience stores owned by Terrible Herbst, Inc. ("Terrible's"), a corporation in which the Company's owners are officers and which is owned by the father of the owners. Rent expense of $3,653,000, $4,132,800 and $4,754,400 was incurred under this agreement for the years ended December 31, 2001, 2002 and 2003, respectively.

        The Company leases a warehouse located in Las Vegas, Nevada, for its employment center and purchasing departments, from the Herbst's Grandchildren's Trust. The lease began in November 2002 and requires payments of $43,525 through November 2012. Rent expense was $43,525 and $522,300 incurred under this lease arrangement for the years ended December 31, 2002 and 2003, respectively.

        The Company leases the real property on which Terrible's Searchlight Casino in Searchlight is located from Terrible Herbst, Inc. for $15,000 per month, pursuant to a lease agreement entered into on June 30, 2002 that expires in 2022, with options to renew the lease for 5 additional successive terms of 10 years each. Amounts paid under this lease were $90,000 and $180,000 in the years ended December 31, 2002 and 2003, respectively.

        The Company leases land and office space in certain of its facilities to Terrible's under noncancelable lease agreements ranging from 10 to 20 years. Monthly rental income is $63,500. Rental income from these leases was $623,000, $662,000 and $642,000 for the years ended December 31, 2001, 2002 and 2003, respectively.

        Future rental income under related-party agreements is as follows (dollars in thousands):

2004	$642
2005	642
2006	652
2007	663
2008	663
Thereafter	3,304

Total	$6,566

        The Company has entered into a trademark and license agreement with Terrible's in which Terrible's agrees to permit the Company to use the Terrible Herbst brand name and its cowboy logo for 25 years including renewal periods. The agreement was amended in 2001 and the annual royalty fee was increased from $600,000 to $1,200,000. Pursuant to this trademark and license agreement, the Company paid approximately $800,000 in 2001, $1,200,000 in 2002 and $1,301,000 in 2003.

        Due from related parties at December 31, 2002 and 2003 includes $437,000 and $434,000, respectively, in notes receivable from an owner. The notes bore interest at rates from 5 to 6 percent and were repaid in full in the first quarter of 2004. Due from related parties also includes receivables of $107,000 from Terrible's, which is non-interest bearing. Interest income related to the notes receivable was $27,000, $26,000 and $26,000 for the years ended December 31, 2001, 2002 and 2003, respectively.

        Obligations due to related parties at December 31, 2002 and 2003 consisted of balances due to Terrible's for expenditures made on behalf of the Company, accrued rent, and accrued management fees. The balances are non-interest bearing and payable on demand.

        The Company has also entered into a servicing arrangement with Terrible's pursuant to which the Company provides accounting and administrative services related to the collection of daily deposits from Terrible's convenience stores. The Company also provides personnel to Terrible's to count, maintain and safeguard large amounts of coin and currency. Terrible's reimburses the Company's expenses in providing these services. Under this servicing arrangement, the Company recorded approximately $214,000, $205,800 and $205,800 for services rendered for the years ended December 31, 2001, 2002 and 2003, respectively.

        In 1999, HIGCO, Inc. ("HIGCO"), a company owned and operated by Mr. Higgins, the Company's General Counsel, and two of his brothers, agreed to purchase from the Company for $200,000 a liquor license related to owning and operating a tavern located in Henderson, Nevada. The terms of the purchase between the Company and HIGCO require HIGCO to repay the debt at 9% interest per annum. The balance of that note at December 31, 2002 was $116,000 and $0 at December 31, 2003. In addition, the Company entered into a slot route contract to install, operate and service slot machines at the tavern. Pursuant to the revenue-sharing contract, HIGCO paid the Company, $114,442, $105,559 and $1,566 in gaming fees in 2001, 2002 and 2003, respectively. The bar was sold on December 31, 2002 to an unrelated party. In January 2003, HIGCO repaid the note in full.

        During 2003, HIGCO opened a new tavern and entered into a new slot route contract. Pursuant to the revenue-sharing contract, HIGCO paid the Company $27,097 in gaming fees in 2003. At December 31, 2003, HIGCO had a note outstanding of $20,000.

        A member of the Company's board of directors is a partner with Kummer Kaempfer Bonner & Renshaw. The Company retains Kummer Kaempfer Bonner & Renshaw as outside legal counsel, and Kummer Kaempfer Bonner & Renshaw has received fees for legal services in the amount of $387,369, $234,309 and $251,188 for 2001, 2002 and 2003, respectively.

        A member of the Company's board of directors, is the President and Chief Executive Officer of Las Vegas Dissemination, Inc., which provides services related to the race and sports books at Terrible's Hotel & Casino and Terrible's Town. Las Vegas Dissemination, Inc. has received fees for services in the amount of $220,555, $239,111 and $366,526 for 2001, 2002 and 2003, respectively.

9. Commitments and Contingencies

        Pursuant to a lease agreement that expires in 2067, including renewal periods, the Company leases the real property on which its corporate headquarters is located from The Herbst Family Limited Partnership II, or Herbst FLP II. The general partners of the Herbst FLP II are Jerry and Maryanna Herbst. In each of 2001, 2002 and 2003, the Company paid $172,992 under this lease.

        Pursuant to a lease agreement that expires in 2026, including renewal periods, the Company leases the real property on which Terrible's Town in Pahrump is located from the Herbst Family Limited Partnership. In each of 2001, 2002 and 2003, the Company paid $135,000, $150,000 and $150,000, respectively, under this lease.

        The Company leases the facilities for its casino operations. The lease for Terrible's Town Casino (Henderson) requires monthly payments of $27,500 through January 2004. Commencing February 2004, and on each five-year anniversary thereafter, the monthly rent increases by $2,500. The initial lease term expires January 2014, with options for ten additional five-year terms with a $2,500 increase in monthly rent at the beginning of each option period.

        The Company leases the land underlying its facilities for its Terrible's Town Casino (Pahrump) and its Las Vegas warehouse and employment center from related parties (see Note 8).

        In December 1999, the Company executed agreements to lease certain gaming machines for $110,000 per month beginning in July 2000 through October 2004.

        In April 2001, the Company executed agreements to lease certain gaming machines for $91,776 per month, beginning in July 2001 through July 2004.

        At December 31, 2003, the Company has noncancelable location license agreements for space leases at groups of affiliated stores that expire on various dates from 2005 through 2010, with certain options for renewal. Revenues from gaming machines in these stores accounted for approximately 45 percent of the Company's total revenues for the year ended December 31, 2003.

        Future minimum lease payments under noncancelable operating leases and location license agreements are as follows (dollars in thousands):

2004	$74,348
2005	71,043
2006	58,809
2007	49,429
2008	31,132
Thereafter	36,611

Total	$321,372

        Rent expense related to noncancelable leases with terms exceeding one year was $56,074,000, $55,998,000 and $67,111,000 for the years ended December 31, 2001, 2002 and 2003, respectively.

        The Company is a party to certain claims, legal actions, and complaints arising in the ordinary course of business or asserted by way of defense or counterclaim in actions filed by the Company. Management believes that its defenses are substantial in each of these matters and that the Company's legal position can be successfully defended without material adverse effect on its consolidated financial statements.

10. Revenue Derived From Major Locations

        Route operations revenues at three groups of affiliated store chains in the year ended December 31, 2003 and two groups of affiliated store chains in the years ended December 31, 2001 and 2002 each accounted for more than 10 percent of the Company's total route revenues. The total of such revenues were approximately $81,833,000, $87,299,000 and $117,692,000, in the years ended December 31, 2001, 2002 and 2003, respectively. Each individual store chain included in an affiliated group of store chains has a separate lease with the Company.

11. Business Segments

        The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 established standards for the way public companies are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services, geographic areas, and major customers. The Company's management does not use segment information on assets to manage its business.

        The Company operates through two business segments—slot route operations and casino operations. The slot route operations involve the installation, operation, and service of slot machines at strategic, high traffic non-casino locations, such as grocery stores, drug stores, convenience stores, bars, and restaurants. Casino operations consist of the following five casinos: Terrible's Town Casino (Henderson) in Henderson, Nevada, Terrible's Searchlight Casino in Searchlight, Nevada and Terrible's Town Casino and Terrible's Lakeside Casino, both of which are located in Pahrump, Nevada, and Terrible's Hotel & Casino in Las Vegas, Nevada.

        Revenues and income for these segments are as follows (dollars in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
				(unaudited)
Net revenues
Slot route operations	$170,750	$183,572	$241,462	$53,680	$68,835
Casino operations	59,564	63,001	67,464	16,885	19,985
Other—non-gaming	2,878	3,078	3,049	728	823

Total net revenues	$233,192	$249,651	$311,975	$71,293	$89,643

Income from segment operations
Slot route operations	$20,907	$23,327	$30,812	$7,503	$9,291
Casino operations	7,329	8,502	10,283	3,230	4,666

Total income from segment operations	28,236	31,829	41,095	10,733	13,957
Other and corporate(1)	(7,631)	(8,147)	(9,915)	(2,154)	(2,730)

Total income from operations	$20,605	$23,682	$31,180	$8,579	$11,227

Depreciation and amortization
Slot route operations	$8,308	$9,464	$17,893	$3,567	$5,018
Casino operations	5,548	5,864	6,039	1,534	1,508
Other	342	413	450	116	108

Total depreciation and amortization	$14,198	$15,741	$24,382	$5,217	$6,634

Segment EBITDA(2)
Slot route operations	$29,215	$32,791	$48,705	$11,070	$14,309
Casino operations	12,878	14,366	16,322	4,764	6,174

Total segment EBITDA(2)	42,093	47,157	65,027	15,834	20,483
Other and corporate(1)	(6,883)	(7,398)	(9,237)	(1,958)	(2,571)
Depreciation and amortization	(14,198)	(15,741)	(24,382)	(5,217)	(6,634)
Interest expense, net of capitalized interests	(19,952)	(18,785)	(22,932)	(5,323)	(5,792)
Loss on early retirement of debt	(13,024)	—	(267)	—	—

Net income (loss)	$(11,964)	$5,233	$8,209	$3,336	$5,486

(1)
Represents primarily other—non-gaming revenues and general and administrative expenses.

(2)
Segment EBITDA consists of income from segment operations plus depreciation and amortization and is calculated before allocation of overhead.

12. Subsequent Events (unaudited)

        On June 11, 2004 we issued the Series A notes in the aggregate principal amount of $160.0 million. In addition, on June 10, 2004, we entered into a $150.0 million credit facility that was comprised of a $90.0 million revolving credit facility and a $60.0 million term loan. The aggregate of the net proceeds of the Series A notes, approximately $158.9 million, the term loan, $34.0 million of the revolving credit facility and $10.1 million cash were used to purchase $210.9 million in principal amount of the Company's outstanding 10 3/4% senior secured notes due 2008. Following the purchase of the 10 3/4% senior secured notes and the cancellation of the $2.0 million in principal amount of the senior secured notes purchased by us in 2003, approximately $4.1 million of the senior secured notes remained outstanding. During the second quarter of 2004, the Company recorded a charge to earnings of $38.0 million in connection with the early retirement of the 10 3/4% senior secured notes.

        In connection with the tender for the outstanding 10 3/4% senior secured notes due 2008, the Company solicited and obtained the consent of the holders of the 10 3/4% senior secured notes due 2008 to amend the indenture governing the 10 3/4% senior secured notes due 2008 to eliminate substantially all of the restrictive covenants and certain of the events of default. The amendment to the indenture was approved by a sufficient number of the holders of the Company's senior secured notes and was effective as of June 11, 2004. The Company paid approximately $242.1 million in connection with the tender offer and consent solicitation.

        On July 20, 2004, we entered into a definitive agreement to purchase the riverboat casino assets of Grace Entertainment Inc. for a cash purchase price of approximately $287 million. These assets include the St. Jo Frontier Casino located in St. Joseph, Missouri, which contains 514 slot machines and 16 table games, the Mark Twain Casino, located in La Grange, Missouri, which contains 504 slot machines and 17 table games, and the Lakeside Casino Resort in Osceola, Iowa, which contains 921 slot machines, 33 table games and an adjacent 60 room all-suite hotel. Closing of the purchase of the riverboat casino assets is conditioned upon, among other things, obtaining all applicable governmental approvals, including approvals from the Iowa Racing and Gaming Commission and the Missouri Gaming Commission. We anticipate that applications for gaming licenses in Iowa and Missouri will be filed before August    , 2004 and considered by the respective authorities within nine months thereafter.

        We have received a financing commitment to fund the purchase price of the riverboat casino assets, subject to normal and customary closing conditions. The commitment expires, at the latest, on June 30, 2005.

Selected Quarterly Financial Information (Unaudited)

(in thousands)

	Mar. 31	June 30	Sept. 30	Dec. 31	Total
Year Ended December 31, 2003
Net revenues—Route operations	$53,680	$61,344	$62,178	$64,260	$241,462
Net revenues—Casino operations	16,885	16,383	16,701	17,495	67,464
Net revenues—Other	724	725	863	737	3,049
Operating income	8,579	9,335	6,193	7,073	31,180
Net income	3,336	3,561	351	961	8,209
Year Ended December 31, 2002
Net revenues—Route operations	$44,844	$46,471	$45,147	$47,110	$183,572
Net revenues—Casino operations	16,047	15,884	15,360	15,710	63,001
Net revenues—Other	657	636	1,054	731	3,078
Operating income	6,168	6,327	4,643	6,544	23,682
Net income	1,568	1,686	12	1,967	5,233

* * * * *

Independent Auditor's Report

To the Members
Mark Twain Casino, L.L.C.
LaGrange, Missouri

We have audited the accompanying balance sheets of Mark Twain Casino, L.L.C. as of December 31, 2003 and 2002, and the related statements of operations, changes in members' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mark Twain Casino, L.L.C. as of December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

St. Joseph, Missouri
January 14, 2004

Clifton Gunderson LLP

MARK TWAIN CASINO, L.L.C.

BALANCE SHEETS

	December 31,
			March 31, 2004
	2003	2002
			(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,221,196	$3,463,285	$5,435,470
Restricted cash and cash equivalents	1,216,202	1,254,616	1,216,202
Inventories	53,552	49,170	55,919
Accounts receivable	13,266	12,399	14,824
Prepaid expenses	252,700	387,065	291,088

Total current assets	5,756,916	5,166,535	7,013,503

PROPERTY AND EQUIPMENT
Land and land improvements	1,842,644	1,842,644	1,842,644
Building and equipment	14,047,959	13,859,223	14,054,579

Total	15,890,603	15,701,867	15,897,223
Less accumulated depreciation	3,304,035	1,970,660	3,661,209

Total property and equipment	12,586,568	13,731,207	12,236,014

INTANGIBLE ASSETS
Loan costs	552,500	552,500	552,500
Less accumulated amortization	190,744	111,815	210,476

Total intangible assets	361,756	440,685	342,024

OTHER ASSETS	150,000	150,000	150,000

TOTAL ASSETS	$18,855,240	$19,488,427	$19,741,541

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$251,124	$247,656	$229,407
Current portion of notes payable	2,009,012	1,872,054	2,034,229
Accrued liabilities	1,039,698	1,194,639	1,210,307

Total current liabilities	3,299,834	3,314,349	3,473,943
LONG-TERM LIABILITIES
Notes payable, less current maturities included above	8,286,608	12,411,536	7,768,496

Total liabilities	11,586,442	15,725,885	11,242,439
MEMBERS' EQUITY	7,268,798	3,762,542	8,499,102

TOTAL LIABILITIES AND MEMBERS' EQUITY	$18,855,240	$19,488,427	$19,741,541

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to financial statements.

MARK TWAIN CASINO, L.L.C.

STATEMENTS OF OPERATIONS

	Year Ended December 31,			Three Months Ended March 31,
	2003	2002	2001	2004	2003
				(unaudited)
REVENUES
Gaming	$25,203,680	$24,829,291	$10,191,642	$6,735,005	$6,628,066
Non-gaming	1,677,792	1,701,053	776,148	423,825	447,773

Total revenues	26,881,472	26,530,344	10,967,790	7,158,830	7,075,839
Less promotional allowances	(600,471)	(559,541)	(123,581)	(157,827)	(169,107)

Net revenues	26,281,001	25,970,803	10,844,209	7,001,003	6,906,732
COST OF GOODS SOLD	1,202,730	1,251,506	518,721	294,877	321,858

Gross profits	25,078,271	24,719,297	10,325,488	6,706,126	6,584,874

OPERATING EXPENSES
Departmental expenses	15,152,707	15,363,983	7,653,784	4,158,860	4,203,719
General and administrative expenses	2,304,449	2,427,863	1,358,301	320,947	321,908
Loss on sale of assets	43,536	—	—	—	—
Depreciation and amortization	1,499,070	1,490,408	598,015	376,906	371,190

Total operating expenses	18,999,762	19,282,254	9,610,100	4,856,713	4,896,817

OPERATING INCOME	6,078,509	5,437,043	715,388	1,849,413	1,688,057

OTHER INCOME (EXPENSE)
Interest income	7,696	19,463	10,420	1,183	3,462
Interest expense	(674,696)	(1,291,443)	(863,936)	(130,823)	(215,696)
Miscellaneous income	93,887	40,233	111,664	18,125	10,156

Total other income (expense)	(573,113)	(1,231,747)	(741,852)	(111,515)	(202,078)

NET INCOME (LOSS)	$5,505,396	$4,205,296	$(26,464)	$1,737,898	$1,485,979

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to financial statements.

MARK TWAIN CASINO, L.L.C.

STATEMENTS OF CHANGES IN MEMBERS' EQUITY

Years ended December 31, 2003, 2002 and 2001 and
Three months ended March 31, 2004

	Cardinal Gaming Company	Sauvage Gas Company	Total Members' Equity (Deficit)
DEFICIT, JANUARY 1, 2001	$(208,145)	$(208,145)	$(416,290)
2001 Net loss	(13,232)	(13,232)	(26,464)

BALANCE, DECEMBER 31, 2001	(221,377)	(221,377)	(442,754)
2002 Net income	2,102,648	2,102,648	4,205,296

BALANCE, DECEMBER 31, 2002	1,881,271	1,881,271	3,762,542
Member distributions	(999,570)	(999,570)	(1,999,140)
2003 Net income	2,752,698	2,752,698	5,505,396

BALANCE, DECEMBER 31, 2003	3,634,399	3,634,399	7,268,798
Member distributions (unaudited)	(253,797)	(253,797)	(507,594)
Net income (unaudited)	868,949	868,949	1,737,898

BALANCE, MARCH 31, 2004 (unaudited)	$4,249,551	$4,249,551	$8,499,102

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to financial statements.

MARK TWAIN CASINO, L.L.C.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,			Three Months Ended March 31,
	2003	2002	2001	2004	2003
				(unaudited)
Cash Flows from Operating Activities
Net income (loss)	$5,505,396	$4,205,296	$(26,464)	$1,737,898	$1,485,979
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,420,141	1,411,480	565,128	357,174	351,458
Amortization	78,929	78,928	32,887	19,732	19,732
Loss on sale of assets	43,536	—	—	—	—
Changes in operating assets and liabilities:
Inventories	(4,382)	(5,488)	(43,682)	(2,367)	(697)
Accounts receivable	(867)	28,438	(40,837)	(1,558)	(3,692)
Prepaid expenses	134,365	80,417	(335,039)	(38,388)	151,567
Other assets	—	—	475	—	—
Accounts payable	3,468	(135,261)	(566,983)	(21,717)	(4,946)
Accrued liabilities	(157,655)	163,799	790,028	170,592	(61,023)
Chip and token liability	2,714	(2,392)	34,744	16	(10,286)

Net cash provided by operating activities	7,025,645	5,825,217	410,257	2,221,382	1,928,092

Cash Flows from Investing Activities
Purchases of property and equipment	(458,032)	(151,164)	(11,905,573)	(6,620)	(5,299)
Proceeds from sale of assets	138,994	44,009	—	—	—
Purchases of investments	—	—	(7,652)	—	—
Sales of investments	—	7,652	—	—	—

Net cash used in investing activities	(319,038)	(99,503)	(11,913,225)	(6,620)	(5,299)

Cash Flows from Financing Activities
Proceeds from notes payable to members	—	—	250,000	—	—
Proceeds from long-term debt	—	—	13,447,500	—	—
Payments of long-term debt	(3,987,970)	(3,146,800)	(132,100)	(492,894)	(2,562,197)
Member distributions	(1,999,140)	—	—	(507,594)	—

Net cash provided by (used in) financing activities	(5,987,110)	(3,146,800)	13,565,400	(1,000,488)	(2,562,197)

Net Increase (Decrease) in Cash and Cash Equivalents	719,497	2,578,914	2,062,432	1,214,274	(639,404)
Cash and Cash Equivalents, Beginning of Period	4,717,901	2,138,987	76,555	5,437,398	4,717,901

Cash and Cash Equivalents, End of Period	$5,437,398	$4,717,901	$2,138,987	$6,651,672	$4,078,497

Supplemental Cash Flow Information
Cash paid for interest	$758,871	$1,254,678	$744,483	$132,979	$248,730

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to financial statements.

MARK TWAIN CASINO, L.L.C.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

December 31, 2003, 2002 and 2001

Mark Twain Casino, L.L.C. was formed on January 30, 1995 for the purpose of conducting gaming operations in the United States. Construction of a dockside barge casino was started in 2000 and the Company was issued a gaming license by the Missouri Gaming Commission and commenced operations on July 25, 2001. The Company is subject to continuing regulation and enforcement by the Missouri Gaming Commission.

INTERIM FINANCIAL STATEMENTS

        The accompanying financial statements for the three months ended March 31, 2004 and 2003, are unaudited but, in the opinion of management, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the financial results of the interim periods. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period: Actual results could differ from those estimates.

CASH EQUIVALENTS

        The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.

CASINO REVENUES

        The Company's revenue consists primarily of income from gaming operations. In accordance with gaming industry practice, the Company recognizes as gaming revenue the net wins from gaming activities, which is the difference between gaming wins and losses. Other sources of revenue include food and beverage and gift shop sales.

INVENTORIES

        The Company's inventories consist of food, beverages, uniforms, and casino supplies, and are stated at the lower of replacement cost, which approximates first-in, first-out cost, or market value.

ADVERTISING

        The Company expenses advertising costs as incurred.

PROPERTY AND EQUIPMENT

        Property and equipment, with the exception of land, is depreciated over the estimated useful life of each asset. Annual depreciation is computed on either straight-line or accelerated methods for financial reporting. The estimated economic useful lives for each property classification are as follows:

Building and improvements	39.5 years
Barge, land, and site improvements	10 to 30 years
Equipment, furniture, and fixtures	3 to 10 years

        Renewal, improvements and betterments are capitalized. Ordinary maintenance and repairs are charged to expenses as incurred.

LOAN FEES

        Loan fees represent direct costs related to obtaining long-term financing and are amortized over the lives of the related loans.

INCOME TAXES

        The Company and its members have elected to be treated as a partnership for income tax purposes. Accordingly, any tax liability or benefit generated by the Company is passed through to its members, with no tax effect to the Company.

MARK TWAIN CASINO, L.L.C.

NOTES TO FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

NOTE 1—RESTRICTED CASH AND CASH EQUIVALENTS

        The Company is required under Missouri Gaming Commission (M.G.C.) regulations to maintain a balance of cash or short-term investments in amounts at least equal to the Company's previous month's average daily payout to patrons, multiplied by seven. Additionally, certain depository accounts are required for gaming and admission tax remittal. As of December 31, 2003 and 2002, the minimum cash balance requirement was $1,132,880 and $1,254,616, respectively, and is included in restricted cash and cash equivalents in the accompanying balance sheets.

NOTE 2—PROPERTY AND EQUIPMENT

        Property and equipment balances are as follows:

	2003	2002
Land	$849,227	$849,227
Land improvements	993,417	993,417
Building and improvements	6,018,922	6,018,922
Barge and site improvements	1,495,224	1,495,224
Equipment, furniture and fixtures	6,533,813	6,345,077

	15,890,603	15,701,867
Less accumulated depreciation	3,304,035	1,970,660

Property and equipment, net	$12,586,568	$13,731,207

NOTE 3—PROMOTIONAL ALLOWANCES

        Revenues from casino operations include the retail value of food and beverage, goods and services provided to customers on a complimentary basis. Such amounts are then deducted as promotional allowances. The estimated cost of providing these promotional allowances is as follows:

	Year Ended December 31,
	2003	2002	2001
	(dollars in thousands)
Food and beverage	$247,090	$225,821	$54,520
Other	32,341	37,383	9,795

Total	$279,431	$263,204	$64,315

NOTE 4—RELATED PARTIES

        The Company entered into an agreement with Grace Entertainment, Inc. to provide assistance in obtaining financing, and to provide management and business expertise to the Company for a period of five years after the commencement date of operations. Grace Entertainment, Inc. receives as a management fee 2 1/2% of the adjusted gross receipts resulting from operations of the enterprise. Management fees for the years ended December 31, 2003, 2002 and 2001totaled $659,638, $651,167 and $273,792, respectively. In addition to the management fee, Grace Entertainment, Inc. also receives reimbursement for ordinary and necessary business expenses. Grace Entertainment is affiliated with the Company through common ownership.

        Included in accounts payable are amounts owed to related parties as of December 31, 2003 and 2002 of $109,246 and $106,339, respectively.

        During 2003 and 2002, used slot machines were sold for $59,855 and $44,009, respectively, to St. Jo Frontier Casino, which is affiliated with the Company through common ownership.

        During 2003, used slot machines were sold for $68,986 to Southern Iowa Gaming Company, which is affiliated with the Company through common ownership.

        Interest expense totaled $37,577, $357,406 and $427,498 as of December 31, 2003, 2002 and 2001, respectively, for the related party debt detailed in Note 5.

        During 2003, the Company reimbursed St. Jo Frontier Casino, which is affiliated with the Company through common ownership, $18,268 for costs associated with the Company's opening.

        During 2001, used slot machines and other miscellaneous items were purchased for $215,266 from Southern Iowa Gaming Company, which is affiliated with the Company through common ownership.

NOTE 5—DEBT

        The Company entered into individual $1,000,000 unsecured related party debt agreements with Sauvage Gas Company and Cardinal Gaming Co. These agreements were amended in July 2000 to increase the debt up to $1,750,000 per party and amended in 2001 up to $1,781,245 per party. Both notes require interest at 12% payable on December 31 of each year. The entire outstanding principal was paid in 2003.

        In July 2000, the Company entered into a $14,000,000 construction loan agreement with The Marshall Group, Inc. Loan fees totaling $552,500 were recorded in connection with the loan as an advance on the note payable. Service fees are expensed as incurred and totaled $28,322, $32,791 and $32,802 for the years ended December 31, 2003, 2002 and 2001, respectively. The note requires monthly interest payments at a variable interest rate set at Wall Street Journal Prime plus 1% (5.00% at December 31, 2003). The rate is recalculated and adjusted each August 1st. According to the loan agreement, payment terms were interest only from September 1, 2000 through November 1, 2001. Beginning on December 1, 2001, equal monthly payments, including interest, are required and will be recalculated annually based on the interest rate adjustment. As of December 31, 2003, the monthly payment of principal and interest was $210,295. The note is collateralized by the building, non-gaming equipment, a lien on all receipts and revenues of the enterprise, and the personal guarantees of the members of the Company.

        Long-term debt at December 31, 2003 and 2002 consists of:

	2003	2002
Unsecured note payable to Sauvage Gas Company	$—	$1,052,101
Unsecured note payable to Cardinal Gaming Company	—	1,052,101
Secured note payable to The Marshall Group	10,295,620	12,179,388

Total	10,295,620	14,283,590
Less current portion	2,009,012	1,872,054

Long-term portion	$8,286,608	$12,411,536

        Future maturities of long-term debt are as follows:

2004	$2,009,012
2005	2,111,797
2006	2,219,840
2007	2,333,411
2008	1,621,560

Total	$10,295,620

NOTE 6—LEASE COMMITMENTS

        The Company entered into a franchise and lease agreement for a river dock with the City of LaGrange, Missouri in May 1995. This agreement was amended in December 1999 to reflect the current ownership of Mark Twain Casino, L.L.C. The five-year lease agreement requires $200,000 annual payments beginning at the commencement of gaming operations. The Company has the option to renew this lease for up to four additional five year terms. The Company made advance payments of $300,000 on the lease in 2001, of which $0 and $116,667 was recorded in prepaid expense at December 31, 2003 and 2002, respectively. An additional $100,000 advance payment was made in 2001 that is to apply to the final year of the agreement. This prepayment is presented as a long-term asset within the Other Assets caption on the Balance Sheets. Total lease expense under this lease was $200,000 for the year ended December 31, 2003, $200,000 for the year ended December 31, 2002, and $83,333 for the year ended December 31, 2001.

        Future minimum lease payments under this lease are as follows:

2004	$200,000
2005	200,000
2006	200,000

Total	$600,000

        As part of the lease agreement, the Casino also agreed to pay the City of LaGrange, Missouri $50,000 for the LaGrange Revitalization Organization's NAP program. This payment was a one-time event which did not bind the City to approve future contributions to the NAP program. The Company recorded this contribution as prepaid rent, which is classified as long-term other assets, and is to be applied in the fifth year of gaming operations to the required lease payments described above.

        The Company has agreed that, beginning with the first year of operation, if it falls short or exactly meets its projections of admission fees and state taxes that go to the City, the Company will pay a $50,000 annual beautification fee to the City for five years, payable on the first of July. If the Company exceeds its projections, each dollar in excess of projections will be credited toward the $50,000 beautification fee. At June 30, 2003, the Company exceeded the projection and the fee was not required to be paid.

        The Company leases table games under noncancelable operating leases expiring in various years through 2006.

        Future minimum lease payments under these leases are as follows:

2004	$9,364
2005	5,725
2006	3,113

Total	$18,202

        Minimum lease payments exclude rentals under renewal options which, as of December 31, 2003 and 2002, are not reasonably assured of being exercised.

        The Company also leases slot machines under the terms of various month-to-month operating lease agreements. These are cancelable at the option of either party to the leases.

        Total rental expense for the years ended December 31, 2003, 2002 and 2001 was $482,375, $704,770 and $269,306, respectively.

NOTE 7—ADVERTISING

        Advertising expense charged to operations for the years ended December 31, 2003, 2002 and 2001 totaled $1,365,358, $1,310,369 and $346,421, respectively.

NOTE 8—OTHER TAXES

        The Company remits daily to the M.G.C. a gaming tax representing 20% of adjusted gross receipts from gaming and an admission tax of $2 per patron per gaming session. Gaming taxes totaled $5,040,742, $4,969,536 and $2,039,590 and admission taxes totaled $2,104,406, $2,222,982 and $1,045,982 for the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE 9—PENSION PLAN

        Effective January 1, 2002, the Company established a defined contribution pension plan (the "Plan") that is qualified under Internal Revenue Code, Section 401(k). The Plan provides for Company contributions annually, equal to 25 percent of each eligible participant's individual contribution of up to 6 percent of compensation. Employees may take additional contributions to the Plan up to a specified limit. The funds of the Plan are deposited with a trustee and invested at the employee's option in one or more investment funds. The total pension expense was $12,384, $5,172 and $0 for 2003, 2002 and 2001, respectively.

NOTE 10—CONTINGENCIES

        The Company is a defendant in a complaint filed in the United States District Court, Eastern District of Missouri. The suit has no specified damages and is presently in the discovery process. Legal counsel is vigorously defending this action. It is the opinion of management, after reviewing such actions with counsel, that the outcome of the lawsuit would not result in a material-settlement.

NOTE 11—ACCRUED EXPENSES

        Accrued expenses consist of the following:

	December 31,
			March 31, 2004
	2003	2002
Accrued payroll and related	$258,024	$372,461	$337,928
State gaming tax	185,405	179,184	160,051
Player's club liability	328,545	276,107	347,620
Other accrued liabilities	267,724	366,887	364,708

Total	$1,039,698	$1,194,639	$1,210,307

NOTE 12—RECLASSIFICATIONS

        Certain reclassifications of prior year amounts have been made to conform to the presentation adopted for 2003. These reclassifications had no effect on previously reported losses or changes in members' equity.

NOTE 13—DEVELOPMENT PERIOD COSTS

        Mark Twain Casino, L.L.C. was formed on January 30, 1995, and began development and licensing activities. However, actual facility construction did not occur until 2000 and operations did not begin until July 25, 2001. Until the inception of gaming operations, the Company's incurred costs that have a future utility, such as the costs related to the facilities themselves, were capitalized. The remainder of the costs incurred by the Company during this development period, including start-up activities and other development, staff recruitment, and administrative activities, totaling $1,849,980, have been expensed as development period costs. Development period costs expensed in 2001 totaled $1,249,091.

NOTE 14—SUBSEQUENT EVENTS (unaudited)

        On July 20, 2004, the Company entered into a definitive agreement with Herbst Gaming, Inc. to sell the assets of the Company for a cash sales price of approximately $56,479,000. These assets include the Mark Twain Casino, located in La Grange, Missouri, which contains 504 slot machines and 17 table games. Closing of the sale of the assets is conditioned upon, among other things, obtaining all applicable government approvals, including approvals from the Missouri Gaming Commission. The Company anticipates that the buyer's application for a gaming license in Missouri will be filed before August 20, 2004 and considered by the respective authorities within nine months thereafter.

This information is an integral part of the accompanying financial statements.

Independent Auditor's Report

General Partners
St. Joseph Riverboat Partners
St. Joseph, Missouri

        We have audited the accompanying balance sheets of St. Joseph Riverboat Partners as of December 31, 2003 and 2002, and the related statements of operations, partners' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of St. Joseph Riverboat Partners as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 4 to the financial statements, effective January 1, 2002 the Partnership changed its method of accounting for goodwill and other intangible assets to adopt Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

St. Joseph, Missouri
January 26, 2004

Clifton Gunderson LLP

ST. JOSEPH RIVERBOAT PARTNERS

BALANCE SHEETS

ASSETS

	December 31,
			March 31, 2004
	2003	2002
			(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$2,554,999	$2,495,335	$3,919,643
Restricted cash and cash equivalents	994,032	1,248,602	994,032
Inventories	89,424	92,097	95,460
Accounts receivable (less reserve of $27,210 in 2003 and $15,210 in 2002)	315,984	213,226	90,326
Accounts receivable—related parties	398,753	377,336	189,038
Prepaid expenses	306,748	284,295	261,572

Total current assets	4,659,940	4,710,891	5,550,071

PROPERTY AND EQUIPMENT
Property and equipment	22,959,087	22,591,155	22,776,596
Less accumulated depreciation	8,351,411	7,002,481	8,658,090

	14,607,676	15,588,674	14,118,506
Construction in progress	17,743	18,230	168,205

Total property and equipment	14,625,419	15,606,904	14,286,711

NON-OPERATING PROPERTY	—	15,000	—

INTANGIBLE ASSETS—NET
Goodwill	5,460,595	5,460,595	5,460,595
Loan acquisition costs	9,203	67,795	6,902

Total intangible assets—net	5,469,798	5,528,390	5,467,497

TOTAL ASSETS	$24,755,157	$25,861,185	$25,304,279

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to financial statements.

ST. JOSEPH RIVERBOAT PARTNERS

LIABILITIES AND PARTNERS' EQUITY

	December 31,
			March 31, 2004
	2003	2002
			(unaudited)
CURRENT LIABILITIES
Accounts payable	$41,296	$86,414	$118,993
Accrued liabilities	1,145,443	1,373,512	1,129,090
Current maturities of long-term debt	1,948,651	2,486,797	1,433,589

Total current liabilities	3,135,390	3,946,723	2,681,672
LONG-TERM DEBT	—	1,919,271	—

TOTAL LIABILITIES	3,135,390	5,865,994	2,681,672
PARTNERS' EQUITY	21,619,767	19,995,191	22,622,607

TOTAL LIABILITIES AND PARTNERS' EQUITY	$24,755,157	$25,861,185	$25,304,279

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to financial statements.

ST. JOSEPH RIVERBOAT PARTNERS

STATEMENTS OF OPERATIONS

	Year Ended December 31,			Three Months Ended March 31,
	2003	2002	2001	2004	2003
				(unaudited)
REVENUES
Gaming	$24,598,604	$25,787,118	$27,199,194	$6,195,846	$6,651,274
Non-gaming	1,476,189	1,649,145	1,787,564	334,234	406,767

Total revenue	26,074,793	27,436,263	28,986,758	6,533,080	7,058,041
Less promotional allowances	(478,747)	(537,484)	(554,088)	(106,706)	(162,718)

Net revenue	25,596,046	26,898,779	28,432,670	6,423,374	6,895,323
COST OF SALES	677,009	734,014	822,953	147,954	184,441

Gross profit	24,919,037	26,164,765	27,609,717	6,275,420	6,710,882

OPERATING EXPENSES
Departmental expenses	15,894,508	16,648,750	16,787,065	4,021,359	4,649,418
General and administrative expenses	1,873,712	1,887,934	1,782,154	355,033	301,235
Loss (gain) on sale of assets	24,485	45,012	(8,495)	(202,663)	(10)
Depreciation and amortization	1,508,173	1,563,244	1,919,765	358,873	449,445
Loss on impairment of assets	—	542,797	—	—	—

Total operating expense	19,300,878	20,687,737	20,480,489	4,532,602	5,400,088

OPERATING INCOME	5,618,159	5,477,028	7,129,228	1,742,818	1,310,794

OTHER INCOME (EXPENSE)
Loss contingency on land transfer	—	—	(190,545)	—	—
Interest income	16,491	31,717	100,343	3,580	5,675
Interest expense	(236,512)	(429,134)	(664,102)	(35,236)	(75,550)
Miscellaneous income	161,134	269,004	144,665	27,326	47,345

Total other income (expense)	(58,887)	128,413	(609,639)	(4,330)	(22,530)

NET INCOME	$5,559,272	$5,348,615	$6,519,589	$1,738,488	$1,288,264

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to financial statements.

ST. JOSEPH RIVERBOAT PARTNERS

STATEMENTS OF PARTNERS' EQUITY

Years ended December 31, 2003, 2002 and 2001 and
Three months ended March 31, 2004

Partners' Equity
BALANCE, JANUARY 1, 2001	$17,192,312
Distributions to partners	(4,345,591)
Net income	6,519,589

BALANCE, DECEMBER 31, 2001	19,366,310
Distributions to partners	(4,719,734)
Net income	5,348,615

BALANCE, DECEMBER 31, 2002	19,995,191
Distributions to partners	(3,934,696)
Net income	5,559,272
BALANCE, DECEMBER 31, 2003	21,619,767
Distributions to partners (unaudited)	(735,648)
Net income (unaudited)	1,738,488

BALANCE, MARCH 31, 2004 (unaudited)	$22,622,607

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to financial statements.

ST. JOSEPH RIVERBOAT PARTNERS

STATEMENTS OF CASH FLOWS

	Year Ended December 31,			Three Months Ended March 31,
	2003	2002	2001	2004	2003
Cash flows from operating activities
Net income	$5,559,272	$5,348,615	$6,519,589	$1,738,488	$1,288,264
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,433,319	1,525,840	1,366,896	356,572	380,870
Amortization	74,854	37,403	552,869	2,301	68,575
Bad debt expense	(8,481)	(6,513)	32,606	—	—
Loss (gain) on sale of assets	24,485	45,012	(8,495)	(225,396)	—
Professional fees	12,164	—	190,545	—	—
Loss on impairment of assets	—	542,797	—	—	—
Changes in operating assets and liabilities:
Inventories	2,673	(22,868)	50,906	(6,037)	6,564
Accounts receivable	(94,277)	(154,898)	(11,860)	225,658	182,303
Accounts receivable—related parties	(21,417)	(207,349)	(103,280)	209,715	—
Prepaid expenses	(22,453)	(92,697)	10,153	45,176	28,519
Accounts payable	(45,118)	37,510	(12,746)	77,697	(11,033)
Accrued liabilities	(228,069)	(19,841)	143,818	(16,352)	(191,171)

Net cash provided by operating activities	6,686,952	7,033,011	8,731,001	2,407,822	1,752,891

Cash flows from investing activities
Additions to property and equipment	(483,696)	(615,998)	(1,026,820)	(169,468)	(28,770)
Proceeds from sale of assets	10,213	17,046	42,529	377,000	—

Net cash provided by (used in) investing activities	(473,483)	(598,952)	(984,291)	207,532	(28,770)

Cash flows from financing activities
Distributions to partners	(3,934,696)	(4,719,734)	(4,345,591)	(735,648)	(722,254)
Repayments of long-term debt	(5,957,417)	(1,703,755)	(3,063,829)	(515,062)	(4,621,064)
Proceeds from issuance of long-term debt	3,500,000	—	—	—	3,500,000
Payment of loan acquisition costs	(16,262)	—	—	—	(8,323)

Net cash used in financing activities	(6,408,375)	(6,423,489)	(7,409,420)	(1,250,710)	(1,851,641)

Net increase (decrease) in cash and cash equivalents	(194,906)	10,570	337,290	1,364,644	(127,520)
Cash and cash equivalents, beginning of period	3,743,937	3,733,367	3,396,077	3,549,031	3,743,937

Cash and cash equivalents, end of period	$3,549,031	$3,743,937	$3,733,367	$4,913,675	$3,616,417

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to financial statements.

ST. JOSEPH RIVERBOAT PARTNERS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

December 31, 2003, 2002 and 2001

        St. Joseph Riverboat Partners (the "Partnership") operating as St. Jo Frontier Casino is organized as a Missouri general partnership to operate a riverboat gaming facility in the St. Joseph, Missouri area. The Partnership was formed on September 17, 1993, and was licensed by the Missouri Gaming Commission (M.G.C.) and commenced operations on June 24, 1994. The Partnership completed construction of a new riverboat in December 1997 that was licensed and commenced operations on May 24, 1998.

INTERIM FINANCIAL STATEMENTS

        The accompanying financial statements for the three months ended March 31, 2004 and 2003, are unaudited but, in the opinion of management, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the financial results of the interim periods. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004.

USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASINO REVENUES

        The Partnership's revenue consists primarily of income from gaming operations. In accordance with gaming industry practice, the Partnership recognizes as gaming revenue the net wins from gaming activities, which is the difference between gaming wins and losses. Other sources of revenue include food, beverage and gift shop revenues.

CASH AND CASH EQUIVALENTS

        The Partnership considers short-term investments in overnight repurchase agreements as cash equivalents.

ACCOUNTS RECEIVABLE

        Accounts receivable consists primarily of convention and banquet receivables and ATM reimbursement receivables and is stated at the receivable amount. The normal terms are that the amounts are due upon receipt. No finance charges are assessed. The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management's best estimate of amounts that will not be collected. Management establishes the valuation allowance based principally on historical experience. All accounts or portions thereof deemed to be uncollectible are written off to the allowance for uncollectible accounts.

INVENTORIES

        The Partnership's inventories consist of food, beverages and casino supplies, and are stated at the lower of cost, using the first-in, first-out method, or market value.

INCOME TAXES

        Federal and state income taxes are the obligation of the general partners. Accordingly, no tax liabilities or benefits have been recognized in the accompanying financial statements.

ADVERTISING

        The Partnership expenses advertising costs as incurred.

PROPERTY AND EQUIPMENT

        Property and equipment, with the exception of land and artwork, are depreciated over the estimated useful life of each asset. Annual depreciation is computed using the straight-line and accelerated methods. The estimated economic useful lives for each property classification are as follows:

Building and improvements	39.5 years
Riverboat, barge, and site improvements	10 to 30 years
Equipment, furniture, and fixtures	3 to 7 years

        Renewal improvements and betterments are capitalized. Ordinary maintenance and repairs are charged to expenses as incurred.

ST. JOSEPH RIVERBOAT PARTNERS

NOTES TO FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

NOTE 1—RESTRICTED CASH AND CASH EQUIVALENTS

        The Partnership is required, under the M.G.C. regulations, to maintain a balance of cash or short-term investments in amounts at least equal to the Partnership's previous month's average daily payout to patrons, multiplied by seven. Additionally, certain depository accounts are required for gaming and admission tax remittal. As of December 31, 2003 and 2002, the minimum cash balance requirement was $994,032 and $1,248,602, respectively, and is presented as restricted cash and cash equivalents in the accompanying balance sheets.

        At December 31, 2003 and 2002, the Partnership had overnight repurchase agreements of $1,850,147 and $2,053,198, respectively, with a financial institution. These overnight repurchase agreements were collateralized with United States government securities with a fair value of $1,946,872 and $2,021,035 at December 31, 2003 and 2002, respectively.

NOTE 2—PROPERTY AND EQUIPMENT

        Property and equipment balances are as follows:

	2003	2002
Land	$532,211	$532,211
Artwork	215,989	215,989
Building and improvements	5,211,486	5,211,486
Riverboat, barge and site improvements	7,923,890	7,677,747
Equipment, furniture and fixtures	9,075,511	8,953,722

	22,959,087	22,591,155
Less accumulated depreciation	8,351,411	7,002,481

	14,607,676	15,588,674
Construction in progress	17,743	18,230

Property and equipment, net	$14,625,419	$15,606,904

        Depreciation expense totaled $1,433,319 and $1,525,840 for 2003 and 2002, respectively.

        The barge and site improvements related to the Partnership's original riverboat casino are no longer in service. During 2002, these assets were deemed to be impaired and were written down to fair value. Accordingly, an impairment loss of $542,797 was charged to 2002 operations. The remaining book value of the related casino equipment was classified as non-operating property in 2002. The remaining balance of non-operating property at December 31, 2002 was sold during 2003.

NOTE 3—PROMOTIONAL ALLOWANCES

        Revenues from casino operations include the retail value of food and beverage, goods and services provided to customers on a complimentary basis. Such amounts are then deducted as promotional allowances. The estimated cost of providing these promotional allowances is as follows:

	Year Ended December 31,
	2003	2002	2001
	(dollars in thousands)
Food and beverage	$214,528	$226,510	$250,869
Other	39,851	51,799	56,704

Total	$254,379	$278,309	$307,573

NOTE 4—INTANGIBLE ASSETS

        Goodwill includes payments made to a partner who withdrew from the Partnership in a prior year. In connection with that withdrawal, the Partnership's net assets were revalued, using as a measurement base the excess of the fair value of the consideration paid over the underlying net capital account of the withdrawing partner. Goodwill of $7,706,344 was recognized in connection with this transaction.

        An additional partner withdrew from the Partnership during 2000. In connection with that withdrawal, the Partnership's net assets were again revalued, using as a measurement base the excess of the fair value of the consideration paid over the underlying net capital account of the withdrawing partner. Goodwill of $25,618 was recognized in connection with this transaction.

        The intangible assets include both goodwill and loan acquisition costs. The goodwill is considered to have an indefinite life, and is accordingly not amortized. It is tested annually for any impairment of value. Loan acquisition costs are being amortized over the life of the loan.

        Intangible assets and the related accumulated amortization are as follows:

	2003	2002
Goodwill	$7,731,962	$7,731,962
Accumulated amortization	2,271,367	2,271,367

Carry value of goodwill	$5,460,595	$5,460,595

Loan acquisition costs	$16,262	$205,722
Accumulated amortization	7,059	137,927

Carry value of loan acquisition costs	$9,203	$67,795

        Amortization expense for loan acquisition costs totaled $74,854 in 2003, $37,403 in 2002 and $37,403 in 2001.

        The carry value of loan acquisition costs of $9,023 is scheduled to be amortized in full in 2004.

        The note payable related to the 2002 loan acquisition costs was refinanced in January 2003 and accordingly, the remaining carrying value of this intangible was concurrently charged to expense. Costs related to acquiring the new loans were capitalized in 2003.

        In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. The Partnership applied these new rules on accounting for goodwill and other intangible assets as of January 1, 2002. Under the new rules, goodwill is no longer amortized but is subject to annual impairment tests in accordance with the statements. Other intangible assets continue to be amortized over their useful lives.

        Net income, excluding amortization of goodwill in periods prior to the accounting change, is calculated as follows:

2001
Net income from statement of operations	$6,519,589
Adjust for reported amortization of goodwill	515,464

Net income excluding amortization of goodwill	$7,035,053

NOTE 5—PARTNERS' EQUITY

        The respective shares of partnership equity for each partner, at December 31, 2003 and 2002, are as follows:

Partners	2003 Participation Percentage	2002 Participation Percentage
Continental Gaming Co. (a Missouri corporation)	89.88%	89.88%
Mignon Enterprises, Inc. (a Missouri corporation)	5.06	5.06
Revson Holdings Limited (a Missouri corporation)	5.06	5.06

Total	100.00%	100.00%

        The term of the Partnership ends on December 31, 2043, unless otherwise extended or terminated in accord with certain provisions in the partnership agreement.

NOTE 6—LONG-TERM DEBT

        The outstanding balances under the Partnership's long-term debt agreements, as of December 31, 2003 and 2002, are as follows:

	2003	2002
Note payable to Marshall Investment Group	$—	$4,333,411
Mortgage note payable to Grace Financial, Inc., a related party, requiring monthly installments of $145,828 including interest at 8%, with balance due at December 31, 2004	1,676,405	—
Mortgage note payable to Mignon Enterprises, Inc., a related party, requiring monthly installments of $9,408 including interest at 8%, with balance due at December 31, 2004	108,155	—
Mortgage note payable to Revson Holdings, Inc., a related party, requiring monthly installments of $9,408 including interest at 8%, with balance due at December 31, 2004	108,155	—
Mortgage note payable to Commerce Bank, monthly payments of $1,675 including interest at prime plus 1% (5% at December 31, 2003), maturity date of December 10, 2006	55,936	72,657

	1,948,651	4,406,068
Less current maturities	1,948,651	2,486,797

Long-term debt	$—	$1,919,271

        On January 31, 2003, the Partnership paid off the Marshall Investment Group note balance plus interest and service fees totaling $29,251, with $862,662 of cash paid by St. Jo Frontier Casino, and $3,500,000 of additional financing. The additional financing was provided by Grace Financial, Inc., Mignon Enterprises, Inc., and Revson Holdings Limited, which are all related parties to the Partnership.

        On February 12, 2004, the Partnership paid off the Commerce Bank mortgage note payable in full with proceeds received from the sale of the building to which the note related.

NOTE 7—PENSION PLAN

        The Partnership provides a defined contribution pension plan (the "Plan") to its employees that is qualified under Internal Revenue Code Section 401(k). The Plan provides for Partnership contributions annually equal to 25 percent of each eligible participant's individual contribution of up to 6 percent of compensation. Employees may make additional contributions to the Plan up to a specified limit. Plan assets are deposited with a trustee and invested at each employee's option in one or more investment funds. Total Partnership expense related to this plan amounted to $31,806, $35,417 and $42,277 for 2003, 2002 and 2001, respectively.

NOTE 8—ADVERTISING

        Advertising expense charged to operations for the years ended December 31, 2003, 2002 and 2001 totaled $418,178, $526,261 and $443,121, respectively.

NOTE 9—LEASES

        The Partnership leases table games and slot machines under operating leases which renew monthly. Total rental expense for these leases for the years ended December 31, 2003, 2002 and 2001, was $459,006, $412,690 and $349,203, respectively.

NOTE 10—OTHER TAXES

        The Partnership remits daily to the M.G.C. a gaming tax representing 20 percent of adjusted gross receipts from gaming and an admission tax of $2 per patron per gaming session. Gaming taxes totaled $4,913,728, $5,146,199 and $5,448,803 and admission taxes totaled $1,854,238, $2,028,592 and $2,216,726, respectively, for the years ended December 31, 2003, 2002 and 2001.

NOTE 11—RELATED PARTIES

        The Partnership entered into miscellaneous transactions with various related parties during 2003 and 2002 including Continental Gaming, Grace Entertainment, Indian Gaming Company of Kansas, Midwest Transport, Mark Twain Casino, Southern Iowa Gaming Company, Kansas Racing L.L.C., Grace Farms, Grace Construction, Grace Development, Captain Bartlett Inn, Prescott Resort, Grace Inn, Viscosity Oil Co. and Ste. Genevieve Gaming Co. These are all related parties through common ownership. Except as described below, total expenses related to transactions with the above related parties were $48,308 and $18,388 in 2003 and 2002, respectively, and total reimbursements received from related parties for amounts paid by St. Jo Frontier Casino were $94,623 and $50,601 in 2003 and 2002, respectively.

        The Partnership provides payroll services for Grace Entertainment, Inc. employees and is reimbursed monthly. Wages paid on behalf of Grace Entertainment totaled $639,347, $586,647 and $385,673 for the years ended December 31, 2003, 2002 and 2001, respectively. Wages paid for Grace Entertainment employees on behalf-of Kansas Racing, were $20,466, $103,354 and $0 in 2003, 2002 and 2001, respectively, and wages paid for Grace Entertainment employees on behalf of Indian Gaming Co. of Kansas were $54,516, $68,147 and $51,004 in 2003, 2002 and 2001, respectively.

        During 2002, the Partnership paid $46,535 for software licenses on behalf of Southern Iowa Gaming Company, which is included in accounts receivable—related parties at December 31, 2002.

        In addition to the above, the Partnership purchased used slot machines for $59,855 and $44,009 excluding sales tax, from Mark Twain Casino in 2003 and 2002, respectively.

NOTE 12—COMMITMENTS AND CONTINGENCIES

Lease Agreement

        The Partnership executed a lease agreement with the City of St. Joseph, Missouri, and the County of Buchanan for support facilities. Rent payments consist of 2 percent of the annual net gaming proceeds (not less than $120,000) and the lesser of $1.00 per customer entering the gaming facility or 25 percent of the per-customer admission fee, exclusive of admission fees paid to the State of Missouri pursuant to law (not less than $100,000). The initial term of the lease was five years with options to renew for five successive periods of five years. The initial term expired June 30, 1999, and has been renewed for an additional five years. Lease expense under this agreement for the years ended December 31, 2003, 2002 and 2001 was $591,774, $614,843 and $644,343, respectively.

Litigation

        The Partnership is a party to a number of lawsuits and claims which it is vigorously defending. Such matters arise out of the normal course of business and relate to government regulations and other issues. While the results of litigations cannot be predicted with certainty, management believes, based on advice of Partnership counsel, the final outcome of such litigation will not have a material adverse effect on the financial position and results of operations of the Partnership.

Property and Equipment

        Commitments for the purchase of property and equipment at December 31, 2003 totaled $27,293.

Land Transfer

        The Partnership executed a contract with City of St. Joseph, Missouri in December 2001 to exchange 35.47 acres of land owned by the Partnership for 20.34 acres owned by the City. The transfer of land and titled occurred in March 2002. The financial effect of the transfer resulted in a net loss of $190,545 in 2001.

NOTE 13—CASH FLOW DISCLOSURES

        Cash paid for interest totaled $236,512, $429,134 and $664,102 for the years ended December 31, 2003, 2002 and 2001, respectively.

        The Casino has the following non-cash investing and financing transactions:

        During 2002, the Partnership exchanged certain electronic gaming devices with a book value of $62,018 for a credit memo with a value of $34,000. A loss of $28,018, which represents the excess of the book value of the equipment given up over the value of the credit memo received, has been charged to operations in 2002.

        In December 2001, the Partnership entered into a contract to execute a land transfer with the City of St. Joseph. The land acquired by the Partnership from the City had a value of $81,800 and was received in exchange for Partnership land having a book value of $272,345.

NOTE 14—ACCRUED EXPENSES

        Accrued expenses consist of the following:

	December 31,
			March 31, 2004
	2003	2002
Accrued payroll and related	$326,642	$509,758	$342,108
State gaming tax	216,693	208,180	198,642
Player's club liability	333,707	310,948	333,636
Other accrued liabilities	268,401	344,626	254,704

Total	$1,145,443	$1,373,512	$1,129,090

NOTE 15—RECLASSIFICATIONS

        Certain prior year amounts have been reclassified to conform to the presentation adopted for 2003. These reclassifications had no effect upon previously reported net income or retained earnings.

NOTE 16—SUBSEQUENT EVENTS

        On February 12, 2004, the Partnership sold one of its warehouse facilities for $365,000. $54,690 in proceeds from the sale was applied to the note payable due to Commerce Bank related to the building. The transaction resulted in a gain of $190,674, which will be included in operations during 2004.

NOTE 17—SUBSEQUENT EVENTS (Unaudited)

        On July 20, 2004, the Partnership entered into a definitive agreement with Herbst Gaming, Inc. to sell the assets of the Partnership for a cash sales price of approximately $49,502,000. These assets include the St. Jo Frontier Casino located in St. Joseph, Missouri, which contains 514 slot machines and 16 table games. Closing of the sale of the assets is conditioned upon, among other things, obtaining all applicable governmental approvals, including approvals from the Missouri Gaming Commission. The Partnership anticipates that the buyer's application for a gaming license in Missouri will be filed before August 20, 2004 and considered by the respective authorities within nine months thereafter.

This information is at integral part of the accompanying financial statements.

Independent Auditor's Report

Board of Directors
Southern Iowa Gaming Company
St. Joseph, Missouri

        We have audited the accompanying consolidated balance sheets of Southern Iowa Gaming Company and its subsidiary as of December 31, 2003 and 2002, and the related statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Iowa Gaming Company and its subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

St. Joseph, Missouri
February 5, 2004

Clifton Gunderson LLP

SOUTHERN IOWA GAMING COMPANY AND ITS SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,
			March 31, 2004
	2003	2002
			(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$11,173,696	$8,146,965	$13,194,822
Accounts receivable:
Related parties	1,038	1,022	—
Employees	—	2,718	—
Interest	2,000	1,695	4,693
Other	191,518	90,091	65,155
Current portion of notes receivable—City of Osceola	217,861	318,512	132,704
Inventories	135,313	167,500	137,014
Prepaid expenses	459,863	292,860	500,883

Total current assets	12,181,289	9,021,363	14,035,271

PROPERTY AND EQUIPMENT
Property and equipment	46,444,231	45,456,639	47,074,098
Accumulated depreciation	(9,262,876)	(6,794,405)	(9,932,152)

Total property and equipment	37,181,355	38,662,234	37,141,946

OTHER ASSETS
Notes receivable—City of Osceola	—	248,242	27,029
Loan acquisition costs—net	88,799	184,392	66,600
Deposits	55,000	—	—

Total other assets	143,799	432,634	93,629

TOTAL ASSETS	$49,506,443	$48,116,231	$51,270,846

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to consolidated financial statements.

SOUTHERN IOWA GAMING COMPANY AND ITS SUBSIDIARY

LIABILITIES AND SHAREHOLDERS' EQUITY

	December 31,
			March 31, 2004
	2003	2002
			(unaudited)
CURRENT LIABILITIES
Current maturities of notes payable	$5,000,000	$4,600,000	$5,100,000
Accounts payable:
Trade	595,390	455,777	406,016
Related parties	156,369	193,877	137,290
Accrued liabilities	2,351,323	2,906,443	2,104,037
Use tax litigation reserve	463,498	463,498	463,498

Total current liabilities	8,566,580	8,619,595	8,210,841
LONG-TERM LIABILITIES
Notes payable—net of current maturities	15,600,000	20,600,000	14,300,000

Total liabilities	24,166,580	29,219,595	22,510,841

SHAREHOLDERS' EQUITY
Common stock	10,000,000	10,000,000	10,000,000
Retained earnings	15,339,863	8,896,636	18,760,005

Total shareholders' equity	25,339,863	18,896,636	28,760,005

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$49,506,443	$48,116,231	$51,270,846

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to consolidated financial statements.

SOUTHERN IOWA GAMING COMPANY AND ITS SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,			Three Months Ended March 31,
	2003	2002	2001	2004	2003
				(unaudited)
REVENUE
Gaming revenue	$59,544,462	$52,939,937	$48,540,140	$13,754,972	$13,832,390
Hotel revenue	1,368,600	1,410,334	1,315,473	314,728	336,433
Non-gaming revenue	4,394,047	4,388,221	4,169,219	1,004,433	1,105,016

Total revenue	65,307,109	58,738,492	54,024,832	15,074,133	15,273,839
Less promotional allowances	(1,446,755)	(1,580,901)	(988,527)	(306,786)	(459,334)

Net revenue	63,860,354	57,157,591	53,036,305	14,767,347	14,814,505
COST OF SALES	2,024,084	1,914,278	1,821,484	452,197	523,985

Gross profit	61,836,270	55,243,313	51,214,821	14,315,150	14,290,520

OPERATING EXPENSES
Departmental expenses	32,651,728	30,900,249	26,982,069	7,846,589	8,239,450
General and administrative expenses	2,279,670	2,390,466	2,572,515	649,918	560,400
Management fees	1,637,983	1,478,097	1,347,275	379,654	372,712
Depreciation and amortization expenses	2,659,818	2,568,775	2,435,436	691,476	673,572
Loss on disposal of assets	87,065	179,099	108,864	1,619	—

Total operating expenses	39,316,264	37,516,686	33,446,159	9,569,256	9,846,134

Income from operations	22,520,006	17,726,627	17,768,662	4,745,894	4,444,386

OTHER INCOME (EXPENSE)
Interest income	71,308	111,783	209,194	15,339	16,103
Property tax rebate	—	238,369	—	—	—
Interest expense	(1,188,241)	(1,669,896)	(2,677,964)	(259,762)	(316,513)
Other income	440,154	163,381	62,571	118,671	80,196

Total other income (expense)	(676,779)	(1,156,363)	(2,406,199)	(125,752)	(220,214)

NET INCOME	$21,843,227	$16,570,264	$15,362,463	$4,620,142	$4,224,172

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to consolidated financial statements.

SOUTHERN IOWA GAMING COMPANY AND ITS SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

Years ended December 31, 2003, 2002 and 2001 and
Three months ended March 31, 2004

			Common Stock
		Retained Earnings
	Total		Shares	Amount
BALANCE, JANUARY 1, 2001	$10,663,909	$663,909	100,000	$10,000,000
Distributions to shareholders	(10,500,000)	(10,500,000)	—	—
Net income	15,362,463	15,362,463	—	—

BALANCE, DECEMBER 31, 2001	15,526,372	5,526,372	100,000	10,000,000
Distributions to shareholders	(13,200,000)	(13,200,000)	—	—
Net income	16,570,264	16,570,264	—	—

BALANCE, DECEMBER 31, 2002	18,896,636	8,896,636	100,000	10,000,000
Distributions to shareholders	(15,400,000)	(15,400,000)	—	—
Net income	21,843,227	21,843,227	—	—

BALANCE, DECEMBER 31, 2003	25,339,863	15,339,863	100,000	10,000,000
Distributions to shareholders (unaudited)	(1,200,000)	(1,200,000)	—	—
Net income (unaudited)	4,620,142	4,620,142	—	—

BALANCE, MARCH 31, 2004 (unaudited)	$28,760,005	$18,760,005	100,000	$10,000,000

        Common stock carries a $100 par value. There are 100,000 shares of common stock authorized and issued.

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to consolidated financial statements.

SOUTHERN IOWA GAMING COMPANY AND ITS SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,			Three Months Ended March 31,
	2003	2002	2001	2004	2003
				(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$21,843,227	$16,570,264	$15,362,463	$4,620,142	$4,224,172
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,564,225	2,422,927	2,289,588	669,276	637,110
Amortization	95,593	145,848	145,848	22,200	36,462
Loss on disposal of fixed assets	87,065	179,100	108,864	—	—
Effect of changes in operating assets and liabilities:
Receivables	(101,427)	64,987	(87,968)	126,363	7,831
Due from related parties	(16)	214,244	9,512	1,038	262
Deposits	(55,000)	—	—	—	—
Employees	2,718	7,879	—	—	—
Interest receivable	(305)	(1,695)	—	(2,693)	(1,914)
Inventories	32,187	38,258	(38,687)	(1,700)	14,047
Prepaid expenses	(167,003)	(172,471)	224,822	13,980	(531,109)
Accounts payable	(41,477)	25,475	(1,162,306)	(194,418)	(95,797)
Accrued liabilities	(555,120)	(280,580)	40,090	(261,322)	(28,017)
Payable to related parties	(84,043)	83,181	(19,912)	—	—

Net cash provided by operating activities	23,620,624	19,297,417	16,872,314	4,992,866	4,263,047

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from notes receivable	348,893	302,523	243,833	58,127	77,297
Proceeds from sale of fixed assets	71,052	5,000	—	—	—
Purchases of property and equipment	(1,013,838)	(1,576,606)	(864,021)	(629,867)	(65,208)

Net cash provided by (used in) investing activities	(593,893)	(1,269,083)	(620,188)	(571,740)	12,089

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on notes payable	(4,600,000)	(5,974,863)	(4,104,430)	(1,200,000)	(1,100,000)
Distributions to shareholders	(15,400,000)	(13,200,000)	(10,500,000)	(1,200,000)	(1,000,000)

Net cash used in financing activities	(20,000,000)	(19,174,863)	(14,604,430)	(2,400,000)	(2,100,000)

NET INCREASE (DECREASE) IN CASH	3,026,731	(1,146,529)	1,647,696	2,021,126	2,175,136
CASH, BEGINNING OF PERIOD	8,146,965	9,293,494	7,645,798	11,173,696	8,146,965

CASH, END OF PERIOD	$11,173,696	$8,146,965	$9,293,494	$13,194,822	$10,322,101

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to consolidated financial statements.

SOUTHERN IOWA GAMING COMPANY AND ITS SUBSIDIARY

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

December 31, 2003, 2002 and 2001

        Southern Iowa Gaming Company d/b/a Lakeside Casino Resort was incorporated on June 11, 1997 for the purpose of conducting gaming and hospitality operations in the United States. The Company, in association with Clarke County Development Corporation, received a gaming license from the state of Iowa on November 20, 1997, and began construction of an excursion gambling boat and resort in 1998. The hotel and restaurant portion of the resort began operations on December 31, 1999 and the Casino began operations on January 1, 2000.

        Clay Street Development Company (the subsidiary) was formed in October 2003 and operates as a subsidiary of Southern Iowa Gaming Company. The subsidiary leases, and is in the process of purchasing, a convenience store and gas station located at the entrance to the Casino property. A management agreement with KG Management is in place to manage and operate the facility.

INTERIM FINANCIAL STATEMENTS

        The accompanying financial statements for the three months ended March 31, 2004 and 2003, are unaudited but, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of the financial results of the interim periods. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CONSOLIDATION POLICY

        The consolidated statements include the accounts of the Company and its wholly-owned subsidiary, Clay Street Development Company. All material intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

        The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.

CASINO REVENUES

        In accordance with common gaming industry practice, the Casino recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses. Other sources of revenue include hotel, food and beverage, entertainment, RV park, valet and gift shop sales.

ACCOUNTS RECEIVABLE

        Accounts receivable consists primarily of convention and banquet receivables and is stated at the receivable amount. The normal terms are that the amounts are due upon receipt. No finance charges are assessed. The carrying amount is not reduced by a valuation allowance, as management believes the amounts are current and collectible.

INVENTORIES

        Inventories consist principally of food, beverages, uniforms and gift shop items that are valued at the lower of cost or market. Cost is calculated using the first-in, first-out ("FIFO") method.

PROPERTY AND EQUIPMENT

        The Company's property and equipment includes land, land improvements, land base, barge, RV Park and equipment.

        Land improvements consist of the parking lot for the Casino, and other improvements to the outside of the facility and are being depreciated on the straight-line method over its estimated useful life of forty years.

        The Company's land base consists of the resort facility surrounding the Casino, including a hotel and restaurants. The land base is being depreciated on the straight-line method over its estimated useful life of forty years.

        The barge represents the excursion gambling boat in which the Casino is located and is being depreciated over its estimated useful life of eighteen years.

        The RV Park consists of the land construction, asphalt and utility improvements to add the park, and is being depreciated over its estimated useful life of twenty years.

        Equipment consists of various food and beverage, hotel, casino, and computer equipment as well as automobiles. These assets are being depreciated on the straight-line method over their estimated useful lives, which range from five to ten years.

ADVERTISING

        The Company expenses advertising costs as incurred.

INCOME TAXES

        The Company and its subsidiary, with the consent of its shareholders, has elected to be treated as an S Corporation under the Internal Revenue Code. In lieu of corporate income taxes, the shareholders of an S Corporation are taxed individually on their proportionate share of the Company's taxable income. Therefore, no provision or liability for income taxes is included in the financial statements.

LOAN ACQUISITION COSTS

        Loan acquisition costs for the mortgage note payable to Wells Fargo Bank includes a 1% loan fee, legal fees, and a collar fee to use the LIBO Rate plus the applicable margin as the interest rate. Loan acquisition costs for the mortgage note payable to MM & S Investment Corp. included a 2% loan fee and legal fees. These costs incurred by the Company to acquire its long-term debt are being amortized over the life of the applicable loans.

SOUTHERN IOWA GAMING COMPANY AND ITS SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 AND 2001

NOTE 1—NOTES RECEIVABLE—CITY OF OSCEOLA

        As a condition of the Company's lease agreement with the City of Osceola and the Osceola Water Works Board of Trustees, as further described in Note 10, the Company agreed to provide financing to the City for it to construct highway improvements from the City to the Clay Street interstate interchange. Those improvements amounted to $1,310,163 and are reflected as $217,861 and $566,754 of notes receivable at December 31, 2003 and 2002, respectively. The City repays the loan monthly, including interest at a rate of 5.5% per annum. Payments continue until the balance plus interest is paid, however, the payment period shall not exceed ten years. These amounts are to be paid from the payments due to the City under the lease agreement described in Note 10.

NOTE 2—PROPERTY AND EQUIPMENT

        The Company's primary categories of property and equipment at December 31, 2003 and 2002 are:

	2003	2002
Land	$939,726	$939,726
Land improvements	2,484,205	2,402,840
Land base	18,914,923	18,914,923
Casino barge	11,498,851	11,495,053
RV Park	654,341	654,341
Equipment	11,902,185	11,049,756
Work in progress	50,000	—

	46,444,231	45,456,639
Less accumulated depreciation	9,262,876	6,794,405

Property and equipment, net	$37,181,355	$38,662,234

NOTE 3—PROMOTIONAL ALLOWANCES

        The retail value of merchandise, accommodations, food and beverages either furnished gratuitously to customers and employees or redeemed from Players' Club points during the years ended December 31, 2003, 2002 and 2001 were:

	2003	2002	2001
Players' Club	$527,387	$481,511	$565,890
Customers and employees	919,368	1,099,390	422,637

        Revenues from casino operations include the retail value of food and beverage, goods and services provided to customers on a complimentary basis. Such amounts are then deducted as promotional allowances. The estimated cost of providing these promotional allowances is as follows:

	Year Ended December 31,
	2003	2002	2001
	(dollars in thousands)
Room	$719	$389	$435
Food and beverage	402,121	365,120	275,165
Other	382,309	382,679	141,707

Total	$785,149	$748,188	$417,307

NOTE 4—MANAGEMENT AGREEMENTS

        On December 22, 1999, the Company entered into an agreement with Grace Entertainment, Inc. to provide management and technical expertise to the Company for a period of five years commencing January 1, 2000. In return for providing management services, Grace Entertainment, Inc. receives as a management fee 2 1/2% of the adjusted gross receipts resulting from the operation of the enterprise. In addition to the management fee, Grace Entertainment, Inc. also receives reimbursement for ordinary and necessary business expenses. Management fees were $1,630,002, $1,478,097 and $1,347,275 for the years ended December 31, 2003, 2002 and 2001, respectively.

        On December 24, 2003, the Subsidiary entered into a one-year agreement with KG Management to manage and operate the convenience store and petroleum operation at the entrance to the Casino property that the Subsidiary is leasing, and in the process of purchasing (see Note 14). The agreement calls for a monthly guaranteed fee to KG Management, plus a contingent amount equal to 25% of any operating profit from the facility that exceeds the guaranteed payment. The guarantee fee will increase on the anniversary date annually by any percentage increase in the Consumer Price Index. The agreement will automatically renew annually. Termination of the agreement requires a six-month cancellation notice, which can be given by either party. Management fees were $7,981 for the year ended December 31, 2003.

NOTE 5—RELATED PARTY ACTIVITIES

        The Company has various amounts which are receivable or payable to related parties at December 31, 2003 and 2002.

	Accounts Receivable		Accounts Payable
Description
	2003	2002	2003	2002
Grace Entertainment, Inc.	$—	$—	$151,327	$132,482
St. Joseph Riverboat Partners	—	262	5,042	60,032
Mark Twain Casino	—	760	—	—
Other related	1,038	—	—	1,363

	$1,038	$1,022	$156,369	$193,877

        Southern Iowa Gaming is managed by Grace Entertainment, Inc. Grace Entertainment, Inc. is a management company controlled by the majority shareholder of Southern Iowa Gaming Company. This same shareholder also has a controlling interest in St. Joseph Riverboat Partners, Indian Gaming Company of Kansas, and a 50% interest in Mark Twain Casino.

        During 2002, Southern Iowa Gaming Company recorded a payable of $46,535 due to St. Joesph Riverboat Partners for reimbursement of software licenses. Other miscellaneous reimbursement items due to St. Joseph Riverboat Partners total $13,497 in 2002.

        During 2001, sales of used slot machines and other miscellaneous items were made to Mark Twain Casino. Total sales amounted to $215,266 for the year ended December 31, 2001.

NOTE 6—DEBT

        In November 1998, the Company entered into a $35,000,000 debt agreement with Wells Fargo Bank. The loan principal is payable in quarterly payments with the final principal payment of $13,000,000 due May 16, 2005. The quarterly principal payments range from $900,000 to $1,300,000, and have a weighted average interest rate on the remaining balance of 3.243%. Accrued interest is due and payable monthly. The loan is secured by substantially all of the assets of the Company and guaranteed by the Company's majority shareholder.

        In December 1999, the Company entered into a $3,243,700 debt agreement with MM & S Investment Corp. The agreement required monthly payments of $81,492 including interest at 9.5%. The debt was paid off in June 2002.

        Long-term debt consists of the following:

	2003	2002
Mortgage note payable to Wells Fargo Bank	$20,600,000	$25,200,000
Less current portion	5,000,000	4,600,000

Long-term portion	$15,600,000	$20,600,000

        Future maturities of long-term debt are as follows:

2004	$5,000,000
2005	15,600,000

Total	$20,600,000

NOTE 7—LOAN ACQUISITION COSTS

        The mortgage note payable to Wells Fargo Bank includes loan costs of $573,054 that have been capitalized and are being amortized over the life of the loan. The mortgage note payable to MM & S Investment Corp. included loan costs of $92,077 that were capitalized and amortized over the life of the loan. Amortization expense was $92,593, $145,848 and $145,848 for the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE 8—ADVERTISING

        Advertising expense was $977,642, $839,698 and $1,005,620 for the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE 9—CASH FLOW DISCLOSURES

        Cash paid for interest totaled $1,265,862, $1,720,195 and $2,400,554 for the years ended December 31, 2003, 2002 and 2001, respectively.

	2003	2002	2001
Non-cash transactions included:
Assets transferred to inventory	$—	$14,000	$—
Property and equipment purchased with related party payable to St. Joseph Riverboat Partners	(46,535)	46,535	—

NOTE 10—LEASE COMMITMENTS

        The Company entered into an agreement and lease with the City of Osceola, Iowa ("City") and the Osceola Water Works Board of Trustees ("Board"), relating to certain real estate surrounding West Lake and the use of West Lake in the operation of the Company's excursion gambling boat. The agreement and lease is for five years commencing May 20, 1999 with nine options to extend for additional five-year terms. The initial lease term expires in May 2004, however, management expects to exercise its option for the next 5-year period.

        The lease requires the Company to pay the Board $12,500 per month beginning May 20, 1999. The monthly installments will increase each year by one percent until termination of the lease. Total water rights expense for the years ended December 31, 2003, 2002 and 2001were $155,704, $154,163 and $152,636, respectively.

        The Company must also pay the City 1.25% of the adjusted gross gambling receipts monthly. The total expense for the 2003, 2002 and 2001 years was $755,245, $677,326 and $622,180, respectively.

        As part of the agreement and lease, the Company is required within two years of opening, to employ not less than 500 employees. At December 31, 2003 the Company had 509 employees. The Company is required to spend not less than $30,000,000 on infrastructure and other improvements over the first five years of operations. As of December 31, 2003, the Company had spent $35,420,721 on the infrastructure and improvements.

        Future minimum lease payments under these leases are as follows:

2004	$52,550
2005	—

Total	$52,550

        Minimum lease payments exclude rentals under renewal options which, as of December 31, 2003, have not been exercised. Contingent rental payments under these leases are expected by management to be material to the financial statements. However, they are not susceptible to estimation and are therefore excluded from this presentation.

NOTE 11—PENSION PLAN

        The Company participates in a defined contribution pension plan (the "Plan") that is qualified under Internal Revenue Code Section 401(k). The Plan provides for annual Company contributions equal to 25 percent of each eligible participant's individual contribution of up to 6 percent of compensation. Employees may make additional contributions to the Plan up to a specified limit. The funds of the Plan are deposited with a trustee and invested at the employee's option in one or more investment funds. Total Company expense amounted to $40,731, $49,610 and $42,558 for 2003, 2002 and 2001, respectively.

NOTE 12—OTHER TAXES

        The State of Iowa collects gaming taxes from riverboat casinos. State gaming taxes are calculated on a tiered structure based on levels of gross revenue. Total gaming taxes for the years ended December 31, 2003, 2002 and 2001 were $11,733,914, $10,487,217 and $9,604,864, respectively. Of this amount, $10,948,459, $9,782,799 and $8,957,797 was remitted to the State of Iowa for use in the general fund for 2003, 2002 and 2001, respectively. The remaining gaming taxes equal 1.3% of adjusted gross receipts, from which .5% is allocated to both the City of Osceola and Clarke County and .3% is used for the gambler's assistance program. Taxes remitted for the City, County, and gambling assistance were $785,455, $704,418 and $647,067 for the years ended December 31, 2003, 2002 and 2001, respectively. The Company also remits admissions taxes to the State of Iowa, which amounted to $604,043 for the year ended December 31, 2003, $497,759 for the year ended December 31, 2002 and $407,198 for the year ended December 31, 2001.

NOTE 13—MANAGEMENT AND OPERATIONS AGREEMENT

        The Company entered into an agreement with Clarke County Development Corporation, which holds the license to operate gambling games. This agreement establishes the Company as agent for Clarke County to operate gambling games under its license. The term of the agreement is for five years, expiring January 1, 2005 with an additional five-year option. The fee paid to the Development Company is 1.5% of adjusted gross gaming revenue. The fee expense to the Development Company was $906,294, $812,791, and $746,615 for the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE 14—COMMITMENTS AND CONTINGENCIES

        The State of Iowa is proposing that the Company should pay Iowa use tax on the total completed cost of the barge, as they claim it is an intact water vehicle and therefore subject to use tax as an entirety. The Company is vigorously contesting this claim. However, under FAS 5, the Company has recorded a reserve for the State's claim in the amount of $463,498.

        During 2001, the Company instituted a marketing program whereby promotional coupons are periodically sent to established players. These coupons are sent in denominations ranging from $5 to

$100, depending upon the player's previous gaming activity, and are generally redeemable in the calendar month following their issuance. These coupons are normally considered to be a period cost of the month during which they are redeemed. However, an error by the printing and mailing firms used by the Casino in December 2001 resulted in high denomination coupons being sent to players who only qualified for low denomination coupons, based upon their play. This error resulted in substantially reduced profit margins in January 2002, with actual losses that have been estimated to be $666,066. The Company has instituted legal actions to recover this estimated loss amount, however, no estimation can be made as to the outcome of these actions and no recovery amount has been reflected in these consolidated financial statements.

        There are various legal actions that have arisen in the ordinary course of business and are now pending against the Company. Such actions are usually for amounts greatly in excess of the payments, if any, that may be required to be made. It is the opinion of management, after reviewing such actions with counsel, that the outcome of any lawsuit or claim which is pending or threatened will not have a material adverse effect on the Company's financial position.

        The Company has received a $1,000 down payment towards the sale of unused property. The buyer has a six-month option to purchase the property for $62,500, which is in excess of the Company's carrying cost of the property. The option has not been exercised as of the date of these financial statements.

        The Subsidiary committed to purchase the convenience store and petroleum facilities located at 2010 West Clay Street, Osceola, Iowa. The Company made a down payment of $55,000 and were committed to a balance of $495,000 due at closing. The sale was completed on January 28, 2004.

        The Casino has made a commitment to replace carpeting. The carpet has been purchased but has not been installed as of December 31, 2003. The work in process is $50,000 and the balance of the commitment is $46,103.

        The Company is subject to various federal and state regulations regarding the care, use and containment of various products, which the company either does or has handled. The Company is contingently liable for any associated costs, which could arise from the handling, use, and containment of these products.

NOTE 15—PRIOR YEAR CONTINGENCIES

        An appeal of property tax values as of January 1, 2000, 2001 and 2002, assessed by the Clarke County, Iowa assessor and affirmed by the Clarke County, Iowa Board of Review was settled in 2002. The settlement resulted in a property tax refund of $238,369 to be deducted over the next three property tax payments starting in 2003. The amount of prepaid property tax was $—0- and $158,913 at December 31, 2003 and December 31, 2002, respectively.

NOTE 16—ACCRUED EXPENSES

        Accrued expenses consist of the following:

	December 31,
			March 31, 2004
	2003	2002
Accrued payroll and related	$671,112	$954,238	$800,817
State gaming tax	626,142	477,145	480,629
Property tax	534,474	504,552	400,856
Other accrued liabilities	519,595	970,508	421,735

Total	$2,351,323	$2,906,443	$2,104,037

NOTE 17—RECLASSIFICATIONS

        Certain prior year amounts have been reclassified to conform to the presentation adopted for 2003. These reclassifications had no effect upon previously reported net income or retained earnings.

NOTE 18—SUBSEQUENT EVENTS (Unaudited)

        On July 20, 2004, the Company entered into a definitive agreement with Herbst Gaming, Inc. to sell the assets of the Company for a cash sales price of approximately $181,519,000. These assets include the Lakeside Casino Resort in Osceola, Iowa, which contains 921 slot machines, 33 table games and an adjacent 60 room all-suite hotel. Closing of the sale of the assets is conditioned upon, among other things, obtaining all applicable governmental approvals, including approvals from the Iowa Racing and Gaming Commission. The Company anticipates that the buyer's application for a gaming license in Iowa will be filed before August 20, 2004 and considered by the respective authorities within nine months thereafter.

This information is an integral part of the accompanying consolidated financial statements.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

        All tendered Series A notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

        Through and including            , 2004, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

HERBST GAMING, INC.

Offer to Exchange

8 1/8 Series B Senior Subordinated Notes due 2012 for Any and All Outstanding
8 1/8% Series A Senior Subordinated Notes due 2012

$160,000,000 Aggregate Principal Amount

PROSPECTUS

                        , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers

        Section 78.7502 of the Nevada Revised Statutes ("NRS") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party in a completed, pending, or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorney's fees, judgments, fines and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful.

        With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Under Section 78.751 of the NRS, unless indemnification is ordered by a court, the determination must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 permits the articles of incorporation or bylaws to provide for payment to an officer or director of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

        Section 78.7502 also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he or she must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

        Herbst Gaming's articles of incorporation and by-laws contain provisions requiring it to indemnify its executive officers and directors to the full extent permitted by the Nevada Revised Statutes.

        The executive employment agreements that Herbst Gaming has entered into with certain of its directors and executive officers provides for indemnification of directors or executive officers, as the case may be, by Herbst Gaming to the fullest extent permitted by Nevada law and additionally permits advancing attorneys' fees and all other reasonable costs and expenses incurred by a director or executive officer generally in connection with the investigation, defense or other participation in any threatened, pending or completed action, suit or proceeding. If it is later determined that the director or executive officer is or was not entitled to indemnification under applicable law, Herbst Gaming is entitled to reimbursement by the director or executive officer.

        To the extent that the board of directors or the stockholders of Herbst Gaming may in the future wish to limit or repeal the ability of Herbst Gaming to indemnify directors and executive officers, such repeal or limitation may not be effective as to directors and executive officers who are currently parties to the executive employment agreements, because their rights to full protection are contractually assured by such agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors and executive officers of Herbst Gaming.

ITEM 21.    Exhibits and Financial Statement Schedules

          (a)   See exhibits listed on the Exhibit Index following the signature page of this registration statement that is incorporated herein by reference.

          (b)   Financial statement schedules are omitted because of the absence of conditions under which they are required or because the required information is provided in the consolidated financial statements or notes thereto.

ITEM 22.    Undertakings

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrants hereby undertake that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 457(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on August 9, 2004.

HERBST GAMING, INC.
By:	/s/ EDWARD J. HERBST Edward J. Herbst Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Herbst and Mary E. Higgins their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements filed by Herbst Gaming, Inc., a Nevada corporation, in which the undersigned holds offices, and any amendments to the registration statements, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents or any of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD J. HERBST Edward J. Herbst	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	August 9, 2004
/s/ MARY E. HIGGINS Mary E. Higgins	Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2004
/s/ TIMOTHY P. HERBST Timothy P. Herbst	Executive Vice President and Director	August 9, 2004
/s/ TROY D. HERBST Troy D. Herbst	Executive Vice President, Secretary, Treasurer and Director	August 9, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on August 9, 2004.

CARDIVAN COMPANY
By:	/s/ EDWARD J. HERBST Edward J. Herbst Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Herbst and Mary E. Higgins their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements filed by Cardivan Company, a Nevada corporation, in which the undersigned holds offices, and any amendments to the registration statements, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents or any of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD J. HERBST Edward J. Herbst	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	August 9, 2004
/s/ MARY E. HIGGINS Mary E. Higgins	Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2004
/s/ TIMOTHY P. HERBST Timothy P. Herbst	Executive Vice President and Director	August 9, 2004
/s/ TROY D. HERBST Troy D. Herbst	Executive Vice President, Secretary, Treasurer and Director	August 9, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on August 9, 2004.

CORRAL COIN, INC.
By:	/s/ EDWARD J. HERBST Edward J. Herbst Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Herbst and Mary E. Higgins their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements filed by Corral Coin, Inc., a Nevada corporation, in which the undersigned holds offices, and any amendments to the registration statements, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents or any of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD J. HERBST Edward J. Herbst	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	August 9, 2004
/s/ MARY E. HIGGINS Mary E. Higgins	Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2004
/s/ TIMOTHY P. HERBST Timothy P. Herbst	Executive Vice President and Director	August 9, 2004
/s/ TROY D. HERBST Troy D. Herbst	Executive Vice President, Secretary, Treasurer and Director	August 9, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on August 9, 2004.

CORRAL COUNTRY COIN, INC.
By:	/s/ EDWARD J. HERBST Edward J. Herbst Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Herbst and Mary E. Higgins their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements filed by Corral Country Coin, Inc., a Nevada corporation, in which the undersigned holds offices, and any amendments to the registration statements, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents or any of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD J. HERBST Edward J. Herbst	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	August 9, 2004
/s/ MARY E. HIGGINS Mary E. Higgins	Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2004
/s/ TIMOTHY P. HERBST Timothy P. Herbst	Executive Vice President and Director	August 9, 2004
/s/ TROY D. HERBST Troy D. Herbst	Executive Vice President, Secretary, Treasurer and Director	August 9, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on August 9, 2004.

E-T-T ENTERPRISES L.L.C.
By:	/s/ EDWARD J. HERBST Edward J. Herbst Managing Member

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Herbst and Mary E. Higgins their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her in his or her name, place and stead, in any and all capacities, to sign any and all registration statements filed by E-T-T Enterprises L.L.C., a Nevada limited-liability company, in which the undersigned holds offices, and any amendments to the registration statements, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents or any of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD J. HERBST Edward J. Herbst	Managing Member (Principal Executive Officer)	August 9, 2004
/s/ MARY E. HIGGINS Mary E. Higgins	Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2004
/s/ TIMOTHY P. HERBST Timothy P. Herbst	Member	August 9, 2004
/s/ TROY D. HERBST Troy D. Herbst	Member	August 9, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on August 9, 2004.

E-T-T, INC.
By:	/s/ EDWARD J. HERBST Edward J. Herbst Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Herbst and Mary E. Higgins their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements filed by E-T-T, Inc., a Nevada corporation, in which the undersigned holds offices, and any amendments to the registration statements, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents or any of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD J. HERBST Edward J. Herbst	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	August 9, 2004
/s/ MARY E. HIGGINS Mary E. Higgins	Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2004
/s/ TIMOTHY P. HERBST Timothy P. Herbst	Executive Vice President and Director	August 9, 2004
/s/ TROY D. HERBST Troy D. Herbst	Executive Vice President, Secretary, Treasurer and Director	August 9, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on August 9, 2004.

FLAMINGO PARADISE GAMING, LLC
By:	/s/ EDWARD J. HERBST Edward J. Herbst Managing Member

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Herbst and Mary E. Higgins their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her in his or her name, place and stead, in any and all capacities, to sign any and all registration statements filed by Flamingo Paradise Gaming, LLC, a Nevada limited-liability company, in which the undersigned holds offices, and any amendments to the registration statements, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents or any of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD J. HERBST Edward J. Herbst	Managing Member (Principal Executive Officer)	August 9, 2004
/s/ MARY E. HIGGINS Mary E. Higgins	Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2004
/s/ TIMOTHY P. HERBST Timothy P. Herbst	Member	August 9, 2004
/s/ TROY D. HERBST Troy D. Herbst	Member	August 9, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on August 9, 2004.

MARKET GAMING, INC.
By:	/s/ EDWARD J. HERBST Edward J. Herbst Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Herbst and Mary E. Higgins their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements filed by Market Gaming, Inc., a Nevada corporation, in which the undersigned holds offices, and any amendments to the registration statements, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents or any of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD J. HERBST Edward J. Herbst	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	August 9, 2004
/s/ MARY E. HIGGINS Mary E. Higgins	Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2004
/s/ TIMOTHY P. HERBST Timothy P. Herbst	Executive Vice President and Director	August 9, 2004
/s/ TROY D. HERBST Troy D. Herbst	Executive Vice President, Secretary, Treasurer and Director	August 9, 2004

EXHIBIT INDEX

Index No.	Description
3.1+	Articles of Incorporation of Herbst Gaming, Inc., filed January 21, 1997.
3.2+	By-laws of Herbst Gaming, Inc., adopted January 21, 1997.
4.1+	Indenture dated as of August 24, 2001 between Herbst Gaming, Inc., certain guarantors and The Bank of New York relating to Series A and Series B 10 3/4% Senior Secured Notes Due 2008.
4.2++	First Supplemental Indenture dated as of August 23, 2002 between Herbst Gaming, Inc., certain guarantors and The Bank of New York.
4.3+++++	Second Supplemental Indenture dated as of January 23, 2003 between Herbst Gaming, Inc., certain guarantors and The Bank of New York.
4.4+++++	Third Supplemental Indenture dated as of February 6, 2003 between Herbst Gaming, Inc., certain guarantors and The Bank of New York.
4.5	Fourth Supplemental Indenture dated as of May 24, 2004 between Herbst Gaming, Inc., certain guarantors and The Bank of New York
4.6+	Form of Herbst Gaming, Inc. 10 3/4% [Series A] [Series B] Senior Secured Notes due 2008 (included as part of the Indenture at Exhibit 4.1).
4.7+	Form of Herbst Gaming, Inc. Regulation S Global Note 10 3/4% [Series A] [Series B] Senior Secured Notes due 2008 (included as part of the Indenture at Exhibit 4.1).
4.8+++++	Form of Herbst Gaming, Inc. 10 3/4% [Series A] [Series B] Senior Secured Notes due 2008 (included as part of Third Supplemental Indenture at Exhibit 4.4).
4.9+++++	Form of Herbst Gaming, Inc. Regulation S Global Note 10 3/4% [Series A] [Series B] Senior Secured Notes due 2008 (included as part of Third Supplemental Indenture at Exhibit 4.4).
4.10	Indenture dated June 11, 2004 by and among Herbst Gaming, Inc., the guarantors identified therein and U.S. Bank National Association.
4.11	Form of Herbst Gaming, Inc. 8 1/8% Senior Subordinated Notes due 2012 (included as part of the Indenture at Exhibit 4.1).
4.12	Form of Herbst Gaming, Inc. Regulation S Temporary Global Note 8 1/8% Senior Subordinated Notes due 2012 (included as part of the Indenture at Exhibit 4.1).
4.13
Registration Rights Agreement dated as of June 11, 2004 by and among Herbst Gaming, Inc., the guarantors identified therein, Lehman Brothers, Inc., Banc of America Securities LLC, Piper Jaffray & Co., Wells Fargo Securities, LLC and Comerica Securities, Inc.
4.14+++	Specimen common stock certificate for the common stock of Herbst Gaming, Inc.
5.1	Opinion of Kummer Kaempfer Bonner & Renshaw
10.1+	Escrow Agreement dated August 24, 2001 among Herbst Gaming, Inc., E-T-T, Inc., Edward Herbst, Timothy Herbst and Troy Herbst and Wilmington FSB, as escrow agent, and The Bank of New York, as trustee.

10.2+	Hazardous Substances Indemnity Agreement dated August 24, 2001 by Herbst Gaming, Inc. and certain guarantors in favor of The Bank of New York, as trustee.
10.3+	Trademark License Agreement dated August 24, 2001 by and between Herbst Gaming, Inc. and Terrible Herbst, Inc.
10.4+	Security Agreement dated August 24, 2001, among Herbst Gaming, Inc., certain guarantors and Bank of New York, as trustee.
10.5++	First Amendment to Security Agreement dated as of August 23, 2002 among Herbst Gaming, Inc. and its subsidiaries and The Bank of New York.
10.6+++++
Second Amendment to Security Agreement dated as of February 6, 2003 among Herbst Gaming, Inc. and its subsidiaries and The Bank of New York (included as part of the Third Supplemental Indenture at Exhibit 4.4).
10.7+	Collateral Assignment of Contracts and Documents dated August 24, 2001by Herbst Gaming, Inc. and certain guarantors in favor of The Bank of New York, as trustee.
10.8+	Pledge and Security Agreement (Herbst Gaming, Inc.) dated August 24, 2001 by Herbst Gaming, Inc. in favor of The Bank of New York, as trustee.
10.9+	Pledge and Security Agreement (E-T-T, Inc.) dated August 24, 2001 by E-T-T, Inc. in favor of The Bank of New York, as trustee.
10.10+	Pledge and Security Agreement (Edward, Tim and Troy Herbst) dated August 24, 2001 by Edward J. Herbst, Timothy P. Herbst, and Troy D. Herbst in favor of The Bank of New York, as trustee.
10.11+
Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (4100 Paradise Road) dated August 24, 2001, and made by Flamingo Paradise Gaming, LLC to National Title Co., as trustee, for the benefit of The Bank of New York, as beneficiary.
10.12++	First Amendment to Deed of Trust dated as of August 23, 2002 among Flamingo Paradise Gaming, LLC and The Bank of New York.
10.13+++++	Second Amendment to Deed of Trust dated as of February 6, 2002 among Flamingo Paradise Gaming, LLC and The Bank of New York (included as part of the Third Supplemental Indenture at Exhibit 4.4).
10.14+
Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (Terrible's Casino & Bowl) dated August 24, 2001, and made by Market Gaming, Inc. to National Title Co., as trustee, for the benefit of The Bank of New York, as beneficiary.
10.15+++++
First Amendment to Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (Terrible's Casino & Bowl) dated February 6, 2003 (included as part of the Third Supplemental Indenture at Exhibit 4.4).
10.16+
Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (5870 S. Homestead Road) dated August 24, 2001, and made by E-T-T Enterprises L.L.C. to National Title Co., as trustee, for the benefit of The Bank of New York, as beneficiary.

10.17+++++
First Amendment to Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (5870 S. Homestead Road) dated February 6, 2003 (included as part of the Third Supplemental Indenture at Exhibit 4.4).
10.18+
Leasehold Deed of Trust, Security Agreement and Fixture Filing (Warehouse Property) dated August 24, 2001, and made by E-T-T Enterprises L.L.C. to National Title Co., as trustee, for the benefit of The Bank of New York, as beneficiary.
10.19+++++	First Amendment to Leasehold Deed of Trust, Security Agreement and Fixture Filing (Warehouse Property) dated February 6, 2003 (included as part of the Third Supplemental Indenture at Exhibit 4.4).
10.20+
Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (Terrible's Casino & Bowl) dated August 24, 2001, and made by Market Gaming, Inc. to National Title Co., as trustee, for the benefit of The Bank of New York, as beneficiary.
10.21+++++
First Amendment to Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (Terrible's Casino & Bowl) dated February 6, 2003 (included as part of the Third Supplemental Indenture at Exhibit 4.4).
10.22+
Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (771 S. Nevada Highway) dated August 24, 2001, and made by E-T-T, Inc. to National Title Co., as trustee, for the benefit of The Bank of New York, as beneficiary.
10.23+++++
First Amendment to Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (771 S. Nevada Highway) dated February 6, 2003 (included as part of the Third Supplemental Indenture at Exhibit 4.4).
10.24+++++
Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (Terrible's Searchlight Casino) dated February 7, 2003, and made by E-T-T, Inc. to National Title Co., as trustee, for the benefit of The Bank of New York, as beneficiary.
10.25*+	Gaming Devices License Agreement dated August 31, 1998 by and between The Vons Companies, Inc. and Market Gaming, Inc.
10.26*+	License Agreement (Gaming Devices) dated September 16, 1998 by and between Albertson's, Inc. and Cardivan Company.
10.27*+	Settlement Agreement dated November 18, 1999 among Cardivan Company, Corral United, Inc., Jackpot Enterprises Inc. and Albertson's Inc.
10.28*+	First Amendment to Settlement Agreement dated December 22, 1999 among Cardivan Company, Corral United, Inc., Jackpot Enterprises Inc. and Albertson's, Inc.
10.29*+	License Agreement dated April 24, 1997 between American Drug Stores, Inc. and Cardivan Company.
10.30*+	License Agreement dated April 24, 1997 between American Drug Stores, Inc. and Corral United, Inc.

10.31*+	Gaming Devices License Agreement dated August 31, 1998 by and between Safeway, Inc. and Market Gaming, Inc.
10.32*+	License Agreement dated March 12, 1999 between Rite Aid Corporation and Cardivan Company.
10.33*+	First Amendment to Cardivan License Agreement dated March 27, 2000 between Rite Aid Corporation and Cardivan Company.
10.34*+	License Agreement dated March 12, 1999 between Rite Aid Corporation and Corral Coin, Inc.
10.35*+	First Amendment to Corral Coin License Agreement dated March 27, 2000 between Rite Aid Corporation and Corral Coin, Inc.
10.36*+	Gaming Devices License Agreement dated December 20, 1999 by and between Terrible Herbst, Inc. and E-T-T, Inc.
10.37+	Amendment to Gaming Device License Agreement dated May , 2001 by and between E-T-T, Inc. and Terrible Herbst, Inc.
10.38*+	Agreement dated May 1, 1998 by and between Kmart Corporation and Cardivan Company.
10.39*+	License Agreement dated April 24, 1997 between Lucky Stores, Inc. and Cardivan Company.
10.40**+++++	Lease and Sublease Agreement dated July 28, 1993, by and between Smith's Food & Drug Centers, Inc. and Anchor Coin, as amended.
10.41+++++	Hold Harmless Agreement dated as of September 2, 1993 executed by Anchor Coin in favor of Smith's Food & Drug Centers, Inc.
10.42**+++++	Letter Agreement and Consent to Assignment dated January 16, 2003.
10.43+	Lease Agreement dated July 1, 1997 by and between The Herbst Family Limited Partnership II and E-T-T Enterprises, L.L.C.
10.44+	Lease Agreement dated July 1, 1996 by and between The Herbst Family Limited Partnership and E-T-T, Inc.
10.45+	Lease extension dated April 30, 2001 between The Herbst Family Limited Partnership and E-T-T, Inc.
10.46+	Lease dated September 3, 1993 between The 1993 Samuel Josephson Revocable Family Trust and Phoenix Associates.
10.47+	Agreement for Sale dated August 1, 1995 between Phoenix Associates and Market Gaming, Inc.
10.48+++++	Lease Agreement dated November 27, 2002 by and between Herbst Grandchildren's Trust and Herbst Gaming, Inc.
10.49+++++	Lease dated June , 2002 by and between Centennial Acquisitions, LLC and Terrible Herbst, Inc.
10.50+++++	Amendment to Lease dated July 30, 2002 by and between Centennial Acquisitions, LLC and Terrible Herbst, Inc.

10.51+++++	Lease Agreement dated July 1, 2002 by and between Terrible Herbst, Inc. and E-T-T, Inc.
10.52+	Employment Agreement with Edward J. Herbst dated August 1, 2001.
10.53+	Employment Agreement with Mary E. Higgins dated August 1, 2001.
10.54+	Form of Executive Compensation and Bonus Plan.
10.55++++	Asset Purchase Agreement between Anchor Coin and Herbst Gaming, Inc., Market Gaming, Inc. and E-T-T, Inc. dated as of November 21, 2002.
10.56++++	First Amendment to Asset Purchase Agreement by and among Anchor Coin and Herbst Gaming, Inc. Market Gaming, Inc. and E-T-T, Inc. dated as of January 14, 2003.
10.57+++++	Code of Ethics
10.58
Purchase Agreement dated as of May 27, 2004 by and among Herbst Gaming, Inc., the guarantors identified therein, Lehman Brothers, Inc., Banc of America Securities LLC, Piper Jaffray & Co., Wells Fargo Securities, LLC and Comerica Securities, Inc.
10.59	Credit Agreement dated as of June 10, 2004 by and among Herbst Gaming, Inc., Bank of America, N.A., as administrative agent and the other lending parties thereto.
10.60	Security Agreement dated as of June 10, 2004 by and among Herbst Gaming, Inc, the grantors identified therein and Bank of America, N.A.
10.61
Deed of Trust with Assignment of Rents, Security Agreement and Fixture Filing (Las Vegas Hotel/Casino Facility) dated June 10, 2004, and made by Flamingo Paradise Gaming, LLC to PRLAP, Inc., as trustee, for the benefit of Bank of America, N.A., as beneficiary.
10.62
Deed of Trust with Assignment of Rents, Security Agreement and Fixture Filing (Henderson Facility) dated June 10, 2004, and made by Market Gaming, Inc. to PRLAP, Inc., as trustee, for the benefit of Bank of America, N.A., as beneficiary.
10.63
Deed of Trust with Assignment of Rents, Security Agreement and Fixture Filing (Terrible's Lakeside Casino) dated June 10, 2004, and made by E-T-T Enterprises L.L.C. to PRLAP, Inc., as trustee, for the benefit of Bank of America, N.A., as beneficiary.
10.64
Leasehold Deed of Trust with Assignment of Rents, Security Agreement and Fixture Filing (Russell Avenue Sublease) dated June 10, 2004, and made by E-T-T, Inc. to PRLAP, Inc., as trustee, for the benefit of Bank of America, N.A., as beneficiary.
10.65
Leasehold Deed of Trust with Assignment of Rents, Security Agreement and Fixture Filing (Russell Avenue Lease) dated June 10, 2004, and made by E-T-T Enterprises L.L.C. to PRLAP, Inc., as trustee, for the benefit of Bank of America, N.A., as beneficiary.

10.66
Leasehold Deed of Trust with Assignment of Rents, Security Agreement and Fixture Filing (Terrible Lakeside Casino) dated June 10, 2004, and made by E-T-T, Inc. to PRLAP, Inc., as trustee, for the benefit of Bank of America, N.A., as beneficiary.
10.67
Leasehold Deed of Trust with Assignment of Rents, Security Agreement and Fixture Filing (Terrible's Town Pahrump) dated June 10, 2004, and made by E-T-T, Inc. to PRLAP, Inc., as trustee, for the benefit of Bank of America, N.A., as beneficiary.
10.68
Leasehold Deed of Trust with Assignment of Rents, Security Agreement and Fixture Filing (Searchlight, Nevada Casino) dated June 10, 2004, and made by E-T-T, Inc. to PRLAP, Inc., as trustee, for the benefit of Bank of America, N.A., as beneficiary.
10.69
Leasehold Deed of Trust with Assignment of Rents, Security Agreement and Fixture Filing (Henderson Facility) dated June 10, 2004, and made by Market Gaming, Inc. to PRLAP, Inc., as trustee, for the benefit of Bank of America, N.A., as beneficiary.
10.70
Leasehold Deed of Trust with Assignment of Rents, Security Agreement and Fixture Filing (Training Center Lease) dated June 10, 2004, and made by Herbst Gaming, Inc. to PRLAP, Inc., as trustee, for the benefit of Bank of America, N.A., as beneficiary.
10.71	Guaranty, dated June 10, 2004, made by Flamingo Paradise Gaming, LLC in favor of Bank of America, N.A., for the benefit each lender party to the Credit Agreement.
10.72	Guaranty, dated June 10, 2004, made by Market Gaming, Inc. in favor of Bank of America, N.A., for the benefit of each lender party to the Credit Agreement.
10.73	Guaranty, dated June 10, 2004, made by E-T-T, Inc. in favor of Bank of America, N.A., for the benefit each lender party to the Credit Agreement.
10.74	Guaranty, dated June 10, 2004, made by E-T-T Enterprises L.L.C. in favor of Bank of America, N.A., for the benefit each lender party to the Credit Agreement.
10.75	Guaranty, dated June 10, 2004, made by Cardivan Company, Corral Coin, Inc., and Corral Country Coin, Inc. in favor of Bank of America, N.A., for the benefit each lender party to the Credit Agreement.
10.76	Form of Term Note, dated June 10, 2004, made by Herbst Gaming, Inc. to lenders with respect to the term commitments under the Credit Agreement.
10.77	Form of Swing Line Note, dated June 10, 2004, made by Herbst Gaming, Inc. to lender with respect to swing line loans made under the Credit Agreement.
10.78	Form of Revolving Note, dated June 10, 2004, made by Herbst Gaming, Inc. to lenders with respect to the revolving commitment under the Credit Agreement.
10.79	Asset Purchase and Sale Agreement, dated July 20, 2004, made by and between Mark Twain Casino, L.L.C. and Herbst Gaming, Inc.
10.80	Deposit Escrow Agreement, dated July 20, 2004, made by and between Mark Twain Casino, L.L.C., Herbst Gaming, Inc. and Lawyers Title of Arizona.

10.81	Asset Purchase and Sale Agreement, dated July 20, 2004, made by and between St. Joseph Riverboat Partners and Herbst Gaming, Inc.
10.82	Deposit Escrow Agreement, dated July 20, 2004, made by and between St. Joseph Riverboat Partners, Herbst Gaming, Inc. and Lawyers Title of Arizona.
10.83	Asset Purchase and Sale Agreement, dated July 20, 2004, made by and between Southern Iowa Gaming Company and Herbst Gaming, Inc.
10.84	Deposit Escrow Agreement, dated July 20, 2004, made by Southern Iowa Gaming Company, Herbst Gaming, Inc. and Lawyers Title of Arizona.
10.85
Form of Indemnity Escrow Agreement, Exhibit E, dated July , 2004, made by and between Southern Iowa Gaming Company, St. Joseph Riverboat Partners, Mark Twain Casino, L.L.C., Herbst Gaming, Inc. and Lawyers Title of Arizona.
12.1++++++	Computation of Ratio of Earnings to Fixed Charges.
21.1+	Subsidiaries of Herbst Gaming, Inc.
23.1	Consent of Deloitte & Touche LLP for Herbst Gaming, Inc.
23.2	Consent of Clifton Gunderson LLP for Mark Twain Casino, L.L.C.
23.3	Consent of Clifton Gunderson LLP for St. Joseph Riverboat Partners
23.4	Consent of Clifton Gunderson LLP for Southern Iowa Gaming Company
23.5	Consent of Kummer Kaempfer Bonner & Renshaw (included in Exhibit 5.1)
99.1	Letter of Transmittal

*
Confidential Treatment for a portion of this document has been granted pursuant to Rule 406 under the Securities Act. The omitted portions have been separately filed with the Commission.

**
Confidential Treatment for a portion of this document has been requested pursuant to Rule 406 under the Securities Act. The omitted portions have been separately filed with the Commission.

+
Incorporated herein by reference from our registration statement on Form S-4 (SEC No. 33-71094), Part II, Item 21.

++
Incorporated herein by reference from our quarterly report on Form 10-Q filed with the SEC on November 14, 2002.

+++
Incorporated herein by reference from our annual report on Form 10-K/A filed with the SEC on April 9, 2002.

++++
Incorporated herein by reference from our current report on Form 8-K filed with the SEC on March 10, 2003.

+++++
Incorporated herein by reference from our annual report on Form 10-K filed with the SEC on March 24, 2003.

++++++
Incorporated herein by reference from our annual report on Form 10-K/A filed with the SEC on May 20,2004.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
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Herbst Gaming, Inc.
Business Strategy
SUMMARY OF THE TERMS OF THE EXCHANGE OFFER
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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2003
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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Herbst Gaming, Inc. Consolidated Balance Sheets (in thousands)
Herbst Gaming, Inc. Consolidated Statements of Operations (in thousands)
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Herbst Gaming, Inc. Consolidated Statements of Cash Flows (in thousands)
Herbst Gaming, Inc. Notes to Consolidated Financial Statements
Selected Quarterly Financial Information (Unaudited) (in thousands)
Independent Auditor's Report
MARK TWAIN CASINO, L.L.C. BALANCE SHEETS
MARK TWAIN CASINO, L.L.C. STATEMENTS OF OPERATIONS
MARK TWAIN CASINO, L.L.C. STATEMENTS OF CHANGES IN MEMBERS' EQUITY Years ended December 31, 2003, 2002 and 2001 and Three months ended March 31, 2004
MARK TWAIN CASINO, L.L.C. STATEMENTS OF CASH FLOWS
MARK TWAIN CASINO, L.L.C. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES December 31, 2003, 2002 and 2001
MARK TWAIN CASINO, L.L.C. NOTES TO FINANCIAL STATEMENTS December 31, 2003, 2002 and 2001
Independent Auditor's Report
ST. JOSEPH RIVERBOAT PARTNERS BALANCE SHEETS ASSETS
ST. JOSEPH RIVERBOAT PARTNERS LIABILITIES AND PARTNERS' EQUITY
ST. JOSEPH RIVERBOAT PARTNERS STATEMENTS OF OPERATIONS
ST. JOSEPH RIVERBOAT PARTNERS STATEMENTS OF PARTNERS' EQUITY Years ended December 31, 2003, 2002 and 2001 and Three months ended March 31, 2004
ST. JOSEPH RIVERBOAT PARTNERS STATEMENTS OF CASH FLOWS
ST. JOSEPH RIVERBOAT PARTNERS NOTES TO FINANCIAL STATEMENTS December 31, 2003, 2002 and 2001
Independent Auditor's Report
SOUTHERN IOWA GAMING COMPANY AND ITS SUBSIDIARY CONSOLIDATED BALANCE SHEETS ASSETS
SOUTHERN IOWA GAMING COMPANY AND ITS SUBSIDIARY LIABILITIES AND SHAREHOLDERS' EQUITY
SOUTHERN IOWA GAMING COMPANY AND ITS SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS
SOUTHERN IOWA GAMING COMPANY AND ITS SUBSIDIARY CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY Years ended December 31, 2003, 2002 and 2001 and Three months ended March 31, 2004
SOUTHERN IOWA GAMING COMPANY AND ITS SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS
SOUTHERN IOWA GAMING COMPANY AND ITS SUBSIDIARY SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES December 31, 2003, 2002 and 2001
SOUTHERN IOWA GAMING COMPANY AND ITS SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003, 2002 AND 2001
Table of Contents
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX